UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sonic Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies:

As of October 17, 2018, (A) 35,687,663 shares of common stock were issued and outstanding (excluding 82,621,442 shares held by Sonic Corp. in treasury), (B) 1,982,503 shares of common stock were issuable upon exercise of outstanding Sonic stock options with exercise prices below the per share merger consideration of $43.50 and (C) 82,653 shares of common stock were underlying outstanding restricted stock unit awards.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of: (A) 35,687,663 shares of common stock (excluding 82,621,442 shares held by Sonic Corp. in treasury) multiplied by the per share merger consideration of $43.50, (B) 1,982,503 shares of common stock issuable upon exercise of outstanding Sonic stock options with exercise prices below the per share merger consideration of $43.50, multiplied by $19.13, which is the excess of the per share merger consideration over the weighted average exercise price of $24.37 per share and (C) 82,653 shares of common stock underlying outstanding restricted stock unit awards multiplied by the per share merger consideration of $43.50.

	(4)	Proposed maximum aggregate value of transaction: $1,593,934,027.50

	(5)	Total fee paid: 0.0001212 x $1,593,934,027.50 = $193,184.80

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[●], 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Sonic Corp. (which we refer to as “Sonic” or the “Company”), to be held on [●], 2018, at [time], in the Sonic Building at 300 Johnny Bench Drive in Oklahoma City, Oklahoma.

At the special meeting, you will be asked to consider and vote upon (1) a proposal to adopt the Agreement and Plan of Merger, dated as of September 24, 2018 (which we refer to as the “merger agreement”), among Inspire Brands, Inc. (which we refer to as “Inspire”), SSK Merger Sub, Inc. (which we refer to as “Merger Sub”), which is a direct wholly owned subsidiary of Inspire, and Sonic, pursuant to which Merger Sub will merge with and into Sonic (which we refer to as the “merger”), and Sonic will become a wholly owned subsidiary of Inspire, (2) a non-binding advisory proposal to approve specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement and (3) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $43.50 in cash, without interest and less applicable withholding taxes, for each share of Sonic common stock you own (unless you have properly exercised your appraisal rights with respect to such shares).

The Sonic board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Sonic and its stockholders, and declared it advisable to enter into the merger agreement and authorized and approved the execution, delivery and performance by Sonic of the merger agreement and the consummation of the transactions contemplated by the merger agreement. The Sonic board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Sonic board of directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Sonic from documents we file with the Securities and Exchange Commission (which we refer to as the “SEC”) from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of Sonic common stock issued and outstanding and entitled to vote thereon. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the internet or by telephone or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in street name, the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of Sonic common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (888) 750-5834 toll-free.

Thank you for your support of Sonic.

Sincerely,

Clifford Hudson

Chairman and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2018 and, together with the enclosed form of proxy card, is first being mailed to stockholders of record of Sonic on or about [●], 2018.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Sonic Corp. (which we refer to as “Sonic” or the “Company”), is to be held on [●], 2018, at [time], in the Sonic Building at 300 Johnny Bench Drive in Oklahoma City, Oklahoma, to consider and vote upon the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of September 24, 2018 (which we refer to as the “merger agreement”), among Inspire Brands, Inc. (which we refer to as “Inspire”), SSK Merger Sub, Inc. (which we refer to as “Merger Sub”) and Sonic, pursuant to which Merger Sub will merge with and into Sonic (which we refer to as the “merger”), and Sonic will become a wholly owned subsidiary of Inspire;

2.

to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement; and

3.

to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Sonic common stock entitled to vote thereon.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy or voting instructions by telephone or the internet prior to the special meeting to ensure that your shares of Sonic common stock will be represented and voted at the special meeting if you are unable to attend.

For Sonic to consummate the merger, stockholders holding a majority of the shares of Sonic common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. Failure to submit a signed proxy card, grant a proxy by phone or the internet or to vote in person by ballot at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the special meeting, the merger agreement and the merger, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Sonic common stock that are present or represented by proxy at the special meeting and entitled to vote thereon, so long as a quorum is present. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal, so long as a quorum is otherwise present.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Sonic common stock that are present or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Only stockholders of record as of the close of business on [●], 2018 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located in the Sonic Building at 300 Johnny Bench Drive in Oklahoma City, Oklahoma during regular business hours for a period of at least ten (10) days before the special meeting and at the place of the special meeting during the meeting.

The Sonic board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

By Order of the Board of Directors,

Carolyn C. Cummins

Vice President and Corporate Secretary

[●], 2018

Oklahoma City, Oklahoma

i

ii

SUMMARY

This Summary, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the additional documents referred to in this proxy statement for a more complete understanding of the matters being considered at the special meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. This proxy statement is dated [●], 2018 and is first being mailed to stockholders of record on or about [●], 2018.

In this proxy statement, the terms “Sonic,” the “Company,” “we,” “us” and “our” refer to Sonic Corp. and, where appropriate, its subsidiaries. We refer to Inspire Brands, Inc. as “Inspire” and SSK Merger Sub, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into Sonic, with Sonic continuing as the surviving corporation and becoming a wholly owned subsidiary of Inspire, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 24, 2018, as it may be amended from time to time, by and among Sonic, Inspire and Merger Sub, a copy of which is included as Annex A to this proxy statement.     Sonic, following the consummation of the merger, is sometimes referred to as the “surviving corporation.”

Parties Involved in the Merger (page 29)

Sonic Corp.

Sonic Corp. (which we refer to as “Sonic,” the “Company,” “we,” “us,” or “our”) is the nation’s largest drive-in restaurant chain serving approximately 3 million customers every day. Ninety-five percent of Sonic’s more than 3,600 drive-ins are owned by local business men and women. For 65 years, Sonic has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Our principal executive offices are located at 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, and our telephone number is (405) 225-5000.

Sonic is a Delaware corporation and Sonic common stock, par value $0.01 per share (which we refer to as “Sonic common stock”), trades on the Nasdaq Stock Market (which we refer to as the “Nasdaq”), under the symbol “SONC.”

Additional information about Sonic is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 110 of this proxy statement.

Inspire Brands, Inc.

Inspire Brands, Inc. (which we refer to as “Inspire”) is a multi-brand restaurant company whose portfolio includes more than 4,700 Arby’s, Buffalo Wild Wings and Rusty Taco locations worldwide. Inspire, a Delaware corporation, is majority-owned by funds managed by Roark and was founded in 2018. Inspire’s principal executive offices are located at 1155 Perimeter Center West, Atlanta, Georgia 30338. Inspire’s telephone number is (678) 514-4100.

Additional information about Inspire can be found at www.InspireBrands.com. The information provided on or accessible through Inspire’s website is not part of or incorporated by reference in this proxy statement.

SSK Merger Sub, Inc.

SSK Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Inspire (which we refer to as “Merger Sub”), was formed by Inspire solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Sonic and will cease to exist. Merger Sub’s principal executive offices are located at 1155 Perimeter Center West, Atlanta, Georgia 30338. Its telephone number is (678) 514-4100.

Roark Capital Management LLC

Roark Capital Management LLC (which we refer to as “Roark”) is not a party to the merger agreement, but certain funds managed by Roark (which we refer to collectively as the “Roark funds”), have committed to capitalize Inspire with up to approximately $1.635 billion of equity financing in connection with the merger pursuant to equity commitment letters (which we refer to as the “equity commitment letters”).

Since Roark’s inception, affiliates of Roark have invested in 65 franchise/multi-unit brands, which collectively generate $32 billion in annual system revenues from 32,000 locations in 50 states and 81 countries. Roark’s and the Roark funds’ principal executive offices are located at 1180 Peachtree St NE, Suite 2500, Atlanta, Georgia 30309. Their telephone number is (404) 591-5200.

Additional information about Roark can be found at www.roarkcapital.com. The information provided on or accessible through Roark’s website is not part of or incorporated by reference in this proxy statement.

The Merger (page 29)

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of September 24, 2018, among Inspire, Merger Sub and Sonic. Pursuant to the merger agreement, Merger Sub will merge with and into Sonic (which we refer to as the “merger”) and Sonic will become a wholly owned subsidiary of Inspire. If the merger is completed, you will be entitled to receive $43.50 in cash, without interest and less applicable withholding taxes, for each share of Sonic common stock you own (unless you have properly exercised your appraisal rights with respect to such shares).

The Special Meeting (page 24)

The special meeting will be held on [●], 2018, at [time], in the Sonic Building at 300 Johnny Bench Drive in Oklahoma City, Oklahoma.

Record Date and Quorum (page 24)

Only individuals who were Sonic stockholders of record as of the close of business on [•] (which we refer to as the “record date”) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of Sonic common stock issued and outstanding at the close of business on the record date will constitute a quorum, permitting Sonic to conduct its business at the special meeting.

Required Vote (page 25)

Holders of Sonic common stock are entitled to one vote on each proposal submitted to a vote at the special meeting for each share of Sonic common stock they own at the close of business on the record date.

For Sonic to complete the merger, stockholders holding a majority of the shares of Sonic common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Sonic common stock or an abstention from voting for the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee, and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For stockholders to approve, on a non-binding advisory basis, the proposal regarding specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement, stockholders holding a majority of the shares of Sonic common stock, present or represented by proxy at the special meeting and entitled to vote thereon, at which a quorum is present, must vote “FOR” the proposal to approve, on a non-binding advisory basis, the specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement. An abstention from voting for the proposal to approve, on a non-binding advisory basis, the specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal, so long as a quorum is otherwise present.

For stockholders to adjourn the special meeting, stockholders holding a majority of the shares of Sonic common stock, present or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present, must vote “FOR” the proposal to adjourn the special meeting. An abstention from voting on the proposal to adjourn the special meeting will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

As of the record date, there were [●] shares of Sonic common stock issued and outstanding.

We currently expect that Sonic’s directors and executive officers will vote their shares of Sonic common stock, representing approximately [●]% of the issued and outstanding shares of Sonic common stock, in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

How to Vote Your Shares

If you are a stockholder of record, you may vote your shares using one of the four (4) methods described below.

•	in person at the special meeting;

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If your shares are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares in person at the special meeting, you should contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the special meeting in order to vote. If you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote.

Closing of the Merger (page 74)

The merger agreement provides that the closing of the merger will take place on the later of the second (2) business day after the satisfaction of, or, to the extent permissible by law, waiver of the conditions to closing (other than conditions that by their nature are to be satisfied at the closing, subject to their satisfaction or, to the extent permitted by law, waiver at the closing) and December 21, 2018, subject to certain rights of either Sonic or Inspire to postpone the closing specified in the merger agreement. The merger will become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date and time as may be agreed to in writing by the parties and set forth in the certificate of merger (which date and time, in either case, we refer to as the “effective time”). The date on which the closing occurs is sometimes referred to as the “closing date.”

Conditions to the Merger (page 91)

The following are some of the conditions that must be satisfied or, if permissible by law, waived before each party is required to consummate the merger, in each case as more fully described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 91:

•

no governmental authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the merger;

•	the affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock to adopt the merger agreement shall have been obtained;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), shall have expired or been terminated;

•

the accuracy of the representations and warranties of Sonic, on the one hand, and Inspire and Merger Sub, on the other hand, in the merger agreement, subject in some instances to materiality, material adverse effect or other qualifiers, as of September 24, 2018 and as of the closing date;

•

the performance of or compliance with, in all material respects by, Sonic, on the one hand, and Inspire and Merger Sub, on the other hand, of their respective covenants, agreements and obligations required to be performed or complied with by them under the merger agreement on or prior to the closing date; and

•	since the date of the merger agreement, no “material adverse effect” with respect to Sonic shall have occurred and be continuing on the closing date.

Recommendation of the Sonic Board of Directors and Reasons for the Merger (page 43)

The Sonic board of directors unanimously recommends that Sonic stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other proposals to be considered at the special meeting. For a description of the reasons considered by the Sonic board of directors in deciding to recommend the adoption of the merger agreement, see the section entitled “The Merger (Proposal 1)—Recommendation of the Sonic Board of Directors and Reasons for the Merger” beginning on page 43 of this proxy statement.

Opinion of Sonic’s Financial Advisor (page 47)

The Sonic board of directors retained Guggenheim Securities, LLC (which we refer to as “Guggenheim Securities”) as its financial advisor in connection with (i) Sonic’s preparations for, evaluation of and response to any potential, proposed or actual stockholder activist campaign vis-à-vis Sonic and (ii) the potential sale of or another extraordinary corporate transaction involving Sonic. Guggenheim Securities delivered an opinion to the Sonic board of directors to the effect that, as of September 24, 2018 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to holders of shares of Sonic common stock (excluding holders of shares held in the treasury of Sonic or owned by any direct or indirect wholly owned subsidiary of Sonic and each share owned by Merger Sub, Inspire or any direct or indirect wholly owned subsidiary of Inspire immediately prior to the effective time that will automatically be cancelled without any conversion, payment or distribution made with respect thereto (which such shares we refer to as the “excluded shares”) and Roark and its affiliates and portfolio companies). The full text of Guggenheim Securities’ written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Sonic board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Sonic board of directors with respect to the merger, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any holder of shares of Sonic common stock as to how to vote or act in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be paid to holders of shares of Sonic common stock (excluding holders of excluded shares and Roark and its affiliates and portfolio companies) and does not address any other term, aspect or implication of the merger (including, without limitation, the form or structure of the merger), the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For a description of the opinion that the Sonic board of directors received from Guggenheim Securities, see “The Merger (Proposal 1)—Opinion of Sonic’s Financial Advisor—Detailed Disclosure” beginning on page 47 of this proxy statement.

Treatment of Sonic’s Equity Awards (page 76)

The merger agreement provides that, at the effective time:

•

each option to purchase shares of Sonic common stock (which we refer to as a “Sonic stock option”) that is outstanding and unexercised as of immediately prior to the effective time, whether or not vested or exercisable, will become fully vested and exercisable and will be cancelled as of the effective time in exchange for the right to receive, immediately after the effective time and in no event later than five (5) days after the effective time, an amount in cash equal to the product of (i) the excess, if any, of $43.50 over the applicable exercise price per share of such Sonic stock option and (ii) the aggregate number of shares issuable upon exercise of such Sonic stock option. All such payments will be subject to all applicable tax withholding requirements. Each Sonic stock option that has an exercise price per share that is equal to or greater than $43.50 per share will be cancelled as of the effective date without payment of any cash consideration; and

•

each time-based restricted stock unit award of Sonic (which we refer to as a “restricted stock unit”) that is outstanding immediately prior to the effective time (whether vested or unvested) will become fully vested as of the effective time and will be cancelled in exchange for the right to receive, immediately after the effective time and in no event later than five (5) days after the effective time, an amount in cash equal to the product of the number of shares of Sonic common stock underlying such restricted stock unit, multiplied by $43.50, without interest and subject to all applicable tax withholding requirements.

Together, the Sonic stock options and restricted stock units are referred to herein as the “Sonic stock awards.”

Interests of Sonic’s Directors and Executive Officers in the Merger (page 59)

The directors and executive officers of Sonic have interests in the merger that may be different from, or in addition to, the interests of Sonic stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement. The Sonic board of directors was aware of these interests prior to the execution of the merger agreement and considered them, among other matters, in approving the merger agreement and in determining to recommend that the stockholders adopt the merger agreement. These interests may include the following, among others:

•	the accelerated vesting, cancellation and cash-out of Sonic stock awards;

•

the entitlement of the executive officers to receive, upon a qualifying termination within one year of the completion of the merger, payment of prorated long-term and short-term cash annual incentive bonuses for the year in which the qualifying termination occurs;

•	the entitlement of the executive officers to receive severance benefits under their respective employment agreements upon a qualifying termination of employment following the completion of the merger;

•

the entitlement of the executive officers to receive a lump sum payment of their accounts pursuant to the terms of Sonic’s non-qualified deferred compensation plan within thirty (30) days following the completion of the merger;

•

with respect to outstanding long-term cash incentive awards, adjustments to existing performance goals for all performance periods containing fiscal years that are expected to be incomplete as of the effective time; and

•	continuation of indemnification, directors’ and officers’ liability insurance and other employee benefits to be provided by the surviving corporation.

Financing (page 67)

The Roark funds collectively have agreed to capitalize Inspire with equity financing of up to approximately $1.635 billion for purposes of consummation of the merger pursuant to equity commitment letters entered into between the Roark funds and Inspire (as further described in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 67 of this proxy statement). The merger is not conditioned upon receipt of financing by Inspire.

Material U.S. Federal Income Tax Consequences of the Merger (page 68)

The exchange of shares of Sonic common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Sonic stockholder that is a U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68 of this proxy statement) will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in the shares of Sonic common stock exchanged therefor. With respect to a Sonic stockholder that is a non-U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68 of this proxy statement), the exchange of shares of Sonic common stock for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States. Backup withholding may apply to the cash payment made pursuant to the merger unless the Sonic stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9 or IRS Form W-8 or applicable successor form).

Each Sonic stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68 of this proxy statement and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Regulatory Clearances (page 71)

Under the merger agreement, the merger cannot be completed until any applicable waiting period under the HSR Act has expired or been terminated. On October 15, 2018, Sonic and Inspire each received notice that the U.S. Federal Trade Commission (which we refer to as the “FTC”) granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period under the HSR Act in respect of the merger has been satisfied.

Appraisal Rights (page 104)

Under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), Sonic stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Sonic before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement.

De-listing and De-registration of Sonic Common Stock (page 71)

If the merger is completed, Sonic common stock will be de-listed from the Nasdaq and de-registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

No Solicitation; Acquisition Proposals (page 82)

Except as expressly permitted by the merger agreement, Sonic has agreed that it will, and will cause its subsidiaries and will instruct, and use its reasonable best efforts to cause, its and its subsidiaries’ respective officers, directors, employees, financial advisors, accountants, consultants, legal counsel, agents and other representatives and advisors (which we refer to as “representatives”) to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquirer or its representatives with respect to an acquisition proposal (as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals” beginning on page 82 of this proxy statement), and will promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives. In addition, Sonic has agreed that it and its subsidiaries will not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any standstill provisions (including provisions that restrict or prohibit the purchase of shares of Sonic common stock) of any confidentiality agreement (or any similar agreement) to which Sonic or any of its subsidiaries is a party relating to an acquisition proposal, subject to certain exceptions specified in the merger agreement.

Except as expressly permitted by the merger agreement, during the period between September 24, 2018 and the effective time, Sonic has agreed that neither it nor any Sonic subsidiary will, and Sonic will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of, any acquisition proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal, except to notify such person of the existence of the relevant provision in the merger agreement, or (iii) except for an acceptable confidentiality agreement, enter into any acquisition agreement (as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—The Sonic Board Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 84 of this proxy statement).

Under the merger agreement, generally, the Sonic board of directors may not (i) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Inspire or Merger Sub), the board recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any acquisition proposal; (iii) fail to include the board recommendation in this proxy statement; (iv) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such offer; or (v) if an acquisition proposal (other than described in the previous clause (iv)) has been publicly announced or disclosed, fail to reaffirm the board recommendation upon the written request of Inspire within ten (10) business days after such written request (any action in the foregoing clauses (i) through (v), we refer to as an “adverse recommendation change”).

However, prior to the receipt of Sonic stockholder approval, the Sonic board of directors, in certain circumstances and subject to certain limitations set forth in the merger agreement, may (i) make an adverse recommendation change or terminate the merger agreement in connection with a superior proposal and (ii) make an adverse recommendation change in connection with an intervening event that was not known to or reasonably foreseeable to the Sonic board of directors as of September 24, 2018, unrelated to any acquisition proposal, in each case, as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—The Sonic Board Recommendation; Adverse Recommendation Change; Fiduciary Exception” beginning on page 84 of this proxy statement and, in each case, subject to specified notice obligations to Inspire and specified obligations to negotiate and consider in good faith any modifications proposed by Inspire to the merger agreement, as more fully described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals—Notice of Acquisition Proposal—The Sonic Board Recommendation; Adverse Recommendation Change; Fiduciary Exception—Intervening Event.”

Termination (page 93)

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of each of Sonic and Inspire;

•	by either Sonic or Inspire if:

•

any governmental authority of competent jurisdiction sitting in the United States has enacted, issued, promulgated, enforced or entered any law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger and such law or order has become final and nonappealable. However, the party seeking to terminate the merger agreement can only terminate if it has not breached in any material respect its obligations regarding obtaining regulatory approval in a manner that has primarily caused such law or order to be enacted, issued, promulgated, enforced or entered;

•	the merger agreement fails to receive the affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock at the special meeting (or at the final adjournment thereof);

•

the effective time of the merger has not occurred on or before February 25, 2019 (which we refer to as the “outside date”). However, Sonic or Inspire will have the right, exercisable by written notice to the other party, to extend the outside date to March 25, 2019 under the following circumstances: (i) if on February 25, 2019, all conditions to Sonic’s obligation to consummate the merger (in the case of Inspire’s right) and all conditions to Inspire’s obligation to consummate the merger (in the case of Sonic’s right) have been satisfied other than (A) those by their terms that are not contemplated to be satisfied until the closing date and (B) the condition relating to the absence of legal restraints or the condition relating to the expiration or termination of the waiting period under the HSR Act; or (ii) if on February 25, 2019, all of the representations and warranties of the Company are accurate (subject, to the extent applicable, to “materiality,” “material adverse effect” or other qualifiers) other than the representation relating to the securitization agreement and the absence of a securitization adverse event if such inaccuracy results solely from a specified default. In addition, the right to terminate the merger agreement under this provision will not be available to either Sonic or Inspire if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in the merger agreement primarily caused or resulted in the failure of the effective time to occur on or before such date;

•	by Inspire if:

•

the Sonic board of directors has effected an adverse recommendation change, but Inspire will not have the right to terminate the merger agreement under this provision if the approval of Sonic stockholders has been obtained;

•

any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Sonic set forth in the merger agreement has occurred that (A) would cause any of the conditions of Inspire’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured prior to the outside date. However, Inspire and Merger Sub will not have the right to terminate the merger agreement pursuant to this provision if Inspire or Merger Sub are then in material breach of the merger agreement;

•	by Sonic if:

•

the Sonic board of directors determines to enter into an acquisition agreement with respect to a superior proposal, so long as (A) prior to, or concurrently with, such termination Sonic pays the termination fee (as described below) and (B) Sonic concurrently enters into such acquisition agreement. However, Sonic will not have the right to terminate the merger agreement pursuant to this provision if the approval of Sonic stockholders has been obtained; or

•

any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Inspire or Merger Sub set forth in the merger agreement has occurred that (A) would cause any of the conditions of Sonic’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured prior to the outside date. However, Sonic will not have the right to terminate the merger agreement pursuant to this provision if Sonic is then in material breach of the merger agreement.

Termination Fee (page 94)

If the merger agreement is terminated in specified circumstances, Sonic will be required to pay Inspire a termination fee of $47,736,000, which we refer to as the “termination fee.”

Sonic will be required to pay Inspire the termination fee if the merger agreement is terminated:

•	by Sonic in order to accept a superior proposal;

•	by Inspire if the Sonic board of directors effects an adverse recommendation change (unless the Sonic stockholders have already approved the merger);

•

by either Inspire or Sonic if Sonic fails to obtain the necessary approval from the Sonic stockholders, if, prior to the time the Sonic stockholders vote on the merger (but after September 24, 2018), an acquisition proposal has been publicly made or becomes publicly known, and not publicly withdrawn, and Sonic thereafter consummates, or enters into a definitive agreement providing for, an acquisition transaction within twelve (12) months of the termination of the merger agreement; or

•

by Inspire or Sonic because the outside date has been reached without the special meeting being held and prior to such termination (but after September 24, 2018) an acquisition proposal has been made to the Sonic board of directors or becomes publicly known, and is not withdrawn, and Sonic later consummates, or enters into a definitive agreement providing for, an acquisition transaction within twelve (12) months of the termination.

The termination fee is payable prior to or concurrently with termination of the merger agreement in the event that Sonic terminates the merger agreement in order to accept a superior proposal, and, in all other cases, within two (2) business days after the date of the event giving rise to the obligation to pay the termination fee.

Expenses (page 95)

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Limitations on Remedies (page 95)

In the event that Inspire and Merger Sub fail to consummate the merger as and when required under the merger agreement, or otherwise breach the merger agreement (whether willfully, intentionally, unintentionally or otherwise), the remedies available to Sonic are limited to the following:

•

order of specific performance enforcing the terms of the merger agreement and the equity commitment letters (as further described below and in the section entitled “The Merger Agreement–Specific Performance” beginning on page 96 of this proxy statement); or

•

monetary damages. However, monetary damages are only available to Sonic if the merger agreement is terminated under certain specified circumstances and only to the extent that Inspire or Merger Sub has committed fraud or a willful and material breach of the merger agreement; provided that monetary damages are limited, in the aggregate, to $103,429,028 (which we refer to as the “cap”).

Specific Performance (page 96)

Each of the parties is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or

(ii) an injunction restraining any such breach or threatened breach. Furthermore, Sonic is entitled to enforce specifically the terms of the equity commitment letters, pursuant to which the Roark funds are required to provide to Inspire funds in an amount sufficient to consummate the merger.

Notwithstanding the above paragraph, Sonic is only entitled to enforce specifically the equity commitment letters or cause Inspire or Merger Sub to consummate the merger if (i) all of the mutual conditions to consummate the merger and the conditions to the obligations of Inspire and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when closing would have occurred but for the failure of the equity commitment to be funded or the failure of Inspire and Merger Sub to consummate the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time); (ii) Sonic confirms to Inspire in writing its intent to proceed with consummation of the merger if specific performance is granted and the equity commitment is funded; and (iii) Inspire and Merger Sub have failed to consummate the merger by the time required under the merger agreement.

Litigation Relating to the Merger (page 72)

No litigation relating to the merger was pending as of the time of filing this proxy statement.

Market Price of Sonic Common Stock and Dividend Data (page 101)

Sonic common stock is listed on the Nasdaq under the symbol “SONC.” The closing sale price of Sonic common stock on September 24, 2018, the last trading day prior to the execution of the merger agreement, was $36.61 per share. On [●], 2018, the most recent practicable date before the filing of this proxy statement, the closing price of Sonic common stock was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

The following table sets forth during the periods indicated the high and low sale prices of Sonic common stock as reported on the Nasdaq, and the cash dividends declared per share for the periods indicated:

	Market Price				Dividend Declared
Quarter	High		Low
Q1 FY 2016		$29.99		$22.72		$0.11
Q2 FY 2016		$33.18		$24.91		$0.11
Q3 FY 2016		$36.34		$28.80		$0.11
Q4 FY 2016		$30.905		$26.17		$0.11
Q1 FY 2017		$28.87		$21.12		$0.14
Q2 FY 2017		$28.60		$24.57		$0.14
Q3 FY 2017		$29.435		$22.50		$0.14
Q4 FY 2017		$30.05		$22.66		$0.14
Q1 FY 2018		$27.00		$22.11		$0.16
Q2 FY 2018		$29.62		$23.22		$0.16
Q3 FY 2018		$27.52		$23.51		$0.16
Q4 FY 2018		$37.44		$24.29		$0.16
Q1 FY 2019(1)	$	[●]	$	[●]	$	[●]	(2)

(1)	Provided through [●], 2018.

(2)

Under the terms of the merger agreement, from the date of the merger agreement until the effective time, Sonic is not permitted to declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except as specified in the merger agreement (as further described below in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 80 of this proxy statement).

Following the merger, there will be no further market for Sonic common stock and we anticipate that our common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act. As a result, following the merger and such de-registration, we would no longer file periodic reports with the SEC.

For a more complete description, please see the section entitled “Market Prices and Dividend Data” beginning on page 101 of this proxy statement.

* * *

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you as a Sonic stockholder. Please refer to the section entitled “Summary” preceding this section and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully.

Q:	Why am I receiving this proxy statement?

A: On September 24, 2018, Sonic entered into the merger agreement providing for the merger of Merger Sub with and into Sonic, with Sonic surviving the merger as a wholly owned subsidiary of Inspire. You are receiving this proxy statement in connection with the solicitation of proxies in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting.

Q:	What is the proposed transaction?

A: The proposed transaction is the acquisition of Sonic by Inspire through the merger of Merger Sub with and into Sonic pursuant to the merger agreement. Following the effective time, Sonic will be privately held as a wholly owned subsidiary of Inspire, and you will no longer own shares of Sonic common stock and instead will have only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A: If the merger is completed, you will be entitled to receive $43.50 in cash for each share of Sonic common stock you own, without interest and less applicable withholding taxes. For example, if you own 100 shares of Sonic common stock, you will be entitled to receive $4,350.00 in cash, without interest and less applicable withholding taxes. After the effective time, you will no longer have any rights as a Sonic stockholder other than the right to receive the merger consideration.

Q:	What is included in these materials?

A: These materials include:

•	this proxy statement for the special meeting;

•	a proxy card or voting instruction form (enclosed with this proxy statement);

•	a copy of the merger agreement (attached as Annex A to this proxy statement);

•	the written opinion of Guggenheim Securities, LLC (attached as Annex B to this proxy statement); and

•	the full text of Section 262 of the DGCL (attached as Annex C to this proxy statement).

Q:	Where and when is the special meeting?

A: The special meeting will take place on [●], 2018, at [time], in the Sonic Building at 300 Johnny Bench Drive in Oklahoma City, Oklahoma.

Q:	What proposals will be voted on at the special meeting?

A: There are three (3) proposals scheduled to be voted on at the special meeting:

•	to adopt the merger agreement;

•

to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement; and

•

to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q:	What is the Sonic board of directors’ voting recommendation?

A: The Sonic board of directors recommends that you vote your shares:

•	“FOR” the proposal to adopt the merger agreement;

•

“FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement; and

•

“FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

For a discussion of the factors that the Sonic board of directors considered in determining to approve the execution and delivery of the merger agreement by Sonic and to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1)—Recommendation of the Sonic Board of Directors and Reasons for the Merger.” In addition, in considering the recommendation of the Sonic board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Sonic stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger.”

Q:	Who is entitled to vote at the special meeting?

A: All shares owned by you as of the record date, which is the close of business on [•], 2018, may be voted by you. You may cast one vote per share of Sonic common stock that you held on the record date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held through a broker, bank or other nominee for you as the beneficial owner.

On the record date, there were [●] shares of Sonic common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Our stockholders may hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with Sonic’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by Sonic. As the stockholder of record, you have the right to vote in person at the special meeting, grant your voting proxy directly to certain officers of Sonic or to appoint a representative of your choosing to attend the special meeting and vote on your behalf by granting such person a “legal proxy.”

•

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the special meeting, or you may contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card to authorize you to vote your shares in person at the special meeting.

Q:	What must I do if I want to attend the special meeting in person?

A: Only individuals who were Sonic stockholders as of the record date and their authorized representatives may attend the special meeting. Proof of ownership of Sonic common stock (which may be the appearance of such stockholder’s name on Sonic’s stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. If you are a beneficial owner of shares held in street name and wish to vote in person at the special meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the special meeting. Please contact your broker, bank or other nominee for instructions regarding obtaining a “legal proxy.” No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	If I am a stockholder of record of Sonic shares, how do I vote?

A: If you are a stockholder of record, there are four (4) ways you can vote:

•	in person at the special meeting;

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A: If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If your shares are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares in person at the special meeting, you should contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the special meeting in order to vote. Please note that if you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker, bank or other nominee.

Q:	Will my shares of Sonic common stock held in street name or another form of record ownership be combined for voting purposes with shares I hold of record?

A: No. Because any shares of Sonic common stock you may hold in street name will be deemed to be held by a different stockholder of record than any shares of Sonic common stock you hold of record, any shares of Sonic common stock held in street name will not be combined for voting purposes with shares of Sonic common stock you hold of record. Similarly, if you own shares of Sonic common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card or vote separately by telephone or internet with respect to those shares of Sonic common stock because they are held in a different form of record ownership. Shares of Sonic common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Sonic common stock held in an individual retirement account must be voted under the rules governing such account.

Q:	What is the quorum requirement for the special meeting?

A: A quorum is necessary to hold a valid meeting. A quorum exists if the holders of a majority of the shares of Sonic common stock issued and outstanding and entitled to vote at the special meeting are present in person or represented by proxy. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What happens if I do not give specific voting instructions?

A: Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Sonic board of directors on all matters presented in this proxy statement.

Beneficial Owner. If you are a beneficial owner of shares held in street name, under applicable stock exchange rules the broker, bank or other nominee that holds your shares may generally vote on routine proposals but cannot vote without instructions on non-routine matters unless they have discretionary authority. None of the proposals to be voted on at the special meeting are considered routine proposals. As a result, if the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares, a “broker non-vote” will occur. Therefore, we urge you to give voting instructions to your broker. Shares represented by such “broker non-votes” will not be counted as present or represented by proxy in determining whether there is a quorum and will be ignored for purposes of determining the outcome of the non-binding advisory vote on specified compensation, so long as a quorum is otherwise present. A “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the voting requirement to approve the proposal to adopt the merger agreement?

A: Adoption of the merger agreement requires stockholders holding a majority of the shares of Sonic common stock issued and outstanding at the close of business on the record date and entitled to vote thereon to vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Sonic common stock or an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the voting requirement to approve the proposal regarding specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger?

A: The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement requires stockholders holding a majority of the shares of Sonic common stock which are present or represented by proxy at the special meeting and entitled to vote thereon, so long as a quorum is present, to vote “FOR” the proposal. An abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but, so long as a quorum is otherwise present at the special meeting, will have no effect on this proposal.

Q:	What is the voting requirement to approve the proposal to adjourn the special meeting?

A: The approval to adjourn the special meeting requires stockholders holding a majority of the shares of Sonic common stock, present or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present, to vote “FOR” the proposal. An abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Q:	How do Sonic’s directors and executive officers intend to vote?

A: We currently expect that Sonic’s directors and executive officers will vote their shares of Sonic common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Q:	What effects will the merger have on Sonic and its common stock?

A: Sonic common stock is currently registered under the Exchange Act, and is listed on the Nasdaq under the symbol “SONC.” At the effective time, Merger Sub will merge with and into Sonic, with Sonic continuing as the surviving corporation and as a wholly owned subsidiary of Inspire. As a result of the merger, Sonic will cease to be a publicly traded company. Following the consummation of the merger, Sonic common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act.

Q:	When is the merger expected to be completed?

A: We and Inspire are working toward completing the merger as quickly as possible. We cannot be certain when or if the conditions to the merger will be satisfied (or, to the extent permitted, waived). The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Sonic stockholders. Assuming the timely satisfaction of the conditions to closing, and although there can be no assurance, the parties hope to complete the merger in December, 2018.

Q:	What happens if the merger is not completed?

A: If the merger agreement is not adopted by Sonic stockholders, or if the merger is not completed for any other reason, the Sonic stockholders will not receive any payment for their shares of Sonic common stock in connection with the merger. Except in certain circumstances where Sonic has entered into an alternative transaction to the merger, Sonic would remain a public company, and shares of Sonic common stock would continue to be registered under the Exchange Act, as well as listed and traded on the Nasdaq. In the event that the merger agreement is terminated, then, in certain specified circumstances, a termination fee of $47,736,000 will be due and payable by Sonic to Inspire. See the section entitled “The Merger Agreement—Termination” beginning on page 93 of this proxy statement.

Q:

What will happen if stockholders do not approve, on a non-binding advisory basis, the proposal on specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement?

A: The inclusion of this proposal is required by the SEC rules. However, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote and will not be binding on Sonic or Inspire. If the merger agreement is adopted by Sonic stockholders and the merger is completed, the merger-related compensation may be paid to Sonic’s named executive officers even if stockholders fail to approve this proposal.

Q:	Can I revoke my proxy or change my vote?

A: Yes. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	providing a written notice of revocation that is received before the special meeting by the Corporate Secretary at Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104;

•	delivering a valid, later-dated proxy either by telephone or online;

•	completing, signing, dating and returning a new proxy card by mail to Sonic before the special meeting (our last delivery before the meeting begins will be counted); or

•	attending the special meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Sonic, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Sonic before the special meeting.

If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining a “legal proxy” or broker’s proxy card from your broker, bank or other nominee that holds the shares of record and voting your shares in person at the special meeting.

Q:	What happens if I do not vote or if I abstain from voting on the proposal to adopt the merger agreement? On the other proposals?

A: The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of Sonic common stock issued and outstanding, not just the shares that are voted. Failure to submit a signed proxy card, grant a proxy by phone or the internet or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the special meeting, the merger agreement and the merger, please review this proxy statement and the copy of the merger agreement attached as Annex A thereto.

The requisite number of shares to approve the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement is a majority of the shares of Sonic common stock issued and outstanding and that are present or represented at the special meeting, so long as a quorum is present at the special meeting. A quorum is a majority of the shares of Sonic common stock issued and outstanding. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal, so long as a quorum is otherwise present.

The requisite number of shares to approve the proposal to adjourn the special meeting is a majority of shares of Sonic common stock issued and outstanding and that are present or represented at the special meeting, whether or not a quorum is present. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Only shares of common stock that are issued and outstanding as of the record date are eligible to be voted on each of the three (3) proposals and will be counted for purposes of determining whether a quorum is present.

Q:	What happens if I sell my shares of Sonic common stock before completion of the merger?

A: In order to receive the merger consideration, you must hold your shares of Sonic common stock through completion of the merger. Consequently, if you transfer your shares of Sonic common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is [●], 2018. If you transfer your shares of Sonic common stock after the record date but before the closing of the merger, unless you have granted a “legal proxy” to the purchaser as part of the transfer, you will have the right to vote at the special meeting although you will have transferred your right to receive the merger consideration in the merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A: No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Sonic common stock evidenced by stock certificates for the merger consideration. If your shares of Sonic common stock are held in street name by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your street name shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificates are, how will I get the merger consideration for my shares?

A: If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Sonic common stock?

A: Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Sonic before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to comply exactly with the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights” beginning on page 76 of this proxy statement. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Sonic common stock for the merger consideration pursuant to the merger?

A: The exchange of shares of Sonic common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Sonic stockholder that is a U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68 of this proxy statement) will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in the shares of Sonic common stock exchanged therefor. With respect to a Sonic stockholder that is a non-U.S. holder (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68 of this proxy statement), the exchange of shares of Sonic common stock for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States. Backup withholding may apply to the cash payment made pursuant to the merger unless the Sonic stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9 or IRS Form W-8 or applicable successor form).

Each Sonic stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 68 of this proxy statement and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Q:	What does it mean if I get more than one proxy card?

A: If your shares of Sonic common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction form. Please complete and return all of the proxy cards or voting instructions forms you receive (or submit each of your proxies or voting instructions forms by telephone or the internet, if available to you) to ensure that all of your shares of Sonic common stock are voted.

Q:	How many copies should I receive if I share an address with another stockholder?

A: Some banks, brokers and other nominees may participate in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that a single set of our proxy materials, containing a single copy of this proxy statement but multiple proxy cards or voting instruction forms, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy materials to you if you write or call Innisfree M&A Incorporated by phone, toll-free at (888) 750-5834, or in writing at 501 Madison Avenue, 20th Floor, New York, NY 10022. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting Sonic at the address or phone number set forth in the prior sentence.

Q:	Who will count the votes?

A: The votes will be counted by one or more inspectors of election appointed for the special meeting.

Q:	Who will solicit and bear the cost of soliciting votes for the special meeting?

A: Sonic will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Sonic has engaged Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the Sonic special meeting. Sonic estimates that it will pay Innisfree a fee of approximately $25,000, plus reimbursement of certain expenses. In addition, Sonic may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Sonic common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where can I find the voting results of the special meeting?

A: Sonic will announce preliminary voting results at the special meeting and publish preliminary, or final results if available, in a current report on Form 8-K filed with the SEC within four (4) business days after the special meeting.

Q:	Where can I find more information about Sonic?

A: You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page 110 of this proxy statement.

Q:	Who can help answer my other questions?

A: If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitor and information agent for Sonic in connection with the merger.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. Forward-looking statements include statements concerning business strategy, plans and prospects, among other things, including anticipated trends and developments in and management plans for our business and the markets in which we operate. In some cases, you can identify these statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. All forward-looking statements included in this proxy statement are based upon information available to us as of the filing date of this proxy statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in Sonic’s annual report on Form 10-K for the year ended August 31, 2017, under the heading “Risk Factors,” as updated from time to time by Sonic’s quarterly reports on Form 10-Q and other documents of Sonic on file or in this proxy statement filed with the SEC by Sonic, and the following factors:

•

the risk that the merger may not be consummated in a timely manner, if at all, including (i) due to Inspire’s deliberate breach; (ii) due to the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement giving Sonic the right to collect damages, but such damages being limited by the cap; (iii) due to a material adverse effect on Sonic; and (iv) in circumstances in which specific performance to force the closing of the merger is not available;

•	the risk that the merger agreement may be terminated in circumstances that require Sonic to pay Inspire a termination fee of $47,736,000;

•	risks related to the diversion of management’s attention from Sonic’s ongoing business operations;

•	the effect of the announcement of the merger on Sonic’s business relationships (including, without limitation, franchisees, customers and suppliers), operating results and business generally;

•	risks that conditions to the consummation of the merger are not satisfied, including, without limitation, the receipt of approval from Sonic stockholders;

•	the effects of limitations that the merger agreement places on our ability to operate our business, return capital to stockholders or engage in an alternate transaction;

•	the conditions of the capital markets during the period covered by the forward-looking statements;

•	risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	risk that our stock price may decline significantly if the merger is not completed;

•

risks related to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies or competitive development;

•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others; and

•	that Sonic stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of Sonic’s current strategy as an independent company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see “Where You Can Find Additional Information” beginning on page 110 of this proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to Sonic stockholders as part of the solicitation of proxies by the Sonic board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides Sonic stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Sonic board of directors for use at the special meeting to be held on [●], 2018, at [time], in the Sonic Building at 300 Johnny Bench Drive in Oklahoma City, Oklahoma or at any adjournment or postponement thereof.

Only individuals who were Sonic stockholders as of the record date and their authorized representatives may attend the special meeting. Proof of ownership of Sonic common stock (which may be the appearance of such stockholder’s name on Sonic’s stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. If you are a beneficial owner of shares held in street name and wish to vote in person at the special meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the special meeting. Please contact your broker, bank or other nominee for instructions regarding obtaining a “legal proxy.” No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement” beginning on page 73 of this proxy statement.

In addition, our stockholders are being asked to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement, the value of which is disclosed in the table entitled “Golden Parachute Compensation” and the notes accompanying that table in the section entitled “Advisory Vote on Specified Compensation (Proposal 2)” beginning on page 97 of this proxy statement.

Our stockholders are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders of record on or about [●], 2018.

Record Date and Quorum

The holders of record of Sonic common stock as of the close of business on [●], 2018, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [●] shares of Sonic common stock were issued and outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of record of a majority of Sonic common stock issued and outstanding and entitled to vote at the close of business on the record date will constitute a quorum, permitting Sonic to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting. “Broker non-votes,” described below under the sub-heading “Providing Voting Instructions by Proxy—Shares of Sonic Common Stock Held in Street Name,” will not be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting.

Required Vote

Holders of Sonic common stock are entitled to one vote on each proposal submitted to a vote at the special meeting for each share of Sonic common stock they own at the close of business on the record date. On the record date, there were [●] shares of Sonic common stock issued and outstanding.

For Sonic to complete the merger, stockholders holding a majority of the shares of Sonic common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Sonic common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement requires the affirmative vote of stockholders holding a majority of the issued and outstanding shares of Sonic common stock which are present or represented at the special meeting and entitled to vote thereon, so long as a quorum is present. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal, so long as a quorum is otherwise present.

The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Sonic common stock which are present or represented at the special meeting and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on this proposal.

Voting by Sonic’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Sonic were entitled to vote [●] shares of Sonic common stock, or approximately [●]% of the shares of Sonic common stock issued and outstanding on that date. We currently expect that Sonic’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and in favor of the other proposals to be considered at the special meeting, although they have no obligation to do so.

Attendance; Voting; Proxies; Revocation

Attendance

All holders of shares of Sonic common stock as of the close of business on the record date, including stockholders of record and beneficial owners of Sonic common stock registered in the street name of a broker, bank or other nominee, are invited to attend the special meeting. Proof of ownership of Sonic common stock (which may be the appearance of such stockholder’s name on Sonic’s stockholder list as of the record date), along with valid photo identification (such as a driver’s license or passport), must be presented to be admitted to the special meeting. If you hold your shares in street name, you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are a beneficial owner of shares held in street name and wish to vote in person at the special meeting, you must obtain a “legal proxy” or broker’s proxy card from your broker, bank or other nominee. A “legal proxy” is a written document that will authorize you to vote your shares held in street name at the special meeting. Please contact your broker, bank or other nominee for instructions regarding obtaining a “legal proxy.”

Providing Voting Instructions by Proxy

To ensure that your shares of Sonic common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Sonic Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

If you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Sonic board of directors on all matters presented in this proxy statement. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of Sonic common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement, will have no effect on the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement, so long as a quorum is otherwise present, and will have no effect on the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Shares of Sonic Common Stock Held in Street Name

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to vote your shares. You must follow the instructions of your bank, broker or other nominee in order for your shares of Sonic common stock to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks, brokers and other nominees. If your shares are not registered in your own name but are held through your bank, broker or other nominee and you plan to vote your shares in person at the special meeting, you should contact your bank, broker or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the special meeting in order to vote.

In accordance with the rules of the Nasdaq, brokers, banks and other nominees that hold shares of Sonic common stock in street name for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the non-binding advisory proposal to approve specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement, or the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect (x) so long as a quorum is otherwise present, on the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement or (y) on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate. Thus, for shares of Sonic common stock held in street name, only shares of Sonic common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	providing a written notice of revocation that is received before the special meeting by the Corporate Secretary at Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104;

•	delivering a valid, later-dated proxy either by telephone or online;

•	completing, signing, dating and returning a new proxy card by mail to Sonic before the special meeting (our last delivery before the meeting begins will be counted); or

•	attending the special meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Sonic, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Sonic before the special meeting.

If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining a legal proxy from your broker, bank or other nominee and voting your shares in person at the special meeting.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included as shares of Sonic common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the respective proposal to adopt the merger agreement, to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement and to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Adjournments or Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including for the purpose of soliciting a sufficient number of proxies in favor of the proposal to adopt the merger agreement for such proposal to receive Sonic stockholder approval. In the event that a sufficient number of shares of Sonic common stock is present or represented, in person or by proxy, and voted in favor of the proposal to adopt the merger agreement at the special meeting such that Sonic stockholder approval shall have been obtained, Sonic does not anticipate that it will adjourn or postpone the special meeting.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the votes cast in respect of issued and outstanding shares of Sonic common stock that are present in person or represented by proxy at the special meeting and entitled to vote at the special meeting or as otherwise permitted by law, whether or not a quorum is present. Any adjournment or postponement of the special meeting will allow Sonic stockholders who have already sent in their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.

Solicitation of Proxies

We are paying the cost for the preparation, printing and distribution of the proxy materials. We may use the services of our directors, officers and employees, without additional compensation, to solicit proxies. We will reimburse any holder of record for its reasonable expenses incurred in completing the mailing of stockholder requested proxy materials to the beneficial owners of our voting common stock. Sonic has engaged Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the special meeting. Sonic estimates that it will pay Innisfree a fee of approximately $25,000, plus reimbursement of certain expenses. In addition, Sonic may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Sonic common stock for their expenses in forwarding solicitation material to such beneficial owners.

Householding

We are permitted to send a single set of proxy materials to stockholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact the Corporate Secretary at Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104. Such requests by street name holders should be made through their broker, bank or other nominee.

Other Information

You should not return your stock certificate or send documents representing Sonic common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal and related materials and instructions for exchanging your shares of Sonic common stock.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Parties Involved in the Merger

Sonic Corp.

Sonic is the nation’s largest drive-in restaurant chain serving approximately 3 million customers every day. Ninety-five percent of Sonic’s more than 3,600 drive-ins are owned by local business men and women. For 65 years, Sonic has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Sonic’s principal executive offices are located at 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, and our telephone number is (405) 225-5000.

Sonic is a Delaware corporation and Sonic common stock, par value $0.01 per share, trades on the Nasdaq under the symbol “SONC.”

Additional information about Sonic is contained in our public filings, which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 110 of this proxy statement.

Inspire Brands, Inc.

Inspire is a multi-brand restaurant company whose portfolio includes more than 4,700 Arby’s, Buffalo Wild Wings and Rusty Taco locations worldwide. Inspire, a Delaware corporation, is majority-owned by funds managed by Roark and was founded in 2018. Inspire’s principal executive offices are located at 1155 Perimeter Center West, Atlanta, Georgia 30338. Inspire’s telephone number is (678) 514-4100.

Additional information about Inspire can be found at www.InspireBrands.com. The information provided on or accessible through Inspire’s website is not part of or incorporated by reference in this proxy statement.

SSK Merger Sub, Inc.

Merger Sub, a Delaware corporation and a direct wholly owned subsidiary of Inspire, was formed by Inspire solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Sonic and will cease to exist. Merger Sub’s principal executive offices are located at 1155 Perimeter Center West, Atlanta, Georgia 30338. Its telephone number is (678) 514-4100.

Roark Capital Management LLC

Roark is not a party to the merger agreement, but the Roark funds have committed to capitalize Inspire with up to approximately $1.635 billion of equity financing in connection with the merger pursuant to equity commitment letters.

Since Roark’s inception, affiliates of Roark have invested in 65 franchise/multi-unit brands, which collectively generate $32 billion in annual system revenues from 32,000 locations in 50 states and 81 countries. Roark’s and the Roark funds’ principal executive offices are located at 1180 Peachtree St NE, Suite 2500, Atlanta, Georgia 30309. Their telephone number is (404) 591-5200.

Additional information about Roark can be found at www.roarkcapital.com. The information provided on or accessible through Roark’s website is not part of or incorporated by reference in this proxy statement.

Certain Effects of the Merger

If the merger agreement is adopted by Sonic stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will merge with and into Sonic, with Sonic being the surviving corporation in the merger.

Upon the consummation of the merger, each share of Sonic common stock issued and outstanding immediately prior to the effective time (other than shares owned or held in treasury by Sonic or any direct or indirect wholly owned subsidiary of Sonic or shares owned by Inspire or any direct or indirect wholly owned subsidiary of Inspire (including Merger Sub), which in each case will be cancelled for no consideration, and other than shares with respect to which the stockholder has properly exercised its appraisal rights) will be cancelled and converted into the right to receive $43.50 in cash, without interest and less applicable withholding taxes.

Sonic common stock is currently registered under the Exchange Act and is listed on the Nasdaq under the symbol “SONC.” As a result of the merger, Sonic will cease to be a publicly traded company and will be a wholly owned subsidiary of Inspire. Following the consummation of the merger, Sonic common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

The Sonic board of directors and Sonic management regularly review and assess Sonic’s performance, risks, opportunities and strategy, including reviews of developments in the quick service restaurant (which we refer to as “QSR”) industry and opportunities to increase stockholder value. These reviews have included, from time to time, potential strategic alternatives and other enhancements to Sonic’s business plan. As part of their ongoing evaluation of Sonic’s business, the Sonic board of directors and Sonic management regularly communicate with and consider the views of stockholders.

On December 14, 2017, at an in-person meeting in Memphis, Tennessee, representatives of Southeastern Asset Management, Inc. (which we refer to as “Southeastern”), which at the time owned approximately 16.0% of the outstanding Sonic common stock, informed J. Clifford Hudson, Chairman of the Board and Chief Executive Officer of Sonic, and Claudia San Pedro, President of Sonic, that Southeastern expected to file an amendment with the SEC to change its Schedule 13G filing with respect to Sonic into a Schedule 13D filing. The representatives of Southeastern informed Mr. Hudson that Southeastern thought highly of Sonic’s management team but felt that the filing change would give it the flexibility to have more direct conversations with Sonic and other Sonic stockholders to discuss Sonic’s valuation and strategic matters.

On December 18, 2017, the Sonic board of directors held a telephonic meeting, with certain members of management also in attendance. In addition, the Sonic board of directors invited Guggenheim Securities and Sonic’s outside counsel, Shearman & Sterling LLP (which we refer to as “Shearman & Sterling”), to attend. Sonic was familiar with Guggenheim Securities based on its work on Sonic’s securitization facilities as well as general financial advisory work for Sonic and selected Guggenheim Securities to participate based on its reputation as an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the restaurant industry. Sonic had also worked with the senior member of the Guggenheim Securities team advising Sonic for at least twenty years on various financial advisory matters. During the meeting, management reviewed the financial performance of Sonic. In addition, Mr. Hudson reviewed with the Sonic board of directors his discussions with Southeastern. Representatives of Guggenheim Securities provided information on Southeastern’s history of engagement with companies with respect to which it had filed a Schedule 13D with the SEC. As part of the discussion, representatives of Shearman & Sterling explained the general purpose of a Schedule 13D filing and reviewed with the Sonic board of directors its role and fiduciary duties with respect to such matters.

On December 18, 2017, Southeastern filed a Schedule 13D with the SEC. On the date immediately preceding such filing, Sonic’s stock price had closed at $28.24. In its filing, Southeastern indicated that it was switching from filing on Schedule 13G to Schedule 13D in order to have more direct conversations with Sonic and other Sonic stockholders about the pace of share repurchases by Sonic and other strategic matters. Southeastern noted that while it was supportive of the course that Sonic was pursuing, it felt that the filing change would give it the flexibility to discuss opportunities to maximize Sonic’s long-term value per share.

On the afternoon of January 4, 2018, after the close of trading on the Nasdaq, Sonic issued a press release announcing, among other items, certain preliminary financial results for its first quarter ended November 30, 2017. On January 5, 2018, Sonic’s stock price closed at $28.03.

On January 5, 2018, Mr. Hudson and Ms. San Pedro had a telephone call with representatives of Southeastern to discuss Sonic’s strategy and performance. During this conversation, the representatives of Southeastern informed Mr. Hudson and Ms. San Pedro that Southeastern believed that current market conditions were such that Sonic could likely obtain an attractive valuation from a financial or strategic acquirer in connection with a potential acquisition of Sonic. In addition, the representatives of Southeastern requested that Sonic retain a financial advisor to confidentially approach a small number of potential acquirers to test Sonic’s value. The Southeastern representatives also indicated they were willing to enter into a confidentiality agreement with Sonic to discuss any strategic alternatives process that Sonic undertook.

On January 12, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Shearman & Sterling. During the meeting, the Sonic board of directors reviewed, among other things, the discussions that Mr. Hudson had with Southeastern. Representatives of Shearman & Sterling reviewed the terms of a potential confidentiality agreement that could be proposed to Southeastern, including the standstill provisions contained therein. After discussion, the Sonic board of directors directed management to pursue entering into a confidentiality agreement with Southeastern consistent with the terms reviewed with the Sonic board of directors. In addition, at the meeting the Sonic board of directors discussed the proposed structure of a securitization transaction being undertaken by Sonic.

On January 16, 2018, Paige S. Bass, Senior Vice President and General Counsel of Sonic, delivered to Southeastern a copy of the proposed confidentiality agreement.

From January 17 through 26, 2018, Ms. Bass corresponded with legal counsel for Southeastern regarding the terms of the proposed confidentiality agreement.

On January 29, 2018, in a discussion between Mr. Hudson and a representative of Southeastern, the representative of Southeastern indicated it had decided to defer entering into a confidentiality agreement and that Southeastern did not require any confidential information.

On January 30, 2018 and January 31, 2018, a regularly scheduled meeting of the Sonic board of directors was held. In attendance were members of management and representatives of Guggenheim Securities, while representatives of Shearman & Sterling participated in a portion of the meeting by telephone. Members of the Sonic board of directors had been provided with a set of meeting materials, including a financial analysis prepared by Guggenheim Securities. At the meeting, Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties and management provided an update to Sonic’s five-year projections, and representatives of Guggenheim Securities reviewed certain financial analyses of Sonic. Management of Sonic also updated the Sonic board of directors on recent discussions with Southeastern and its decision not to enter into a confidentiality agreement with Sonic. As part of the discussion, the Sonic board of directors reviewed Sonic’s performance and strategy, discussed the execution risks inherent in Sonic’s business plan and Sonic’s continued

operation as an independent, publicly traded company and discussed whether to engage in a parallel potential strategic alternatives process in response to Southeastern’s comments. Representatives of Guggenheim Securities and management also discussed a securitization financing that Sonic had recently priced. In addition, the Sonic board of directors requested that Guggenheim Securities perform additional financial analysis on Sonic. At this meeting, the senior member of the Guggenheim Securities team advising Sonic reminded the Sonic board of directors that he was, and since 2008, had been, a Sonic franchisee. The Sonic board of directors considered the disclosures in detail and, in light of the disclosures, discussed (without Guggenheim Securities present) whether to retain additional financial advisors. It was the consensus of the Sonic board of directors that the benefit of the experience provided by Guggenheim Securities and the knowledge it had of Sonic favored Guggenheim Securities remaining as sole financial advisor to Sonic, and that the relationship the senior member of the Guggenheim Securities team had with Sonic would not impair Guggenheim Securities’ ability to provide impartial advice to Sonic.

On February 1, 2018, Sonic announced that certain of its subsidiaries had completed a private securitization transaction to partially refinance their existing securitization debt. Sonic raised $170 million pursuant to the securitization financing.

On February 2 and 7, 2018, Mr. Hudson and Ms. San Pedro had telephone calls with representatives of Southeastern, during which Sonic’s financial performance was discussed and Southeastern reiterated its desire for Sonic to consider strategic alternatives. Mr. Hudson reminded the representatives of Southeastern that, in the absence of a confidentiality agreement between Southeastern and Sonic, he was not at liberty to discuss that topic.

On February 23, 2018, Mr. Horsch and Ms. San Pedro held an in-person meeting with another significant stockholder at the Sonic corporate offices in Oklahoma City, Oklahoma. A representative of the stockholder advised Ms. San Pedro that, if within two quarters Sonic was not able to improve performance, the stockholder would expect Sonic to consider any strategic actions that could create stockholder value, including the potential sale of Sonic.

Later on February 23, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties. In addition, the Sonic board of directors reviewed three additional forecast cases for the five-year projections prepared by management, and representatives of Guggenheim Securities presented various financial analyses regarding Sonic. At the meeting, the Sonic board of directors reviewed the discussions that management had with Southeastern and Southeastern’s desire for Sonic to consider strategic alternatives as well as the comments provided earlier in the day by an additional significant stockholder. The Sonic board of directors then discussed certain considerations with respect to determining whether to undertake a potential strategic alternatives process in response to stockholder comments in parallel with Sonic’s efforts to execute its business plan and to continue to operate as an independent, publicly traded company, and the potential timeline of any such process. As part of this discussion, representatives of Guggenheim Securities discussed certain potential acquirers of Sonic, both strategic and financial acquirers, that could be approached as part of any potential strategic alternatives process. Following discussions, the Sonic board of directors determined that Sonic should defer any decision on a potential acquisition of Sonic and consider revisiting such determination at later meetings of the Sonic board of directors. The Sonic board of directors also reviewed the terms of a potential engagement letter with Guggenheim Securities and approved the terms of the potential engagement.

Pursuant to a letter agreement dated February 26, 2018, Sonic formally engaged Guggenheim Securities to act as its financial advisor in connection with, among other things, preparing for, evaluating and responding to any potential stockholder activist campaign and any potential sale of Sonic, with the success fee, if any, left open for future agreement.

On March 8, 2018, Neal Aronson, Managing Partner of Roark and Chairman of Inspire, contacted Mr. Hudson to request a meeting. Mr. Aronson indicated that the purpose of such meeting was introductory only and that funds managed by Roark owned a number of QSR restaurant brands. Mr. Hudson responded by suggesting that such a meeting might be possible, but deferring it to a later date.

On March 16, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties. In addition, the Sonic board of directors reviewed an additional forecast case for the five-year projections prepared by management, and representatives of Guggenheim Securities presented various financial analyses regarding Sonic. At the meeting, the Sonic board of directors reviewed the discussions that management had with Southeastern as well as another significant stockholder. In addition, Mr. Hudson noted to the Sonic board of directors that he had been contacted by Mr. Aronson. The Sonic board of directors indicated that Mr. Hudson should meet with Mr. Aronson. The Sonic board of directors then discussed certain considerations with respect to determining whether to undertake a potential strategic alternatives process in response to stockholder comments in parallel with Sonic’s efforts to execute its business plan and to continue to operate as an independent, publicly traded company, and the potential timeline of any potential strategic alternatives process. As part of this discussion, representatives of Guggenheim Securities discussed certain potential strategic and financial acquirers of Sonic that could be approached as part of any potential strategic alternatives process. In addition, it was noted that the financial performance of Sonic might improve in the near term and that if a process was commenced, it might benefit from waiting to demonstrate to potential acquirers the improved financial performance. It was also noted that improved financial performance would benefit Sonic’s efforts to continue operations as an independent, publicly traded company. Representatives of Shearman & Sterling then discussed several features of a confidentiality agreement proposed to be used in any such process, including the “standstill” provisions and limitations placed on a potential bidder from sharing confidential information with its representatives. The Sonic board of directors indicated their desire that potential bidders not be able to share such information with financing sources at that time. Representatives of Shearman & Sterling also discussed certain takeover defenses available to Sonic. Following discussions, the Sonic board of directors determined that Sonic should defer any decision on a potential acquisition of Sonic but requested that Guggenheim Securities work with management to begin preparing materials to be used in any process approved by the Sonic board of directors, including a confidential information memorandum describing Sonic. In addition, the Sonic board of directors requested that Shearman & Sterling prepare a draft stockholders rights plan for it to consider at its next meeting.

On the afternoon of March 27, 2018, after the close of trading on the Nasdaq, Sonic issued a press release announcing, among other items, certain preliminary financial results for its second quarter ended February 28, 2018. On March 28, 2018, Sonic’s stock price closed at $25.24.

On March 28, 2018, Mr. Hudson and Corey R. Horsch, Vice President, Chief Financial Officer and Treasurer of Sonic, had a telephone call with a representative of Southeastern following Sonic’s second quarter earnings release. During this conversation, Mr. Hudson and Mr. Horsch discussed Sonic’s earnings with the representative of Southeastern.

On April 11, 2018 and April 12, 2018, the Sonic board of directors held an in-person meeting. In attendance were members of management, while representatives of Guggenheim Securities and representatives of Shearman & Sterling participated in portions of the meeting by telephone. During the meeting, management updated the Sonic board of directors on Sonic’s financial performance. The Sonic board of directors then reviewed the discussions that management had with Southeastern as well as the comments previously received from another significant stockholder. The Sonic board of directors then discussed certain considerations with respect to determining whether to undertake a potential strategic alternatives process in response to stockholder comments in parallel with Sonic’s efforts to execute its business plan and to continue to operate as an independent, publicly traded company. Representatives of Guggenheim Securities discussed certain potential strategic and financial acquirers of Sonic that could be approached as part of any strategic alternatives process. As part of the discussion, the

Sonic board of directors noted that any such process should proceed confidentially out of concern that, among other things, the uncertainty created by a public process could adversely impact Sonic’s ability to execute its business plan. As a result, the Sonic board of directors determined that, should it initiate a process, only a select group of potential interested parties should be invited to participate. Management noted that the financial performance of Sonic was improving and that if a process were commenced, it might benefit from the improved financial performance. In addition, the Sonic board of directors discussed the impact of improved financial performance on the prospects of Sonic continuing as an independent, publicly traded company. Following discussions, the Sonic board of directors determined that Sonic should defer any decision on a potential acquisition of Sonic but requested that Guggenheim Securities continue to work with management to prepare materials to be used in any process approved by the Sonic board of directors. Representatives of Shearman & Sterling then presented and discussed a draft stockholders rights plan for the Sonic board of directors to consider, including discussing how such a plan works, its features and its key elements. Representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in connection with adopting any such plan. The Sonic board of directors took no action to adopt a stockholders rights plan at the meeting.

On April 23, 2018, Mr. Hudson had an in-person meeting with Mr. Aronson of Roark. At the meeting, Mr. Aronson described Roark’s business and assets, with particular emphasis on its managed funds’ investments in the QSR and related industries, including Inspire. He also emphasized Roark’s long-term investment horizon. He indicated that Roark was interested in exploring a potential acquisition of Sonic. Mr. Hudson indicated to Mr. Aronson that he would share Roark’s interest with the Sonic board of directors.

On May 1, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties. Mr. Hudson discussed with the Sonic board of directors his meeting with Mr. Aronson. Representatives of Guggenheim Securities discussed with the Sonic board of directors the potential timeline of a potential strategic alternatives process. The Sonic board of directors then discussed certain considerations with respect to determining whether to undertake a potential strategic alternatives process in response to Southeastern’s comments in parallel with Sonic’s efforts to execute its business plan and to continue to operate as an independent, publicly traded company, including the recent improved financial performance of Sonic. In addition, representatives of Guggenheim Securities discussed with the Sonic board of directors a list of potential acquirers of Sonic and their likely interest in participating in such a process. At the conclusion of the meeting, the Sonic board of directors determined that Sonic should commence the strategic alternatives process in order to determine whether an alternative to Sonic remaining an independent company would be in the best interests of Sonic and its stockholders and directed Guggenheim Securities to initiate contact with ten potential acquirers of Sonic on that list, including five financial sponsors and five potential strategic acquirers. For this purpose, Guggenheim Securities was directed to invite Roark, but not Inspire, to participate in the process. Guggenheim Securities reminded the Sonic board of directors that, during the past two years, Guggenheim Securities had been engaged by eight of the ten potential acquirers to provide financial advisory, capital markets and/or other investment banking services in connection with matters unrelated to the strategic alternatives process. The Sonic board of directors considered the disclosures in detail and, in light of the disclosures, discussed (without Guggenheim Securities present) whether to retain additional financial advisors. It was the consensus of the Sonic board of directors that the benefit of the experience provided by Guggenheim Securities and the knowledge it had of Sonic favored Guggenheim Securities remaining as sole financial advisor to Sonic, and that the relationships Guggenheim Securities had with potential acquirers would not impair Guggenheim Securities’ ability to provide impartial advice to Sonic.

During May 2018, representatives of Guggenheim Securities contacted each of the ten potential acquirers approved by the Sonic board of directors. Of the ten potential acquirers contacted, all five of the financial sponsors, including Roark, indicated that they were interested in participating in the strategic alternatives process, while the five strategic acquirers decided not to participate in the strategic alternatives process. Roark noted that it would be interested in exploring an acquisition of Sonic through Inspire. Sonic distributed forms of confidentiality agreements to each of the five potential acquirers that had indicated an interest in participating in the strategic alternatives process, each of which included standstill provisions preventing the interested party from making an unsolicited proposal to acquire Sonic and limited their ability to provide confidential information to potential financing sources, and commenced negotiating those agreements.

On May 14, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties, management updated the Sonic board of directors on Sonic’s five-year projections by presenting an additional case for the Sonic board of directors to consider, and representatives of Guggenheim Securities presented various financial analyses regarding Sonic. Representatives of Guggenheim Securities updated the Sonic board of directors on the status of contacts made by representatives of Guggenheim Securities in connection with the strategic alternatives process and responses received. Representatives of Guggenheim Securities noted that Roark had indicated that it wished to have Inspire participate in the due diligence process. Representatives of Guggenheim Securities described Inspire to the Sonic board of directors. The Sonic board of directors and management discussed their concerns about confidentiality and sharing competitively sensitive information with Inspire. The Sonic board of directors also considered the risk that Roark might not participate in the process if Inspire could not participate. The Sonic board of directors concluded that Inspire would not be permitted to be part of the due diligence process at such time. Representatives of Guggenheim Securities further discussed the strategic alternatives process to be conducted in parallel with Sonic’s efforts to execute its business plan and to continue to operate as an independent, publicly traded company, including the expected timeline and noted that potential acquirers would receive a confidential information memorandum after entering into a confidentiality agreement.

On June 5, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties, management updated the Sonic board of directors on Sonic’s financial performance and execution of its business plan, and representatives of Guggenheim Securities and Shearman & Sterling discussed the status of negotiations regarding the confidentiality agreements with potential acquirers. Representatives of Shearman & Sterling discussed certain aspects of the confidentiality agreements, including the terms of the standstill provisions contained therein. Representatives of Guggenheim Securities discussed the timing of providing “data room” access to potential acquirers and management meetings. Representatives of Guggenheim Securities also reviewed with the Sonic board of directors certain investment banking and other relationships Guggenheim Securities had with Sonic and potential acquirers, including the fees it had earned from Sonic and the potential acquirers over the previous two years. At this time, the representative of Guggenheim Securities also reminded the Sonic board of directors that the senior member of the Guggenheim Securities team advising Sonic was a Sonic franchisee. The Sonic board of directors considered the disclosures in detail and, in light of the disclosures, discussed (without Guggenheim Securities present) whether to retain additional financial advisors. It was the consensus of the Sonic board of directors that the benefit of the experience provided by Guggenheim Securities and the knowledge it had of Sonic favored Guggenheim Securities remaining as sole financial advisor to Sonic, and that the relationships Guggenheim Securities had with Sonic and potential acquirers would not impair Guggenheim Securities’ ability to provide impartial advice to Sonic.

Also at the meeting on June 5, 2018, consistent with Sonic’s efforts to execute its business plan and to continue to operate as an independent, publicly traded company, the Sonic board of directors discussed management’s recommendation that Sonic adopt a multi-year share repurchase program, pursuant to which Sonic would increase the previously authorized share repurchase amount and extend such authorization through fiscal year 2021. More specifically, management of Sonic recommended that the Sonic board of directors authorize a $500 million share repurchase program through August 31, 2021, replacing Sonic’s fiscal year 2018 authorization of $160 million. The Sonic board of directors approved such a repurchase program.

By June 6, 2018, Sonic had entered into confidentiality agreements with each of the five potential acquirers who had indicated an interest in participating in the strategic alternatives process. During May and June 2018, each of the five potential acquirers that had signed a confidentiality agreement was provided a confidential information memorandum about Sonic. Each of these potential acquirers also attended management presentations. In addition, each potential acquirer was given “data room” access to perform due diligence, and Sonic responded to a number of diligence requests from such potential acquirers.

On the morning of June 7, 2018, before the open of trading on the Nasdaq and in advance of two investor conferences, Sonic issued a press release announcing certain preliminary financial results reflecting improved performance for its third quarter ended May 31, 2018. Sonic also announced the Sonic board of directors’ approval of an increase and extension to Sonic’s share repurchase program. On June 7, 2018, Sonic’s stock price closed at $30.98, an increase of 16.4% from the prior day’s closing price.

On June 7 and June 11, 2018, a Southeastern representative informed Mr. Hudson and Mr. Horsch that Southeastern was interested in entering into a confidentiality agreement so that Sonic representatives could provide them confidential information regarding Sonic.

On June 13, 2018, in accordance with the timeline approved by the Sonic board of directors, representatives of Guggenheim Securities notified potential acquirers that they should submit indications of interest for the potential acquisition of Sonic by July 9, 2018.

On June 14, 2018, Ms. Bass provided Southeastern with a confidentiality agreement which contained standstill provisions. Southeastern and Sonic signed the confidentiality agreement on June 19, 2018, and Southeastern filed an amendment to its Schedule 13D in which it disclosed that it had entered into a confidentiality agreement with Sonic.

On June 14, 2018, a representative of Roark initiated a telephone call with representatives of Guggenheim Securities, during which the representative of Roark asked questions regarding Sonic’s existing securitization facilities, including the possibility of raising additional funds pursuant to such facilities in connection with a potential acquisition of Sonic by Roark, and various financing alternatives.

On June 19, 2018, Mr. Hudson and a representative of Guggenheim Securities had a telephone call with a representative of Southeastern. During this conversation, Southeastern was informed that a strategic alternatives process was under way, but that Sonic was not willing to provide significant additional detail about the process at that time. In addition, the representative of Southeastern indicated that Southeastern viewed Sonic as fairly valued by the market at that time. The prior day’s closing price for Sonic’s common stock was $34.44.

On June 28, 2018, representatives of Roark and representatives of Sonic had a telephone call to discuss certain financial information relating to Sonic, including Sonic’s five-year projections.

On June 29, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic. Representatives of Guggenheim Securities discussed with the Sonic board of directors the status of the potential strategic alternatives process and communications with Southeastern. Representatives of Guggenheim Securities discussed financing alternatives available to potential acquirers in connection with a transaction and reviewed certain terms of Sonic’s existing securitization facilities, on which Guggenheim Securities had acted as sole structuring advisor and book-running manager. Representatives of Guggenheim Securities noted that potential acquirers would be able to consummate a transaction with Sonic without having to repay the securitization facilities at closing. Representatives of Shearman & Sterling discussed certain terms of the securitization facilities including the definition of “change in control”. The Sonic board of directors discussed the terms of the securitization facilities in the context of a change in control and the impact, if any, the facilities would have on a potential acquisition of Sonic. Representatives of Guggenheim Securities noted that the terms of the facilities allowed potential acquirers to make a bid on an all equity financed basis.

Management (without Guggenheim Securities present) reviewed with the Sonic board of directors a proposed amendment to the Guggenheim Securities engagement letter, including the proposed fee payable to Guggenheim Securities should Sonic enter into a transaction. The Sonic board of directors approved the amendment to the Guggenheim engagement letter, including the fee structure.

On July 5, 2018, Southeastern contacted Mr. Hudson to request an in-person meeting, and Mr. Hudson stated that he would respond to schedule a discussion.

In early July 2018, representatives of Guggenheim Securities had discussions with each of the five potential acquirers in the strategic alternatives process concerning their readiness to submit a preliminary bid by July 9, 2018. During these discussions, four of the five potential acquirers indicated that they would not be making a proposal to acquire Sonic because they viewed Sonic as fairly valued by the market and did not believe that they could propose a premium to market that the Sonic board of directors would find attractive. One of the potential acquirers indicated that, if it were to make a proposal, it would be below the closing market price of Sonic’s common stock of $35.78 on July 9, 2018.

On July 9, 2018, Sonic and Guggenheim Securities executed the amendment to the Guggenheim engagement letter.

On July 9, 2018, Roark submitted a non-binding indication of interest that contained a bid range of $37 to $40 per share of Sonic common stock. In connection with such bid, Roark indicated that additional diligence information regarding Sonic and full access to confidential due diligence materials could allow it to get to the high end of its bid range or even higher. Roark noted that their proposal assumed that it would finance the acquisition through a combination of debt and equity and that Sonic’s existing securitization structure would remain intact after the change in control. On July 9, 2018, the closing market price of Sonic’s common stock was $35.78.

On July 11, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic and in the context of a decision to continue as an independent, publicly traded company. Mr. Hudson updated the Sonic board of directors on the request by a representative of Southeastern for a meeting. After discussion, the Sonic board of directors agreed that Mr. Hudson and a representative of Guggenheim Securities should schedule a meeting with the representative of Southeastern at which they would provide limited information regarding the potential strategic alternatives process. Representatives of Guggenheim Securities presented various financial analyses regarding Sonic and discussed the terms of Roark’s indication of interest. After discussion, the Sonic board of directors determined to continue the strategic alternatives process and directed Guggenheim Securities to inform Roark that Roark could continue in the strategic alternatives process, but the Sonic board of directors was only interested in considering a proposal that was at the top end or exceeded its bid range of $37 to $40 per share of Sonic common stock. The Sonic board of directors also discussed Sonic continuing to operate as an independent, publicly traded company. Representatives of Guggenheim Securities and Shearman & Sterling discussed next steps in the potential strategic alternatives process, including proposing to review the terms of a form of merger agreement with the Sonic board of directors at a special meeting to be scheduled the following week.

On July 12, 2018, Mr. Hudson and a representative of Guggenheim Securities initiated a telephone call with a representative of Southeastern, during which they indicated that the potential strategic alternatives process was continuing and provided an update on certain strategic initiatives of Sonic. The update did not include identifying information regarding potential participants or specific information regarding Roark’s indication of interest.

On July 17, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic, and Mr. Hudson updated the Sonic board of directors on his conversation with Southeastern. Representatives of Shearman & Sterling reviewed the material terms of the draft form of merger agreement, noting that it is common to negotiate a merger agreement with potential acquirers prior to deciding to enter into a transaction and that a review of the merger agreement was not an indication that the Board had decided to enter into a transaction. The merger agreement review included a review of the proposed structure, availability of appraisal rights for stockholders, conditions to the merger, the no-shop provision (including consideration of an alternative go-shop provision and recent history on the success of such provisions), termination rights and fees. Representatives of Shearman & Sterling indicated that the draft agreement assumed that the transaction would be fully financed by equity, and the agreement did not provide for a financing contingency to closing. Representatives of Shearman & Sterling also noted that the draft agreement structured the transaction as a tender offer rather than a merger to shorten the time necessary for closing. In addition, representatives of Shearman & Sterling discussed the impact of the transaction on various compensation awards granted by Sonic, including on outstanding stock options and restricted stock units, and noted the treatment of targets under outstanding cash incentive plan awards.

During July 2018 and August 2018, Roark continued to conduct its due diligence review of materials provided by Sonic in connection with Roark’s evaluation of Sonic, and management and representatives of Guggenheim Securities had ongoing discussions with Roark regarding related due diligence inquiries.

On August 3, 2018, Mr. Hudson, Mr. Horsch and a representative of Guggenheim Securities had an in-person meeting in Memphis, Tennessee with a representative of Southeastern, at which they discussed, among other things, certain aspects of Sonic’s financial performance and strategic initiatives. The representative of Southeastern communicated Southeastern’s possible interest in selling its position in Sonic at current market prices. In response, Mr. Hudson and Mr. Horsch suggested to the Southeastern representative that Sonic was open to helping Southeastern find liquidity, including potentially using a portion of Sonic’s stock repurchase authorization to buy back a portion of Southeastern’s shares.

On August 6, 2018, Mr. Hudson and Mr. Horsch had a telephone call with representatives of Southeastern regarding Southeastern’s continued interest in selling its position in Sonic.

On August 7, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic and in the context of a decision to continue as an independent, publicly traded company, management updated the Sonic board of directors on certain aspects of Sonic’s financial performance and strategic initiatives and Guggenheim Securities updated the Sonic board of directors on discussions with Southeastern and the strategic alternatives process.

On August 16, 2018, at the direction of the Sonic board of directors, Guggenheim Securities notified Roark in writing that it should submit its final bid to acquire Sonic by no later than September 17, 2018. The notice also indicated that a proposed form of merger agreement would be distributed and requested comments on the agreement by September 5, 2018.

On August 21, 2018, Mr. Hudson had a telephone call with representatives of Southeastern in which they discussed Southeastern’s continued interest in a sale of Sonic and inquired regarding an update on the potential strategic alternatives process. Mr. Hudson did not provide additional information regarding the strategic alternatives process.

On August 22, 2018, Guggenheim Securities transmitted the proposed form of merger agreement to Roark.

During August 2018 and early September 2018, Roark continued to perform due diligence on Sonic.

On August 23, 2018, management and representatives of Guggenheim Securities held a management due diligence session with Roark and its advisors.

On August 27, 2018, Mr. Hudson and Mr. Horsch had a telephone call with representatives of Southeastern, during which the Southeastern representatives expressed a desire for more information regarding the potential strategic alternatives process. Mr. Hudson and Mr. Horsch did not provide additional information regarding the potential strategic alternatives process.

On September 5, 2018, White & Case LLP, Roark’s outside legal counsel (which we refer to as “White & Case”), on behalf of Roark, provided a revised draft of the merger agreement to Shearman & Sterling.

On September 6, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic and highlighted certain issues raised in the mark-up of the merger agreement provided by Roark, including the fact that Roark had proposed a merger structure rather than a tender offer structure, the fact that Roark prohibited Sonic from paying dividends, the scope of the “fiduciary-out” and amount of the associated break-up fee of 4% of equity value compared with a 2% fee proposed by Sonic and the fact that Roark had indicated that financing arrangements were open (but Shearman & Sterling indicated that financing would effectively be viewed as a condition of the merger through the inclusion of a reverse break-up fee). The Sonic board of directors discussed the merger agreement and directed Shearman & Sterling to negotiate its terms. Also at the meeting, the Sonic board of directors asked management to update Sonic’s five-year projections based on recent results and Guggenheim Securities to perform its financial analysis taking into account certain sensitivities on such projections. The Sonic board of directors also discussed Sonic continuing to operate as an independent, publicly traded company.

From September 7, 2018 to September 12, 2018, the general counsel of Roark and representatives of White & Case and Shearman & Sterling engaged in multiple discussions regarding the issues raised in the draft merger agreement. During these negotiations, Roark indicated that its proposal assumed that Roark would finance the acquisition through a combination of debt and equity and that Sonic’s existing securitization structure could remain intact after the change in control. Roark noted that, as a result, it had structured the transaction as a merger rather than a tender offer to provide additional time to secure financing and that it would require a reverse break-up fee arrangement. Representatives of Shearman & Sterling indicated that Sonic was willing to accept a merger structure so long as Roark provided equity commitment letters for the full amount necessary to consummate the transaction, but not a transaction that effectively conditioned the merger on securing new financing or that effectively allowed Roark to terminate the transaction upon payment of a reverse break-up fee.

On the morning of September 11, 2018, before the open of trading on the Nasdaq and in advance of Sonic’s annual franchisee convention at which Sonic intended to discuss its performance, Sonic issued a press release announcing certain preliminary results for the fourth quarter of fiscal year 2018. In the press release, Sonic estimated that system-wide same-store sales for its fourth fiscal quarter had increased approximately 2.6% as compared to the prior-year quarter, and same-store sales performance for the quarter reflected an increase of approximately 2.5% at company-owned drive-ins and an increase of approximately 2.6% at franchise drive-ins. On September 11, 2018, the closing market price of Sonic’s common stock was $38.55, an increase of 8.2% from the prior day’s closing price.

Later on September 11, 2018, a representative of Southeastern contacted Mr. Hudson and Mr. Horsch to congratulate them on the results set forth in Sonic’s recent press release and to discuss Southeastern’s desire to obtain a waiver of the standstill restrictions contained in its confidentiality agreement with Sonic in order to sell its position in Sonic’s common stock. Mr. Horsch referred the Southeastern representative to Sonic’s legal counsel.

On September 12, 2018, Roark contacted representatives of Guggenheim Securities and indicated that it would not be able to submit a revised proposal above the bid range previously communicated. Roark requested that it be permitted to submit a bid through Inspire as it believed Inspire could submit a compelling bid. The representatives of Guggenheim Securities inquired what Roark believed would be the price range that Inspire could bid. Roark responded that it believed Inspire could submit a proposal at $42.00 per share or higher. After this request was communicated to Sonic by Guggenheim Securities, management contacted members of the Sonic board of directors to discuss the request.

On September 12, 2018, a representative of Shearman & Sterling had a telephone call with legal counsel for Southeastern. The representative of Southeastern discussed the terms of the confidentiality agreement between Southeastern and Sonic, indicated it was considering changing its filing with the SEC to a Schedule 13G from a Schedule 13D.

On September 13, 2018, Mr. Horsch and Ms. Bass had a telephone call with representatives of Southeastern, during which the Southeastern representatives again indicated they were considering changing their filing with the SEC to a Schedule 13G from a Schedule 13D. The representatives also expressed Southeastern’s interest in selling a portion of its position to Sonic at a market price.

On September 13, 2018, Shearman & Sterling provided a revised draft of the merger agreement to White & Case and requested that Roark base its final bid on September 17, 2018 on the revised draft.

On September 13, 2018, in response to Roark, Sonic agreed that Inspire could be the acquiring company, but only if Roark’s bid was increased from the $42.00 indication. In response, Roark requested that a meeting take place between management of Sonic and Inspire prior to the deadline for final bids. Sonic subsequently permitted Roark to share confidential information with Inspire as Roark’s representatives under the confidentiality agreement.

On September 14, 2018, Ms. Bass had a telephone call with a representative of Southeastern. The representative of Southeastern further discussed the confidentiality agreement between Southeastern and Sonic, and indicated Southeastern was considering changing its filing with the SEC to a Schedule 13G from a Schedule 13D.

On September 16, 2018, Paul Brown, Chief Executive Officer of Inspire, met with Sonic’s management and representatives of Guggenheim Securities in Oklahoma City, Oklahoma to discuss a potential acquisition of Sonic.

On September 17, 2018, Inspire submitted a bid to acquire Sonic at $42.75 per share in cash, together with a revised draft of the merger agreement and drafts of equity commitment letters pursuant to which certain funds managed by Roark would fund the entire amount of the merger consideration. Inspire’s proposal did not condition the transaction on new debt financing or provide for a reverse break-up fee. The proposal included a condition that Sonic’s existing securitization structure remain intact. In addition, the proposal indicated that in the event that Inspire breached its obligations under the merger agreement, Sonic’s sole remedy was to seek specific performance by Inspire of its obligations (including causing Inspire to seek specific performance of the commitments provided by funds managed by Roark under the equity commitment letters) or to seek damages from Inspire in an amount not to exceed 5.4% of the equity value of the transaction (or approximately $84 million based on a price of $42.75 per share). Sonic would not be permitted to directly specifically enforce the commitments provided by funds managed by Roark under the equity commitment letters.

On September 19, 2018, a Southeastern representative contacted Mr. Hudson and Mr. Horsch and requested to discuss a potential purchase by Sonic of a portion of Southeastern’s position in Sonic. Mr. Hudson deferred further discussion regarding the matter until the following week.

On September 20, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. Members of the Sonic

board of directors had been provided with a set of meeting materials, including a summary of the terms and conditions of the merger agreement and a financial analysis prepared by Guggenheim Securities. In addition, management provided an update to Sonic’s five-year projections and certain sensitivities on such projections, and representatives of Guggenheim Securities presented various financial analyses regarding Sonic. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic and reviewed the terms of the draft merger agreement, including the terms prohibiting future dividends, solicitation of competing proposals, notification obligations if competing proposals are received and termination rights and fees. Representatives of Shearman & Sterling also discussed the terms of the proposed merger agreement that conditioned the closing of the merger on Sonic’s existing securitization structure remaining intact and the provisions that limited damages that may be recoverable in the event of a breach of the merger agreement by Inspire. Representatives of Shearman & Sterling then discussed the terms of the equity commitment letters, including the amounts thereof, and the fact that Sonic could not directly specifically enforce the commitments provided by funds managed by Roark under the equity commitment letters. Representatives of Shearman & Sterling also discussed the provisions of the proposed merger agreement relating to regulatory approvals and noted that while Inspire agreed to take certain actions to secure regulatory approvals, Inspire would not agree to prevent its affiliates from taking any actions. Representatives of Shearman & Sterling then discussed with the Sonic board of directors the provisions affecting employees and directors of Sonic, including accelerated vesting of equity awards and treatment of outstanding incentive awards and Sonic’s cash incentive plans. Representatives of Shearman & Sterling reviewed various factors the Sonic board of directors might wish to consider in reaching a decision regarding the proposal made by Inspire and the status of the negotiations. The Sonic board of directors discussed the presentations and directed Shearman & Sterling to continue negotiating the merger agreement and directed Guggenheim Securities to present a counter to the bid of Inspire at $43.50 per share, with continuation of dividends, and certain other proposals regarding terms of the merger agreement. The Sonic board of directors, considering the advice of Guggenheim Securities, Shearman & Sterling and management of Sonic, determined that Sonic’s counter offer should not be made unless and until further progress was made on the merger agreement.

On September 20, 2018, representatives of Guggenheim Securities and Shearman & Sterling communicated to their respective counterparts on the Roark and Inspire teams the issues raised by the Inspire mark-up of the merger agreement. Later that day, Shearman & Sterling provided a revised draft merger agreement to White & Case reflecting those and other positions, and containing other revisions that regarded Inspire as a strategic buyer and not a financial sponsor.

On September 21, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. During the meeting, representatives of Guggenheim Securities and Shearman & Sterling discussed the status of negotiations with Inspire. At the meeting, representatives of Guggenheim Securities reviewed certain financial analyses with the Sonic board of directors. In addition, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic and reviewed the then-current list of significant unresolved issues regarding the merger agreement. In addition, representatives of Shearman & Sterling discussed the impact of the transaction on various awards granted by Sonic, including on outstanding stock options and restricted stock units, and noted that Inspire required that the treatment of the targets under Sonic’s cash incentive plans would be negotiated between signing and closing of the merger. The Sonic board of directors discussed the presentations and directed Shearman & Sterling to continue negotiating the merger agreement and directed Guggenheim Securities to refrain from extending Sonic’s counteroffer until further progress was made on the merger agreement.

Later on September 21, 2018, White & Case provided a revised draft merger agreement to Shearman & Sterling, following which such parties had a telephone call for purposes of negotiating the terms of the draft merger agreement. During this conversation, representatives of Shearman & Sterling requested that Inspire either increase the limit on damages from its earlier proposal of 5.4% of the equity value of the transaction (or approximately $84 million based on a price of $42.75 per share) or instead include a reverse break-up fee of an amount equivalent to its proposed damages limit.

On September 22, 2018, management of Sonic and representatives of Guggenheim Securities and Shearman & Sterling reviewed the status of negotiations and concluded that, given the sufficient progress that had been made, it was an appropriate time to communicate to Inspire a counterproposal of $43.50 per share with Sonic continuing to have the ability to pay dividends. Following this discussion, representatives of Guggenheim Securities communicated the counterproposal to Inspire.

On September 23, 2018, Inspire orally provided an updated bid at $43.50 per share but required that Sonic would not be able to pay dividends after entering into the merger agreement. During the course of the day, representatives of Guggenheim Securities, representatives of Roark and Inspire, representatives of White & Case and representatives of Shearman & Sterling conducted separate conference calls for purposes of finalizing the terms of the merger agreement. On September 23, 2018, Inspire and Sonic entered into a confidentiality agreement related to Inspire’s provision of confidential information to Sonic, including in particular Inspire’s pro forma last twelve months ended July 1, 2018 statement of operations and its unaudited balance sheet as of July 1, 2018.

On September 24, 2018, Shearman & Sterling and White & Case exchanged draft documentation to finalize the merger agreement to present it to the Sonic board of directors. Throughout the day, multiple conference calls were conducted among Inspire, Sonic and their respective representatives for purposes of negotiating the terms of the draft documentation and proposed acquisition of Sonic by Inspire. In addition, several drafts of the company disclosure schedule were exchanged between Shearman & Sterling and White & Case. Also on that date, representatives of Guggenheim Securities and Shearman & Sterling had a telephone call with representatives of Roark to investigate the legal and financial ability of the investors expected to execute and deliver the equity commitment letters relating to the merger. In addition, Inspire agreed that Sonic could directly specifically enforce the commitments provided by funds managed by Roark under the equity commitment letters, but stated that in the event that Sonic sought damages as a result of a breach of the merger agreement by Inspire, damages needed to be limited to an amount not to exceed approximately 6.5% of the equity value of the transaction (or approximately $103 million based on a price of $43.50 per share).

Later on September 24, 2018, the Sonic board of directors held a telephonic meeting. In attendance were members of management and representatives of Guggenheim Securities and Shearman & Sterling. Members of the Sonic board of directors had been provided with a set of meeting materials, including a summary of the terms and conditions of the merger agreement and a financial analysis prepared by representatives of Guggenheim Securities. During the meeting, representatives of Shearman & Sterling discussed the Sonic board of directors’ fiduciary duties in the context of a potential acquisition of Sonic and reviewed the terms of the proposed merger agreement and the resolution of certain key issues, including that Inspire agreed that Sonic could directly specifically enforce the commitments provided by funds managed by Roark under the equity commitment letters but such funds could not be sued for money damages, and also noted that in the event that Sonic sought money damages from Inspire as a result of a breach of the merger agreement by Inspire, such damages were limited to an amount not to exceed approximately 6.5% of the equity value of the transaction. In addition, representatives of Guggenheim Securities reviewed with the Sonic board of directors Guggenheim Securities’ financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated September 24, 2018, to the Sonic board of directors to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to holders of shares of Sonic common stock (excluding holders of excluded shares and Roark and its affiliates and portfolio companies), as more fully described in the section entitled “The Merger (Proposal 1)—Opinion of Sonic’s Financial Advisor” beginning on page 47 of this proxy statement. Following further discussion, the Sonic board of directors unanimously (i) determined that the merger agreement and the transactions are in the best interests of Sonic and its stockholders, (ii) declared it advisable to enter into the merger agreement, (iii)

authorized and approved the merger agreement and the consummation of the transactions, (iv) resolved to recommend that Sonic’s stockholders vote in favor of adoption of the merger agreement and (v) directed that the merger agreement be submitted to a vote of Sonic’s stockholders.

During the night of September 24, the parties finalized the terms of the merger agreement and associated disclosure schedule and the equity commitment letters, Inspire and Sonic executed and delivered the merger agreement and the Roark funds executed and delivered the equity commitment letters.

On the morning of September 25, 2018, before the open of trading on the Nasdaq, Sonic issued a press release announcing that it had entered into the merger agreement with Inspire under which Inspire would acquire Sonic for $43.50 per share in cash. On September 25, 2018, Sonic’s stock price closed at $43.46.

Recommendation of the Sonic Board of Directors and Reasons for the Merger

Recommendation of the Sonic Board of Directors

After considering the various factors described below, the Sonic board of directors unanimously (i) determined that the merger agreement and the transactions are in the best interests of Sonic and its stockholders, (ii) declared it advisable to enter into the merger agreement, (iii) authorized and approved the merger agreement and the consummation of the transactions, (iv) resolved to recommend that Sonic’s stockholders vote in favor of adoption of the merger agreement and (v) directed that the merger agreement be submitted to a vote of Sonic’s stockholders.

The Sonic board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Reasons for the Merger

In recommending that stockholders vote in favor of the proposal to adopt the merger agreement, the Sonic board of directors considered a number of factors, including, but not limited to, the following (not necessarily in order of relative importance):

•	Value of the Merger Consideration: The $43.50 price per share payable to Sonic’s stockholders in the merger, and:

•	the relationship between the value of the merger consideration and the current and historical market prices of Sonic’s shares of common stock;

•

the fact that the merger consideration represented a premium to historical market prices of Sonic’s shares of common stock, including a 20% premium to the closing stock price on September 24, 2018, the date immediately preceding Sonic’s announcement of the transaction, a 21% premium to the one-month trading average, a 40% premium to the six-month trading average and a 70% premium to the closing stock price on January 30, 2018, the date the Sonic board of directors first explored the possibility of engaging in a strategic alternatives process, and exceeded the highest historical market price of Sonic’s shares of common stock; and

•

the views of the members of the Sonic board of directors of the prices that the common stock could attain should Sonic continue with its existing business strategy of continuing to execute its business plan and to operate as an independent, publicly traded company.

•

Certainty of Value: The price per share of Sonic common stock payable to Sonic’s stockholders in the merger is payable in cash, which provides certainty, immediate value and liquidity to Sonic’s stockholders for their shares of Sonic common stock.

•

Risks to the Business: The business, operations, financial condition and prospects of Sonic, and the risks associated with the implementation of Sonic’s existing business strategy of continuing to execute its business plan and to operate as an independent, publicly traded company, including:

•

industry volatility (e.g., risk of reports in the media, including social media, of incidents involving food-borne illnesses, food contamination or food tampering, whether or not accurate, can cause reputational damage);

•	the risk that Sonic’s rollout of new technology initiatives, including Sonic’s Integrated Customer Engagement platform initiative, will not be successful;

•	the risk of reputational harm and business loss due to potential cyber security breaches;

•	the competitive nature of the QSR industry;

•	changing dietary preferences to avoid Sonic products in favor of alternative foods; and

•	an earnings and business growth strategy that is dependent in large part on the success of Sonic’s franchisees, who exercise independent control of their businesses.

•	Likelihood and Speed of Consummation of the Transaction: The likelihood and speed to closing of the transaction, given:

•	the reputations of Inspire and Roark;

•	that Inspire and other portfolio companies of Roark have successfully consummated many transactions, and that Inspire is familiar with the QSR industry;

•	Roark’s willingness to devote the resources necessary to complete the transactions in an expeditious manner based upon, among other things, the business reputation and capabilities of Inspire;

•	the commitment by the Roark funds to provide equity capital to Inspire in an amount sufficient to permit Inspire to consummate the merger;

•	the fact that Inspire has committed to use its reasonable best efforts to obtain all necessary regulatory clearances, subject to limitations;

•	the fact that the merger is not subject to the conditionality and execution risk of any required approval by Inspire’s stockholders or the Roark funds;

•

the fact that the conditions to the closing of the merger are specific and limited in scope and that the definition of “Material Adverse Effect” in the merger agreement contains numerous carve-outs that make it less likely that adverse changes in Sonic’s business between the announcement and closing of the merger will provide a basis to not close the merger; and

•	the size and financial strength of Inspire and the funds managed by Roark and their ability to fund the merger consideration with cash.

•	Potential Alternatives: Possible alternatives to the acquisition by Inspire, including certain strategic alternatives and continuing to operate as an independent company.

•	Sale Process: The lengthy process involving approaching both strategic and financial potential acquirers.

•

Negotiations with Roark and Inspire: The progress and outcome of arm’s-length negotiations with Inspire, including the increase in the purchase price proposed by Roark and Inspire from the time of Roark’s initial indication of interest to the end of the negotiations.

•	Views of Largest Stockholder: Southeastern, Sonic’s largest stockholder, expressed its desire that Sonic explore strategic alternatives and its views on the value of the Sonic common stock.

•

Presentations and Opinion of Guggenheim Securities: The presentations of Guggenheim Securities to the Sonic board of directors and opinion, dated September 24, 2018, of Guggenheim Securities to the Sonic board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to holders of shares of Sonic common stock (excluding holders of excluded shares and Roark and its affiliates and portfolio companies), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “The Merger (Proposal 1)—Opinion of Sonic’s Financial Advisor” beginning on page 47 of this proxy statement.

•

Favorable Terms of the Merger Agreement: The non-economic terms of the merger agreement that would allow the Sonic board of directors to continue to satisfy its fiduciary duties to Sonic’s stockholders, including:

•

that Sonic would be allowed under certain circumstances to entertain an unsolicited proposal that constitutes or is reasonably likely to result in a proposal superior to the merger such that other potentially interested parties will have the opportunity to submit a competing proposal, if they so desire, during the period prior to the stockholder approval of the merger;

•

that the Sonic board of directors would be allowed under certain circumstances to withhold, withdraw, rescind or modify its recommendation of the merger, including in connection with a superior proposal or an intervening event prior to stockholder approval of the merger;

•

that Sonic would be allowed to terminate the merger agreement under certain circumstances in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal prior to stockholder approval of the merger; and

•	that Sonic would be allowed to pay a termination fee of $47,736,000 in order to terminate the merger agreement in order to pursue a superior proposal.

•

Remedies: The remedies of specific performance and monetary damages that are available to Sonic under the merger agreement as more fully described under the sections entitled “The Merger Agreement—Limitations on Remedies” beginning on page 95 and “The Merger Agreement—Specific Performance” beginning on page 96 of this proxy statement.

•	Dissenters’ Rights: That dissenters’ rights are available to Sonic’s stockholders.

The Sonic board of directors also considered a number of uncertainties and risks concerning the merger, including the following:

•

Risk of Loss of Potential Future Growth: Sonic would no longer exist as an independent, publicly traded company, and Sonic’s stockholders would no longer participate in the long-term value of the successful execution of the Sonic board of directors’ strategy or future earnings, growth or any future appreciation in value of shares of Sonic common stock. This would include a loss of any upside associated with respect to Sonic’s rollout of new technology initiatives, including Sonic’s Integrated Customer Engagement platform initiative.

•

Risk of Not Engaging in a Broader Solicitation of Interest: Sonic did not publicly announce that the Sonic board of directors had commenced the strategic alternatives process and limited its scope to the ten initial prospective purchasers, nor did it engage in a broader solicitation of interest or solicit additional bids when five of the ten potential buyers contacted did not express interest in acquiring Sonic, or after four of the remaining five potential buyers elected not to continue the strategic alternatives process.

•

Risk of Diverting Management Attention from the Operation of Sonic: The risk of diverting management attention and resources from the operation of Sonic’s business and towards completion of the merger, including the risks of incurring substantial expenses related to the transactions contemplated by the merger agreement and adversely impacting the ability of Sonic to execute its business plan.

•

Potential Impact on Stock Price if the Merger Agreement is Terminated: The market price of Sonic’s common stock could be affected by many factors, including: (1) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Sonic; (2) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider Sonic to be an unattractive acquisition candidate; and (3) the possible sale of Sonic’s common stock by investors following an announcement that the merger agreement was terminated.

•

Inability to Solicit Bids: The merger agreement prohibits Sonic from actively soliciting third-party bids and from accepting, approving or recommending third-party bids except in certain limited circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to Sonic’s stockholders.

•

Risk of Delay: The possibility that the merger might not be consummated in a timely manner or at all. This includes the risk of a Material Adverse Effect occurring during the period prior to consummation of the merger in which Inspire is arranging financing or during a delay in receiving regulatory (including antitrust) clearance. If the merger is not consummated, the Sonic board of directors, management and other employees will have expended extensive time and effort and will have experienced distractions from their work during the pendency of the merger and Sonic will have incurred significant transaction costs.

•

Limitation on Damages: In the event that Inspire breaches the merger agreement and Sonic is awarded damages rather than specific performance, the damages that may be awarded are limited to an amount not to exceed $103,429,028.

•

Limitations on Inspire Brands Affiliates: The fact that the merger agreement does not restrict actions that affiliates of Inspire (including other Roark portfolio companies) can take to acquire other businesses that, if such acquisitions of directly competing businesses occurred before the merger received regulatory approval, could make it more difficult to secure regulatory approval for the merger.

•	Existing Financing: The merger is effectively conditioned on the existing securitization financing remaining in place and not being in default at the closing of the merger.

•

Risk of Loss of Business Opportunities: The merger agreement restricts the conduct of Sonic’s business prior to completion of the merger, which could delay or prevent Sonic from acting on business opportunities that may arise during the pendency of the merger.

•

Potential Harm on Sonic Employees and Others: The potential harm that the announcement and pendency of the merger, or the failure to complete the merger, may cause to Sonic’s relationships with its franchisees, employees (including making it more difficult to attract and retain key personnel and the possible loss of key personnel), vendors and customers.

•

Risk of Diverging Interests: Certain of Sonic’s directors and executive officers and advisors may have interests in the transactions that may be deemed to be different from, or in addition to, those of Sonic’s stockholders generally and the status of the senior representative of Guggenheim Securities was a Sonic franchisee.

•

Taxable Gain: The gain likely to be realized by Sonic’s stockholders as a result of the merger generally will be taxable to such stockholders for U.S. federal income tax purposes if they are not exempt from the payment of such taxes.

The foregoing discussion is not meant to be exhaustive but summarizes the material factors considered by the Sonic board of directors in its consideration of the merger. After considering these and other factors, the Sonic board of directors concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Sonic board of directors and the complexity of these factors, the Sonic board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Sonic board of directors applied his or her own personal business judgment to the strategic alternatives process and may have assigned different weights to different factors. Based upon the totality of the information presented to and considered by the Sonic board of directors, the Sonic board of directors unanimously approved the merger agreement and the consummation of the merger in accordance with the terms and subject to the conditions of the merger agreement and recommends that Sonic’s stockholders adopt the merger agreement.

Opinion of Sonic’s Financial Advisor—Detailed Disclosure

Overview

The Sonic board of directors retained Guggenheim Securities as its financial advisor in connection with (i) Sonic’s preparations for, evaluation of and response to any potential, proposed or actual stockholder activist campaign vis-à-vis Sonic and (ii) the potential sale of or another extraordinary corporate transaction involving Sonic. In selecting Guggenheim Securities as its financial advisor, the Sonic board of directors considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the franchise fast food restaurant industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the September 24, 2018 meeting of the Sonic board of directors, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Sonic board of directors to the effect that, as of September 24, 2018 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration to be received in connection with the merger was fair, from a financial point of view, to holders of shares of Sonic common stock (excluding holders of excluded shares and Roark and its affiliates and portfolio companies).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex B to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to the Sonic board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration to be received;

•	did not constitute a recommendation to the Sonic board of directors with respect to the merger;

•	does not constitute advice or a recommendation to any holder of shares of Sonic common stock as to how to vote or act in connection with the merger or otherwise;

•

did not address Sonic’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Sonic, the financing of the merger by Inspire or the effects of any other transaction in which Sonic might engage;

•

addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to holders of shares of Sonic common stock (excluding holders of excluded shares and Roark and its affiliates and portfolio companies);

•

expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger (including, without limitation, the form or structure of the merger) or the merger agreement or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Sonic; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Sonic’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated September 24, 2018;

•	reviewed draft copies dated as of September 24, 2018 of the equity commitment letters with respect to Inspire’s contemplated financing of the merger;

•	reviewed certain publicly available business and financial information regarding Sonic;

•

reviewed certain non-public business and financial information regarding Sonic’s business and prospects (including certain financial projections for Sonic for the fiscal years ending August 31, 2019 through August 31, 2023), all as prepared and approved for Guggenheim Securities’ use by Sonic’s senior management;

•

discussed with Sonic’s senior management their strategic and financial rationale for the merger as well as their views of Sonic’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and industry dynamics in the franchise fast food restaurant sector;

•	reviewed the historical prices, trading multiples and trading activity of shares of Sonic common stock;

•

compared the financial performance of Sonic and the trading multiples and trading activity of shares of Sonic common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Sonic;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted cash flow analyses based on the financial projections for Sonic as prepared and approved for Guggenheim Securities’ use by Sonic’s senior management; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, other estimates and other forward-looking information) provided by or discussed with Sonic or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, any financial projections, other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of Sonic’s senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to any (i) financial projections, other estimates and other forward-looking information provided by or discussed with Sonic, (a) Guggenheim Securities was advised by Sonic’s senior management, and Guggenheim Securities assumed, that such financial projections, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Sonic’s senior management as to the expected future performance of Sonic and (b) Guggenheim Securities assumed that such financial projections, other estimates and other forward-looking information had been reviewed by the Sonic board of directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

During the course of Guggenheim Securities’ engagement, the Sonic board of directors asked Guggenheim Securities to solicit indications of interest from various potential strategic and private equity acquirers regarding a potential transaction with Sonic, and Guggenheim Securities considered the results of such solicitation process in rendering its opinion.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sonic or any other entity or the solvency or fair value of Sonic, Inspire, Merger Sub or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Sonic’s senior management and Sonic’s other professional advisors with respect to such matters.

•	Guggenheim Securities did not express any view or render any opinion regarding tax consequences of the merger to Sonic or its securityholders.

•	Guggenheim Securities further assumed that:

•

in all respects meaningful to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) Sonic, Inspire and Merger Sub will comply with all terms and provisions of the merger agreement and (iii) the respective representations and warranties of the parties contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver, amendment or modification thereof; and

•

the merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Sonic or the merger in any way meaningful to Guggenheim Securities’ analyses or opinion.

•

Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of Sonic common stock or other securities or financial instruments of or relating to Sonic may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Sonic board of directors in connection with Guggenheim Securities’ rendering of its opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view, create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Sonic and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of shares of Sonic common stock (excluding holders of excluded shares and Roark and its affiliates and portfolio companies) to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the merger, and none of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Sonic. However, such transactions and companies were selected by Guggenheim Securities, among other reasons, because they involved target companies or represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Sonic based on Guggenheim Securities’ familiarity with the franchise fast food restaurant sector.

•

In any event, a selected precedent merger and acquisition transactions analysis and a selected publicly traded companies analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected precedent merger and acquisition transactions to which the merger was compared and the selected publicly traded companies to which Sonic was compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:

•

EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization. When used in reference to Sonic, EBITDA has been adjusted to add back certain non-cash items and one time charges.

•	EBITDA multiple: represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•

Enterprise value (which we refer to as “EV”): represents the relevant company’s net equity value (as defined below) plus (i) the principal or face amount of total debt and preferred stock and (ii) the book value of any non-controlling/minority interests less (iii) cash, cash equivalents, and short- and long-term marketable investments, (iv) the book value of any non-consolidated investments and (v) the book value of any non-cash generating assets.

•	EPS: means the relevant company’s earnings per share.

•	FY: means fiscal year.

•	LTM: means latest twelve months.

•

Net equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

Recap of Implied Merger Financial Metrics

Based on the merger consideration of $43.50 per share in cash, Guggenheim Securities calculated various implied merger-related premia and multiples as outlined in the table below:

Transaction Premia and Implied Transaction Multiples
Merger Consideration per Share		$43.50
	Sonic Stock Price
Acquisition Premium/(Discount) Relative to Sonic’s:
Closing Stock Price @ 09/21/18	$35.92	21%
One Month Average @ 09/21/18	35.88	21
Six Month Average @ 09/21/18	31.14	40

Transaction Enterprise Value / EBITDA for Sonic:
FY 2018E — Sonic Management Estimates		15.3	x
FY 2019E — Sonic Management Estimates		14.6

Change-of-Control Financial Analyses

Recap of Change-of-Control Financial Analyses. In evaluating Sonic in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere in this section of this proxy statement, including a discounted cash flow analysis, a selected precedent merger and acquisition transactions analysis and selected publicly traded companies analyses. For informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for shares of Sonic common stock and Wall Street equity research analysts’ price targets for shares of Sonic common stock.

Recap of Sonic Change-of-Control Financial Analyses
Merger Consideration per Share		$43.50

	Reference Range for Sonic on a Change-of-Control Basis
Financial Analyses	Low	High
Discounted Cash Flow Analysis:	$27.00	$45.50

Selected Precedent M&A Transactions Analysis:	26.75	42.50

Selected Publicly Traded Companies Analysis:
Based on EBITDA Multiple:
2018E	30.75	42.50
2019E	30.75	43.25
Based on EPS Multiple:
2018E	31.25	40.25
2019E	30.00	41.75

For Informational Reference Purposes
Sonic’s Stock Price Range During Past Year	$23.25	$39.75
Wall Street Equity Research Discounted Price Targets	24.25	38.75

Discounted Cash Flow Analysis. Guggenheim Securities performed a discounted cash flow analysis of Sonic based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) for Sonic and an estimate of its terminal/continuing value at the end of the projection horizon.

In performing its discounted cash flow analyses with respect to Sonic:

•	Guggenheim Securities utilized the five-year financial projections for Sonic as provided and approved for Guggenheim Securities’ use by Sonic’s senior management and the Sonic board of directors.

•	Guggenheim Securities used a discount rate range of 7.25% – 8.50% based on its estimate of Sonic’s weighted average cost of capital.

•

In estimating Sonic’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of Sonic’s terminal year normalized after-tax unlevered free cash flow of 1.50% – 2.50%. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Sonic’s implied terminal year EBITDA multiples of 8.7x to 13.0x.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of $27.00 – $45.50 per share for purposes of evaluating shares of Sonic common stock on an intrinsic-value basis.

Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions that

Guggenheim Securities deemed relevant for purposes of this analysis. For purposes of this analysis, Guggenheim Securities reviewed transactions involving a corporate or strategic acquirer, which we refer to as “Corporate,” transactions involving a financial sponsor, which we refer to as “Sponsor,” and transactions in which Joh. A. Benckiser SE was the acquirer, which we refer to as “JAB.” For the selected precedent merger and acquisition transactions, Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Selected Precedent Merger and Acquisition (M&A) Transactions Analysis
			Transaction Enterprise Value / LTM EBITDA
Date Announced	Acquirer	Target Company
Corporate
08/17/18	Cava Group, Inc.	Zoe’s Kitchen, Inc.	13.3x
11/28/17	Arby’s Restaurant Group, Inc.	Buffalo Wild Wings, Inc.	11.4
03/27/17	Darden Restaurants, Inc.	Cheddar’s Scratch Kitchen	10.4
02/21/17	Restaurant Brands International Inc.	Popeyes Louisiana Kitchen, Inc.	17.3
10/16/14	CEC Entertainment, Inc.	Peter Piper, Inc.	9.3
08/24/14	Burger King Worldwide Inc.	Tim Hortons Inc.	16.5
11/14/12	Starbucks Corporation	Teavana Holdings, Inc.	16.8
07/13/12	Darden Restaurants, Inc.	Yard House USA, Inc.	13.3

Sponsor*
08/02/18	Roark Capital Group	Jamba, Inc.	13.9x
03/08/18	Spice Private Equity Ltd.	Bravo Brio Restaurant Group, Inc.	5.6
02/20/18	Rhone Capital	Fogo de Chão, Inc.	10.7
12/19/17	Apollo Global Management	Qdoba Restaurant Corp.	6.5
10/16/17	NRD Capital Management	Ruby Tuesday, Inc.	7.4
03/23/17	Oak Hill Capital Partners	Checkers Drive In Restaurants, Inc.	11.3
05/25/15	Onex Corporation	Jack’s Family Restaurants	11.0
07/01/14	Berkshire Partners	The Portillo Restaurant Group	14.1
05/20/14	Sentinel Capital Partners, and TriArtisan Capital Partners	TGI Fridays Restaurants	7.4
05/16/14	Golden Gate Capital	Red Lobster	9.0
01/16/14	Apollo Global Management	CEC Entertainment, Inc.	7.8
11/19/13	Roark Capital Group	CKE Inc.	~8.5
09/18/12	Fidelity National Financial	J. Alexander’s Holdings	8.6
05/29/12	Thomas H. Lee Partners	Fogo de Chão, Inc.	8.0
06/13/11	Roark Capital Group	Arby’s Restaurant Group, Inc.	8.1

JAB
05/29/18	Joh. A. Benckiser SE	Pret a Manger	15.0x
04/05/17	Joh. A. Benckiser SE	Panera Bread Company	18.2
05/09/16	Joh. A. Benckiser SE	Krispy Kreme Doughnuts, Inc.	18.0

*

The analysis presented to the Sonic board included one additional transaction not included in this chart. Subsequent to its presentation to the Sonic board, Guggenheim Securities determined that there was insufficient publicly available information to support inclusion of such transaction multiple. The removal of such transaction multiple resulted in a reduction of the Sponsor average by less than 0.5x. The Sonic board was subsequently informed that Guggenheim Securities has determined that the exclusion of such transaction would not have affected the multiple range of 11.0x to 15.0x which it selected for use in its Selected Merger and Acquisition Transaction Analysis or the results of such analysis.

Selected Precedent Merger and Acquisition (M&A) Transactions Analysis
			Transaction Enterprise Value / LTM EBITDA
Date Announced	Acquirer	Target Company

JAB
09/29/14	Joh. A. Benckiser SE	Einstein Noah Restaurant Group, Inc.	9.9
12/17/12	Joh. A. Benckiser SE	Caribou Coffee Company, Inc.	12.6
07/23/12	Joh. A. Benckiser SE	Peet’s Coffee & Tea, Inc.	22.0

Statistical Summary
Corporate Average:			13.5x
Sponsor Average:			9.2x
JAB Average:			16.0x

Sonic Transaction			15.3x

In performing its selected precedent merger and acquisition transactions analysis with respect to Sonic, Guggenheim Securities selected a reference range of transaction multiples for purposes of evaluating Sonic on a change-of-control basis using a transaction enterprise value / LTM EBITDA multiple range of 11.0x – 15.0x based on Sonic management’s projections for fiscal year 2018.

Guggenheim Securities’ selected precedent merger and acquisition transactions analysis resulted in an overall reference range of $26.75 – $42.50 per share for purposes of evaluating shares of Sonic common stock on a change-of-control basis.

Selected Publicly Traded Companies Analyses. Guggenheim Securities reviewed and analyzed Sonic’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. For purposes of this analysis, Guggenheim Securities divided these companies into those with an enterprise value greater than $5 billion and those with an enterprise value below $5 billion. Guggenheim Securities calculated, among other things, the public market trading multiples for Sonic and the selected publicly traded companies (based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Selected Publicly Traded Companies Analysis
	Trading Enterprise Value/EBITDA				Price/EPS
	2018E		2019E		2018E		2019E
Publicly Traded Companies Enterprise Values <$5 Billion
Bojangles’, Inc.	9.1	x	10.1	x	10.4	x	18.0	x
El Pollo Loco Holdings, Inc.	9.7		9.3		17.9		16.6
The Habit Restaurants, Inc.	13.0		11.9		NM		NM
Jack in the Box Inc.	12.1		12.3		20.8		18.1
Papa John’s International, Inc.	15.1		14.4		30.6		28.7
Shake Shack Inc.	35.4		26.7		96.8		79.9
Sonic Corp.	13.7		13.3		23.4		21.1
Wingstop Inc.	46.7		39.9		78.4		67.7

Publicly Traded Companies Enterprise Values >$5 Billion
Chipotle Mexican Grill, Inc.	23.7	x	19.4	x	54.4	x	38.7	x
Domino’s Pizza, Inc.	24.5		21.9		34.3		30.0
Dunkin’ Brands, Inc.	19.6		18.5		26.9		24.7
McDonald’s Corporation	15.3		14.7		21.7		20.2
Restaurant Brands International Inc.	20.5		19.0		22.2		21.0
Starbucks Corporation	14.3		13.4		23.3		21.0
The Wendy’s Company	16.1		14.8		30.8		25.0
Yum! Brands, Inc.	19.8		18.4		25.7		23.5

Statistical Summary
EV <$5 Billion: Median	13.4	x	12.8	x	23.4	x	21.1	x
Mean	19.3		17.2		39.8		35.7
EV >$5 Billion: Median	19.7	x	18.4	x	26.3	x	24.1	x
Mean	19.2		17.5		29.9		25.5

Sonic
Trading Basis – Stock Price @ 09/21/2018	13.7	x	13.3	x	23.4	x	21.1	x
Transaction Basis – Company Forecast	15.3		14.6		—		—

In performing its selected publicly traded companies analyses with respect to Sonic, for purposes of evaluating shares of Sonic common stock on a public market trading basis, Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Sonic on a public market trading basis as follows: (i) trading enterprise value / forward EBITDA multiple range of 12.0x – 15.0x based on 2018E, resulting in a reference range of $30.75 to $42.50; (ii) trading enterprise value / forward EBITDA multiple range of 11.5x – 14.5x based on 2019E, resulting in a reference range of $30.75 to $43.25; (iii) trading price / forward EPS multiple range of 21.0x – 27.0x based on 2018E, resulting in a reference range of $31.25 to $40.25; and (iv) trading price / forward EPS multiple range of 18.0x – 25.0x based on 2019E, resulting in a reference range of $30.00 to $41.75.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Sonic Stock Price Trading History. Guggenheim Securities reviewed Sonic’s stock price trading history over various timeframes and observed that from September 22, 2017 through September 21, 2018 (the last practicable trading day prior to Sonic’s board meeting to consider and approve the merger), shares of Sonic common stock had traded in a range of approximately $23.25 – $39.75 per share. Among other things, Guggenheim Securities noted that the transaction price of $43.50 exceeded the all-time high price for shares of Sonic common stock of $39.75 and exceeded the closing price of $35.92 on September 21, 2018.

Sonic Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Sonic as published prior to September 21, 2018 (the last practicable trading day prior to Sonic’s board meeting to consider and approve the merger). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for shares of Sonic common stock were $27.00 – $43.00 per share. Using a discount rate of 11.0% (which reflected the midpoint of Guggenheim Securities’ estimate of Sonic’s cost of equity), Guggenheim Securities discounted back such Wall Street equity research analysts’ stock price targets to arrive at present values of such Wall Street equity research analyst stock price targets for shares of Sonic common stock of $24.25 – $38.75 per share.

Other Considerations

Except as described in the summary above, Sonic did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Sonic and Inspire and were approved by the Sonic board of directors. The decision to enter into the merger agreement was solely that of the Sonic board of directors. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Sonic board of directors. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Sonic board of directors with respect to the fairness, from a financial point of view, to holders of shares of Sonic common stock of the merger consideration to be received pursuant to the merger.

Pursuant to the terms of Guggenheim Securities’ engagement, Sonic has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate consideration of the merger) upon consummation of the merger, which cash transaction fee currently is estimated to be approximately $29 million. In connection with Guggenheim Securities’ engagement, Sonic has previously paid Guggenheim Securities a cash milestone fee of $3,000,000 that became payable upon delivery of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, Sonic has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Guggenheim Securities during the past two (2) years has previously been engaged by Sonic to provide certain investment banking services in connection with matters unrelated to the merger, for which Guggenheim Securities has received customary fees. Specifically during the two (2) years prior to the date of its opinion, Guggenheim Securities acted as sole structuring advisor and sole book running manager in connection with Sonic’s February 2018 asset-backed financing and, in November 2016, as an agent in connection with Sonic’s share repurchase program, for which Guggenheim received fees aggregating approximately $2,600,000. In addition, Guggenheim Securities regularly calls on, and has performed work for, Roark and certain of its portfolio companies with respect to matters unrelated to the merger. However, during the two (2) years prior to the date of its opinion, Guggenheim Securities had not been engaged to provide financial advisory or investment banking services to Roark or any of its portfolio companies (including Inspire) for which Guggenheim Securities received or expects to receive fees. Guggenheim Securities may seek to provide Sonic, Inspire, Roark and their respective affiliates or portfolio companies with certain financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Sonic, Inspire, Roark, other participants in the merger and their respective affiliates, investment funds and portfolio companies for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Sonic, Inspire, Roark, other participants in the merger and their respective affiliates, investment funds and portfolio companies. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in or other commercial relationships with Sonic, Inspire, Roark, other participants in the merger and their respective affiliates, investment funds and portfolio companies. As disclosed to the Sonic board of directors, a senior member of the Guggenheim Securities transaction team for the merger is also a Sonic franchisee.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Sonic, Inspire, Roark, other participants in the merger and their respective affiliates, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Projected Financial Information

Sonic does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though Sonic has in the past provided investors with full-year financial guidance that covered areas such as net sales, adjusted EBITDA, and adjusted earnings per share, among other items, which it may update from time to time during the relevant year. However, in connection with the evaluation of the proposed merger, in May 2018, Sonic provided its board of directors and its financial advisors with, and included in the confidential information materials provided to certain potential acquirers of Sonic, certain non-public, unaudited prospective financial information prepared by Sonic’s senior management for the fiscal years 2018 – 2023, which we refer to as the “preliminary projections.” On or about September 20, 2018, Sonic provided updated financial projections prepared by Sonic’s senior management, which we refer to as the “updated projections” and which, together with the preliminary projections, we refer to as the “projections,” to its board of directors and to Guggenheim Securities for its use and reliance in connection with its financial analyses and opinion described in the section entitled “Opinion of Sonic’s Financial Advisor.” The updated projections reflected actual results and their effects on the projected periods.

The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”) the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Sonic’s management, and is subjective in many respects. Furthermore, our independent auditors have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion on, them.

Although summaries of each of the preliminary projections and the updated projections are presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Sonic’s senior management, which it believes were reasonable at the time the preliminary projections and the updated projections, respectively, were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the forecasts not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by Sonic and its franchisees, changes in actual or projected cash flows, competitive pressures, changes in tax or other laws or regulations, and the other factors described in the section entitled “Forward-Looking Statements” beginning on page 22 of this proxy statement. In addition, the projections do not take into account any circumstances or events occurring after the date that the preliminary projections and the updated projections, respectively, were prepared and do not give effect to the merger. As a result, there can be no assurance that the updated projections will be realized, and actual results may be materially better or worse than those contained in the updated projections. The inclusion of this information should not be regarded as an indication that the Sonic board of directors, Sonic’s senior management team, Guggenheim Securities, Inspire or any other recipient of this information considered, or now considers, the projections to be material information of Sonic, or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the preliminary projections and of the updated projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Sonic common stock.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Sonic contained in Sonic’s public filings with the SEC. The projections were reviewed by Sonic’s senior management with, and considered by, the Sonic board of directors in connection with its evaluation and approval of the merger.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the forecasts to reflect circumstances existing after the date when we prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. We can give no assurance that, had our projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Neither Sonic nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders or any other person regarding the ultimate performance of Sonic compared to the information contained in our projections or that our projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in the projections and considering that the special meeting will be held several months after the preliminary projections and the updated projections, respectively, were prepared, stockholders are cautioned not to rely on the projections included in this proxy statement.

Certain of the measures included in the projections may be considered non-GAAP financial measures, as noted below. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. In addition, certain non-GAAP financial measures are a component of Sonic’s annual and long-term employee incentive plans. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Sonic may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the forecasts were relied upon by Guggenheim Securities for purposes of its financial analyses and opinion and by the Sonic board of directors in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Guggenheim Securities for purposes of its financial analyses and opinion or by the board of directors in connection with its consideration of the merger.

Preliminary Projections

	Projected Fiscal Year Ending August 31,
($ in millions)	2018 ($)	2019 ($)	2020 ($)	2021 ($)	2022 ($)	2023($)
Company Drive-in Sales	241	219	229	241	249	256
Franchise Drive-in Revenues	174	187	198	213	228	244
Total Revenues	425	417	440	465	488	511
Company Operated 4-Wall EBITDA	37	36	40	45	46	48
Selling, General and Administrative	77	81	86	90	94	99
Income from Operations	105	113	125	139	153	167
Adjusted EBITDA(1)	150	158	169	185	197	210
Capital Expenditures	39	31	37	38	29	29

(1)	Adjusted EBITDA includes add back of certain non-cash and one time charges. Adjusted Diluted EPS reflects net income per share on a diluted basis, before non-recurring items.

Updated Projections

	Projected Fiscal Year Ending August 31,
($ in millions)	2019 ($)	2020 ($)	2021 ($)	2022 ($)	2023($)
Company Drive-in Sales	221	231	242	249	256
Franchise Drive-in Revenues	184	196	210	225	241
Total Revenues	417	439	464	486	509
Company Operated 4-Wall EBITDA	36	40	45	46	48
Selling, General and Administrative	82	87	91	96	101
Income from Operations	110	121	134	149	163
Adjusted EBITDA(1)	155	166	181	193	206
Capital Expenditures	36	37	38	29	29

(1)	Adjusted EBITDA includes add back of certain non-cash and one time charges. Adjusted Diluted EPS reflects net income per share on a diluted basis, before non-recurring items.

Interests of Sonic’s Directors and Executive Officers in the Merger

In considering the recommendation by the Sonic board of directors that stockholders vote to adopt the merger agreement, stockholders should be aware that the directors and executive officers of Sonic have certain interests in the transaction that may be different from, or in addition to, the interests of Sonic stockholders generally. The members of the Sonic board of directors were aware of these interests and considered the interests of other directors, among other things, in evaluating the merger agreement and the transaction and in recommending that Sonic stockholders adopt the merger agreement.

Treatment of Sonic’s Equity Awards

Treatment of Sonic Stock Options

At the effective time, each then-outstanding Sonic stock option, whether or not vested or unvested, will become fully vested and exercisable and will be cancelled and each holder thereof will receive from the surviving corporation an amount in cash equal to the product of the excess, if any, of $43.50 over the per share exercise price of such Sonic stock option, multiplied by the aggregate number of shares issuable upon exercise of such Sonic stock option, subject to any applicable tax withholding.

The following table shows, as of October 17, 2018, with respect to Sonic’s directors, named executive officers (as identified in Sonic’s proxy statement on Schedule 14A filed with the SEC on December 18, 2017) and each other executive officer who served as an executive officer of Sonic at any point in time on or following September 1, 2017, (1) the number of shares of Sonic common stock underlying each vested Sonic stock option, (2) the expected value of vested Sonic stock options as of the effective time, (3) the number of shares of Sonic common stock underlying each unvested Sonic stock option (4) the expected value of unvested Sonic stock options as of the effective time and (5) the total expected value of outstanding Sonic stock options. The following table assumes a stock price of $43.50 per share.

Name	Shares Underlying Vested Sonic Stock Options (#)	Value of Vested Sonic Stock Options ($)	Shares Underlying Unvested Sonic Stock Options (#)	Value of Unvested Sonic Stock Options ($)	Total Value of Sonic Stock Options ($)
Directors
Tony D. Bartel	22,813	$394,361	8,237	$145,465	$539,827
R. Neal Black	11,811	$193,389	8,237	$145,465	$338,855
Steven A. Davis	6,675	$120,818	8,237	$145,465	$266,283
Lauren R. Hobart	22,813	$394,361	8,237	$145,465	$539,827
S. Kirk Kinsell	0	$0	8,237	$145,465	$145,465
Kate S. Lavelle	16,591	$251,753	8,237	$145,465	$397,218
Federico F. Peña	31,978	$691,582	8,237	$145,465	$837,048
Jeffrey H. Schutz	16,591	$251,753	8,237	$145,465	$397,218
Kathryn L. Taylor	22,813	$394,361	8,237	$145,465	$539,826
Susan E. Thronson	15,215	$233,590	8,237	$145,465	$379,056

Executive Officers
Clifford Hudson	0	$0	262,165	$4,546,963	$4,546,963
Claudia S. San Pedro	57,649	$1,230,360	88,790	$1,550,626	$2,780,986
Corey R. Horsch	9,663	$159,460	43,843	$770,303	$929,762
John H. Budd III	0	$0	52,250	$906,284	$906,284
Jose A. Dueñas	11,978	$238,602	55,338	$1,031,414	$1,270,016
Christina D. Vaughan	24,493	$535,670	37,284	$659,561	$1,195,230
Paige S. Bass	83,532	$1,907,081	47,021	$815,837	$2,722,918
E. Edward Saroch	50,952	$1,133,733	29,040	$504,000	$1,637,733
Lori I. Abou Habib	7,124	$110,476	19,038	$330,172	$440,648
Michelle E. Britten	25,572	$622,505	14,320	$249,662	$872,167
Carolyn C. Cummins	34,877	$929,531	14,505	$252,276	$1,181,807

Treatment of Restricted Stock Units

At the effective time, each restricted stock unit subject to time-based restrictions (which we refer to as “restricted stock units”) granted under the Sonic Corp. 2006 Long-Term Incentive Plan, as amended and restated effective January 16, 2014, and outstanding as of immediately prior to the effective time will become fully vested as of the effective time and will be cancelled and converted into a right to receive an amount in cash equal to the product of $43.50 and the aggregate number of shares subject to such restricted stock unit, subject to all applicable tax withholding.

The following table shows, as of October 17, 2018, with respect to Sonic’s directors, named executive officers (as identified in Sonic’s proxy statement on Schedule 14A filed with the SEC on December 18, 2017) and each other executive officer who served as an executive officer of Sonic at any point in time on or following September 1, 2017: (1) the number of shares of Sonic common stock underlying each restricted stock unit and (2) the expected value of each such restricted stock unit as of the effective time. The following table assumes a stock price of $43.50 per share.

Name	Shares Underlying Restricted Stock Units (#)	Value of Restricted Stock Units ($)
Directors
Tony D. Bartel	2,032	$88,392
R. Neal Black	2,032	$88,392
Steven A. Davis	2,032	$88,392
Lauren R. Hobart	2,032	$88,392
S. Kirk Kinsell	2,032	$88,392
Kate S. Lavelle	2,032	$88,392
Federico F. Peña	2,032	$88,392
Jeffrey H. Schutz	2,032	$88,392
Kathryn L. Taylor	2,032	$88,392
Susan E. Thronson	2,032	$88,392

Executive Officers
Clifford Hudson	0	$0
Claudia S. San Pedro	0	$0
Corey R. Horsch	0	$0
John H. Budd III	0	$0
Jose A. Dueñas	14,000	$609,000
Christina D. Vaughan	0	$0
Paige S. Bass	0	$0
E. Edward Saroch	10,000	$435,000
Lori I. Abou Habib	5,000	$217,500
Michelle E. Britten	0	$0
Carolyn C. Cummins	0	$0

Quantification of Equity Compensation Awards

See the section entitled “Advisory Vote on Specified Compensation (Proposal 2)” beginning on page 97 of this proxy statement for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K based on the assumptions described in such section, including the assumption that the effective time occurs on February 25, 2019, and that the price per share of Sonic common stock is equal to $43.50.

Nonqualified Deferred Compensation Plan

Pursuant to the Sonic Corp. Nonqualified Deferred Compensation Plan, as amended and restated effective April 10, 2013 (which we refer to as the “NQDC plan”), upon a change in control of Sonic, each participant in the NQDC plan will receive, instead of receiving payments in accordance with the payment schedule that the participant has elected to apply to a termination of employment not in connection with a change in control, a single lump sum payment of his or her account within thirty (30) days of the change in control regardless of whether the participant experiences a termination of employment. For purposes of the NQDC plan, the merger will constitute a change in control.

The following table shows, as of October 17, 2018, with respect to Sonic’s named executive officers (as identified in Sonic’s proxy statement on Schedule 14A filed with the SEC on December 18, 2017) and each other executive officer who served as an executive officer of Sonic at any point in time on or following September 1, 2017, the estimated amounts that each executive officer would be eligible to receive in connection with the merger pursuant to the NQDC plan.

Name	NQDC Plan ($)
Executive Officers
Clifford Hudson	$314,308
Claudia S. San Pedro	$0
Corey R. Horsch	$0
John H. Budd III	$0
Jose A. Dueñas	$0
Christina D. Vaughan	$0
Paige S. Bass	$36,532
E. Edward Saroch	$7,668
Lori I. Abou Habib	$0
Michelle E. Britten	$0
Carolyn C. Cummins	$128,096

Cash Incentives

Pursuant to Sonic’s Senior Executive Cash Incentive Plan, as amended and restated as of January 19, 2017 and Sonic’s Employee Cash Incentive Plan, effective as of January 6, 2011 (which, together, we refer to as the “Cash Incentive Plans”), in the event a participant’s employment is actually or constructively terminated within the 365-day period following a change in control, Sonic will pay to such participant a short-term cash bonus and long-term cash bonuses with respect to performance periods for the year in which the termination of employment occurs as if the performance goals for the affected performance periods had been achieved at 100%, in each case prorated based on the number of months each participant was employed during the performance period through the date of termination.

The following table shows, as of October 17, 2018, with respect to Sonic’s named executive officers (as identified in Sonic’s proxy statement on Schedule 14A filed with the SEC on December 18, 2017) and each other executive officer of Sonic who served as an executive officer of Sonic at any point in time on or following September 1, 2017, the value of the prorated cash incentive bonuses that would be payable assuming an actual or constructive termination of employment by Sonic upon the closing of a merger that occurs on October 17, 2018.

Name	Prorated Short-Term Cash Bonus	Prorated Long-Term Cash Bonus
Executive Officers
Clifford Hudson	$115,270	$944,089
Claudia S. San Pedro	$49,315	$263,584
Corey R. Horsch	$20,712	$48,078
John H. Budd III	$40,438	$193,062
Jose A. Dueñas	$37,479	$75,434
Christina D. Vaughan	$25,677	$77,766
Paige S. Bass	$27,485	$174,027
E. Edward Saroch	$24,938	$106,991
Lori I. Abou Habib	$11,836	$48,803
Michelle E. Britten	$8,824	$48,858
Carolyn C. Cummins	$10,333	$49,113

See the section entitled “The Merger Agreement—Other Covenants and Agreements” beginning on page 82 of this proxy statement for adjustments to be made to outstanding awards under the Cash Incentive Plans.

Employment Agreements

Executive Officer Employment Agreements

Sonic is party to an employment agreement with each of its executive officers other than Ms. Britten. Each of these employment agreements provides for a one-year term, other than Mr. Hudson’s agreement, which provides for a two (2)-year term. Each employment agreement provides for an automatic one-year extension of the term unless either Sonic or the employee gives a contrary written notice to the other not later than the annual anniversary date of the employment agreement.

Pursuant to each employment agreement, the executive officers have agreed to restrictions on the use of confidential information and, for a period of six (6) months following any termination of employment, not to compete with Sonic. In addition, all executive officers other than Mr. Hudson have agreed not to disparage Sonic following termination of employment and, for a period of six (6) months following termination of employment, have agreed not to solicit Sonic’s employees, franchisees and vendors.

Each employment agreement also provides for severance payments based upon a multiple of base salary (which we refer to as the “base salary multiple”) for certain termination of employment events (which we refer to as “covered terminations”). In the event a termination of employment does not occur within the twelve (12)-month period following a change in control transaction, a covered termination will mean a termination by Sonic without “cause” or non-renewal of the employment agreement by Sonic. In the event a termination of employment occurs within the twelve (12)-month period following a change in control transaction, a covered termination will mean a termination by Sonic without “cause,” non-renewal of the employment agreement by Sonic or a resignation by the employee for “good reason.” Severance payments made in connection with a change in control transaction will be paid in a lump sum no later than the fifteenth (15) day following the third (3) month following the later of the end of Sonic’s tax year or the employee’s tax year in which occurs the termination of such employee’s employment. Severance payments made other than in connection with a change in control transaction will be in equal semi-monthly installments.

Under each employment agreement, “cause” means generally (i) the willful and intentional failure by the employee to substantially or satisfactorily perform his or her duties under the employment agreement, (ii) commission of an act that is either illegal or not in the ordinary course of the employee’s responsibilities that exposes Sonic to a significant level of undue liability, (iii) a material breach of the employment agreement, (iv) a conviction or plea of nolo contendere to any felony or any other crime involving dishonesty or moral turpitude, (v) employee’s engagement in an act of dishonesty, violence or threat of violence, (vi) employee’s material breach of a written policy of Sonic or the rules of any governmental or regulatory body applicable to Sonic or (vii) any other willful misconduct by the employee that is materially injurious to the financial condition or business reputation of Sonic or any of its subsidiaries or affiliates. Following a change in control, no employee will be terminated for cause unless such action is ratified by a majority of the Sonic board of directors within thirty (30) days of such termination of employment (after reasonable notice to the employee and an opportunity for the employee to be heard by the board of directors).

Under each employment agreement, “good reason” means generally (i) assignment to employee of duties materially inconsistent with the employee’s position, office, duties, responsibilities and status immediately prior to the change in control, (ii) a material reduction in salary, (iii) failure of Sonic to provide employee with substantially the same employee fringe benefits (or a package of fringe benefits that is substantially comparable in all material respects) as those provided to the employee immediately prior to the change in control, (iv) employee’s relocation to any place more than fifty (50) miles from the location to which employee provided services prior to the change in control, (v) any material failure by Sonic to comply with any provision of the employment agreement or (vi) the failure of a successor to Sonic to assume the obligations of the employment agreement. No termination for good reason will be effective unless Sonic fails to cure the act or omission giving rise to good reason within thirty (30) days of receiving notice of such act or omission.

The following table shows, as of October 17, 2018, with respect to Sonic’s named executive officers (as identified in Sonic’s proxy statement on Schedule 14A filed with the SEC on December 18, 2017) and each other executive officer who served as an executive officer of Sonic at any point in time on or following September 1, 2017, the base salary multiple and the value of the severance that would be payable pursuant to the employment agreements, assuming a covered termination within twelve (12) months of the closing of a merger that occurs on October 17, 2018.

Name	Base Salary Multiple if No Transaction	Base Salary Multiple Within 12 Months of a Transaction	Cash Severance Within 12 Months of a Transaction
Executive Officers
Clifford Hudson	2	3	$2,629,590
Claudia S. San Pedro	1	2	$1,000,000
Corey R. Horsch	1⁄2	1	$350,000
John H. Budd III	1	2	$820,000
Jose A. Dueñas(1)	1	3	$1,140,000
Christina D. Vaughan	1	2	$710,000
Paige S. Bass	1	2	$760,000
E. Edward Saroch	1	2	$698,586
Lori I. Abou Habib	1⁄2	1	$300,000
Carolyn C. Cummins	1⁄2	1	$261,903

(1) As of January 31, 2019, Mr. Dueñas’s multiple within 12 months of a transaction will be 2.

Pursuant to the terms of each employment agreement, no employee is entitled to receive any tax gross-up for any excise tax imposed upon him or her under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). In the event that any payments or benefits paid or payable to an employee pursuant to an employment agreement or any other plan, program or arrangement maintained by Sonic would constitute a “parachute payment” within the meaning of Section 280G of the Code, such payments and benefits would be reduced to the largest amount as will result in no portion of the payments and benefits being subject to the excise tax imposed by Section 4999 of the Code.

Amended and Restated Sonic Corp. Executive Severance Plan

Ms. Britten is a participant in Sonic’s Amended and Restated Sonic Corp. Executive Severance Plan (which we refer to as the “severance plan”). The severance plan provides that Ms. Britten will be entitled to a severance payment based upon the base salary multiple in the event of a covered termination. In the event a termination of employment does not occur within the twelve (12)-month period following a change in control transaction, a covered termination will mean a termination by Sonic without “cause.” In the event a termination of employment occurs within the twelve (12)-month period following a change in control transaction, a covered termination will mean a termination by Sonic without “cause,” or a resignation by the employee for “good reason.” Severance payments made in connection with a change in control transaction will be paid in a lump sum no later than the fifteenth (15) day following the third (3) month following the later of the end of Sonic’s tax year or the employee’s tax year in which occurs the termination of such employee’s employment. Severance payments made other than in connection with a change in control transaction will be in equal semi-monthly installments.

Participants in the severance plan have agreed to restrictions on the use of confidential information and, for a period of six (6) months following any termination of employment, not to compete with Sonic. In addition, participants have agreed not to disparage Sonic following termination of employment and, for a period of six (6) months following termination of employment, have agreed not to solicit Sonic’s employees, franchisees and vendors.

Under the severance plan, “cause” means generally (i) the willful and intentional failure by the employee to substantially or satisfactorily perform his or her duties, (ii) commission of an act that is either illegal or not in the ordinary course of the employee’s responsibilities that exposes Sonic to a significant level of undue liability, (iii) an act or omission that constitutes a material breach by the participant of any of the participant’s obligations as an employee of Sonic, (iv) a conviction or plea of nolo contendere to any felony or any other crime involving dishonesty or moral turpitude, (v) employee’s engagement in an act of dishonesty, violence or threat of violence, (vi) employee’s material breach of a written policy of Sonic or the rules of any governmental or regulatory body applicable to Sonic or (vii) any other willful misconduct by the employee that is materially injurious to the financial condition or business reputation of Sonic or any of its subsidiaries or affiliates.

Under the severance plan, “good reason” means generally (i) assignment to employee of duties materially inconsistent with the employee’s position, office, duties, responsibilities and status immediately prior to the change in control, (ii) a material reduction in salary, (iii) failure of Sonic to provide employee with substantially the same employee fringe benefits (or a package of fringe benefits that is substantially comparable in all material respects) as those provided to the employee immediately prior to the change in control, (iv) employee’s relocation to any place more than fifty (50) miles from the location to which employee provided services prior to the change in control, (v) the failure of Sonic to provide the participant with the same number of paid vacation days to which the participant is entitled at the time of the change in control or (vi) the failure of a successor to Sonic to assume the obligations of the severance plan. No termination for good reason will be effective unless Sonic fails to cure the act or omission giving rise to good reason within thirty (30) days of receiving notice of such act or omission.

In the event of a covered termination within 12 months of a change in control transaction that occurs on October 17, 2018, Ms. Britten’s base salary multiple will be 1 and her cash severance will equal $223,654. In the event of a covered termination that does not occur within 12 months of a change in control transaction, Ms. Britten’s base salary multiple is  1⁄2.

280G Mitigation Actions

As described above, the employment agreements and the severance plan provide a limitation in the event the executive officer would be subject to excise taxes due to Section 280G of the Code (which we refer to as the “280G excise tax”). Based on information available to date, certain executives may, absent any mitigating actions, be subject to the 280G excise tax.

While Sonic will be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code), the Compensation Committee of the Sonic board of directors has not yet approved any specific actions to mitigate the possible impact of Section 280G of the Code on Sonic and certain of the executives.

Other Employee Arrangements

For the one-year period immediately following the effective time and ending on the first (1) anniversary of the closing date, Inspire must, and will cause the surviving corporation to, (x) provide each Sonic employee and each employee of its subsidiaries as of the effective time with at least the same level of base salary, “holiday mint” bonus (on the same terms as generally provided to Sonic employees in the past and in an amount equal to a half a month of base salary), cash incentive compensation opportunity and other variable cash compensation opportunity that was provided to such Sonic employee immediately prior to the effective time, and (y) provide the Sonic employees with other employee benefits that are no less favorable in the aggregate than those provided to such Sonic employees and their covered dependents immediately prior to the effective time (excluding all equity-based compensation).

From and after the effective time, Inspire will cause the surviving corporation and its subsidiaries to honor, in accordance with their terms, all contracts, policies, plans and commitments of Sonic and its subsidiaries as in effect immediately prior to the effective time that are applicable to any current or former employees or directors of Sonic or any subsidiary of Sonic, including any short-term or long-term cash incentive awards granted pursuant to the Cash Incentive Plans, provided that such incentive awards, to the extent earned to date, have been properly accrued.

Without crediting service that would result in duplication of benefits for the same period of service, Inspire must, and will cause the surviving corporation to, provide to Sonic employees credit for all service with Sonic and its subsidiaries and their respective predecessors under any employee benefit plan of Inspire, the surviving corporation, or any of their subsidiaries in which any Sonic employee may be eligible to participate at or after the effective time for purposes of eligibility to participate, vesting, benefit accrual (solely for purposes of any vacation policy and severance policy) and eligibility to receive benefits, to the same extent recognized by Sonic or any of its subsidiaries under comparable Sonic benefit plans immediately prior to the effective time. For the avoidance of doubt, each Sonic employee’s vacation and sick time accruals, as of the effective time, will carry over to Inspire, the surviving corporation or any of their respective subsidiaries, provided that such accruals have been paid or properly recorded as a liability on the books of the relevant entity.

Inspire must, or must cause the surviving corporation to, use commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee and any covered dependent under any welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Inspire or the surviving corporation to the same extent waived under a comparable Sonic benefit plan, and (ii) provide credit to each Sonic employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Sonic employee or covered dependent under the Sonic benefit plans during the relevant plan year, up to and including the effective time.

Insurance and Indemnification of Directors and Executive Officers

See “The Merger Agreement—Other Covenants and Agreements,” beginning on page 82 of this proxy statement, for a summary of the obligations of Inspire and the surviving corporation with respect to insurance indemnification of directors and executive officers after the effective time.

Benefit Arrangements with the Surviving Corporation

See “The Merger Agreement—Other Covenants and Agreements,” beginning on page 82 of this proxy statement, for a summary of certain post-closing covenants related to employee benefit arrangements.

Financing

The total amount of funds necessary to consummate the merger and the other transactions contemplated by the merger agreement, including the funds needed to pay to the stockholders the amounts due to them under the merger agreement and make payments in respect of outstanding equity awards, may be funded with equity financing to be provided by the Roark funds, which in the aggregate have agreed to capitalize Inspire with up to approximately $1.635 billion (which we refer to as the “equity commitments”), subject to the terms and conditions of the two (2) equity commitment letters. The merger is not conditioned upon receipt of financing by Inspire.

Inspire is not restricted from pursuing potential debt financing to fund a portion of the amounts payable in connection with the transactions contemplated by the merger agreement. Between September 24, 2018 and the consummation of the merger, Sonic has agreed to provide such reasonable assistance and cooperation as Inspire may reasonably request in connection with any proposed debt financing (provided, that such requested assistance and cooperation does not interfere with the ongoing operation of Sonic’s business). In the event that Sonic reasonably determines that any action related to financing could reasonably be expected to result in a securitization adverse event or result in a breach or inaccuracy with respect to Sonic’s representations and warranties regarding the securitization agreement or collateral transaction documents (as described below in the section entitled “The Merger Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 77 of this proxy statement), upon the written request of Sonic, Inspire must immediately cease and cause its affiliates to immediately cease the taking of such actions.

Equity Commitment Letters

In connection with entry into the merger agreement, Inspire has entered into two (2) equity commitment letters pursuant to which the Roark funds have committed, on the terms and conditions set forth in the equity commitment letters, to provide equity financing, directly or indirectly, in an aggregate amount of approximately $1.635 billion or a lesser amount to the extent that such amount is not required for Inspire to consummate the transactions contemplated by the merger agreement. The two (2) equity commitments are several but not joint obligations.

Funding of the equity financing is subject to the conditions provided in the equity commitment letters, which include:

•

the satisfaction or waiver in accordance with the merger agreement of all mutual conditions to consummate the merger and all conditions to Inspire’s obligation to consummate the merger set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing of the merger, but subject to such conditions being capable of and actually being satisfied at the closing of the merger); and

•	the substantially concurrent closing of the merger in accordance with the merger agreement.

Sonic is an express third-party beneficiary of the equity commitment letters for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the Roark funds’

obligation to fund the equity commitments to Inspire (as further described in “The Merger Agreement—Specific Performance” beginning on page 96 of this proxy statement). Subject to certain limitations, the obligations of the Roark funds to fund the equity financing under the equity commitment letters will terminate upon the earliest to occur of:

•	the valid termination of the merger agreement in accordance with its terms;

•

sixty (60) days following the outside date under the merger agreement, if the merger has not been consummated and no claim is validly brought under the equity commitment letters prior to the end of the sixty (60)-day period;

•	the closing of the merger and payment of all amounts payable under the equity commitment letters;

•

commencement by Sonic, any of its subsidiaries or any of their respective representatives (upon direction or with the authorization or encouragement of Sonic or any of its subsidiaries) of a lawsuit or other proceeding against the Roark funds or any of their permitted assignees to fund the equity commitments or for any other claim in respect of the merger agreement, the equity commitment letters, or the transactions contemplated thereby, other than in connection with enforcing Sonic’s rights as a third-party beneficiary under the equity commitment letters; and

•

commencement by Sonic, any of its subsidiaries or any of their respective representatives (upon direction or with the authorization or encouragement of Sonic or any of its subsidiaries) of a lawsuit or other proceeding asserting any claim for payment or other liabilities under or in respect of the merger agreement, the equity commitment letters or the transactions contemplated thereby against any former, current or future director, officer, agent, affiliate, manager, assignee or employee of any of the Roark funds (or any of their respective successors or permitted assignees), against any former, current or future general or limited partner, manager, stockholder or member of any of the Roark funds (or any of their respective successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, in each case, other than the Roark funds, Inspire, Merger Sub and their respective successors and permitted assignees.

Upon the valid termination of the equity commitment letters, the Roark funds will not have any further obligations or liabilities thereunder.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following summary discusses the material U.S. federal income tax consequences of the merger to holders of shares of Sonic common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the exchange of shares of Sonic common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Sonic stockholder in light of the Sonic stockholder’s particular circumstances, or to a Sonic stockholder that is subject to special rules, such as:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a dealer or broker in securities or non-U.S. currencies;

•	a trader in securities who elects the mark-to-market method of accounting;

•	a Sonic stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a mutual fund;

•	a U.S. expatriate or former citizen or long-term resident of the United States

•	a partnership, an S corporation or other pass-through entity (or an investor in such an S corporation or other pass-through entity);

•	a foreign pension fund and its affiliates;

•	a person whose functional currency is not the U.S. dollar;

•	a former citizen or former long-term resident of the United States;

•	a real estate investment trust or regulated investment company;

•	a Sonic stockholder that holds its shares of Sonic common stock through individual retirement or other tax-deferred accounts;

•	a Sonic stockholder that holds shares of Sonic common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction; or

•	a Sonic stockholder that acquired shares of Sonic common stock through the exercise of compensatory options or stock purchase plans or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Sonic common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of Sonic common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Sonic common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Sonic common stock should consult its tax advisors.

This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, any U.S. state or local or any non-U.S. tax consequences of the merger or the potential application of the Medicare contribution tax on net investment income. Accordingly, each Sonic stockholder should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of the merger consideration by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger plus the amount used to satisfy any applicable withholding taxes and (ii) such U.S. holder’s adjusted tax basis in its shares of Sonic common stock exchanged therefor.

If a U.S. holder’s holding period in the shares of Sonic common stock surrendered in the merger is greater than one year as of the date of the merger, the capital gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Sonic common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Sonic common stock that it holds.

U.S. Federal Income Tax Consequences to non-U.S. Holders

The receipt of the merger consideration by a non-U.S. holder pursuant to the merger will not be subject to U.S. federal income tax unless:

•

the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Sonic common stock at any time during the five (5)-year period preceding the merger, and Sonic is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period preceding the merger or the period that the non-U.S. holder held the shares of Sonic common stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. There can be no assurance that we do not currently constitute or will not become a “U.S. real property holding corporation.” Non-U.S. holders owning (actually or constructively) more than 5% of Sonic common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Backup Withholding and Information Reporting

Payments made in exchange for shares of Sonic common stock (including cash paid in lieu of fractional shares) pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

A non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on the merger consideration (including cash paid in lieu of fractional shares) received in exchange for shares of Sonic common stock unless the non-U.S. holder establishes an exemption, for example, by completing the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a Sonic stockholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a Sonic stockholder that fails to provide the correct taxpayer identification number.

Regulatory Clearances

Required Approvals

Under the merger agreement, the merger cannot be completed until any applicable waiting period under the HSR Act has expired or been terminated.

Sonic and Inspire filed their respective HSR Act notifications on October 1, 2018. On October 15, 2018, Sonic and Inspire each received notice that the FTC granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period under the HSR Act in respect of the merger has been satisfied.

Even after the applicable waiting period under the HSR Act expires or is terminated, the FTC and the Antitrust Division of the U.S. Department of Justice retain the authority to challenge the merger on antitrust grounds before or after the merger is completed. Likewise, at any time before or after the consummation of the merger, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Commitments to Obtain Approvals

Sonic, Inspire and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by the merger agreement, including using reasonable best efforts to (i) obtain all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the merger agreement and the consummation of the transactions contemplated thereby and (ii) provide such other information to any governmental authority as such governmental authority may lawfully request.

De-listing and De-registration of Sonic Common Stock

If the merger is completed, Sonic common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act.

Specific Performance

Each of the parties is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or (ii) an injunction restraining any such breach or threatened breach. Furthermore, Sonic is entitled to enforce specifically the terms of the equity commitment letters, pursuant to which the Roark funds are required to provide to Inspire funds in an amount sufficient to consummate the merger.

Notwithstanding the above paragraph, Sonic is only entitled to enforce specifically the equity commitment letters or cause Inspire or Merger Sub to consummate the merger if (i) all of the mutual conditions to consummate the merger and the conditions to the obligations of Inspire and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when closing would have occurred but for the failure of the equity commitment to be funded or the failure of Inspire and Merger Sub to consummate the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time); (ii) Sonic confirms to Inspire in writing its intent to proceed with consummation of the merger if specific performance is granted and the equity commitment is funded; and (iii) Inspire and Merger Sub have failed to consummate the merger by the time required under the merger agreement.

Litigation Relating to the Merger

No litigation relating to the merger was pending as of the time of filing this proxy statement.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of September 24, 2018, among Inspire, Merger Sub and Sonic, which we refer to as the “merger agreement,” and the copy of the merger agreement attached as Annex A to this proxy statement, are intended only to provide information regarding the terms of the merger agreement. They are not intended to provide any factual information about Sonic, Inspire or Merger Sub or to modify or supplement any factual disclosures about Sonic in its public reports filed with the SEC. Any material facts in Sonic’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement that contradict the factual statements about Sonic contained in the merger agreement will modify such factual statements. In particular, the merger agreement and the related summary are not intended to be disclosures regarding any facts and circumstances relating to Sonic. The merger agreement contains representations and warranties by, and covenants of, Sonic, Inspire and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Sonic’s public disclosures. Until the effective time, stockholders are not third-party beneficiaries under the merger agreement.

Additional information about Sonic may be found elsewhere in this proxy statement and in Sonic’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 110 of this proxy statement.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The merger agreement provides that at the effective time Merger Sub will merge with and into Sonic, with Sonic continuing as the surviving corporation and as a wholly owned subsidiary of Inspire. At the effective time of the merger, all of the property, rights, privileges, immunities, powers and franchises of Sonic and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions and duties of Sonic and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the surviving corporation, all as provided under the Delaware General Corporation Law, which we refer to as the “DGCL.” As of the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated as a result of the merger so as to read in its entirety as set forth in the applicable exhibit to the merger agreement and the bylaws of the surviving corporation will be amended and restated to be the same as the bylaws of Merger Sub in effect immediately before the effective time of the merger, and such certificate of incorporation and bylaws will not be amended, repealed or otherwise modified in any manner that would affect adversely the rights of individuals who were directors, officers, employees, fiduciaries or agents of Sonic or any subsidiary of Sonic for at least six (6) years.

The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation and the officers of Sonic immediately prior to the effective time will be the initial officers of the surviving corporation. The initial directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.

Closing of the Merger

The closing of the merger will take place on the date that is the later of (i) the second (2) business day after the satisfaction or waiver of the conditions to the closing set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the actual satisfaction or, to the extent permitted by law, waiver of such conditions) and (ii) December 21, 2018 (provided that Inspire or Sonic may postpone the closing of the merger for the cure period provided under Sonic’s securitization agreement or related transaction documents with respect to specified defaults under such securitization agreement or related transaction documents (unless such specified default is waived by Inspire in writing)), or at another time or date that is mutually agreed to in writing by Sonic and Inspire.

On the closing date or on another date that Sonic and Inspire may agree in writing, Sonic will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as may be agreed to by Sonic and Inspire and is specified in the certificate of merger.

Effect of the Merger on Sonic Common Stock

At the effective time, each share of Sonic common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Sonic common stock (i) held in treasury by Sonic or owned by any direct or indirect wholly owned subsidiary of Sonic, (ii) owned by Inspire or Merger Sub or any direct or indirect wholly owned subsidiary of Inspire or (iii) for which appraisal rights have been properly demanded in accordance with the DGCL) will be cancelled and automatically converted into the right to receive $43.50 in cash, which we refer to as the “merger consideration.” Shares of Sonic common stock described in clauses (i) and (ii) above will be cancelled at the effective time and will not be exchangeable for the merger consideration. Shares of Sonic common stock described in clause (iii) will also be cancelled at the effective time, and the holders of such shares will be entitled to the rights granted to them under Section 262 of the DGCL (as further described in the section entitled “Appraisal Rights” on page 104).

At the effective time, each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Payment Procedures

Prior to the effective time, Inspire will (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by Sonic to act as the paying agent for the purpose of effecting payments to the holders of shares of Sonic common stock entitled to receive the merger consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Sonic, with such paying agent for the payment of the merger consideration in accordance with the merger agreement. Prior to the effective time on the closing date, Inspire will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of Sonic common stock issued and outstanding immediately prior to the effective time, cash in an amount sufficient to pay the aggregate merger consideration required to be paid pursuant to the merger agreement.

Promptly after the effective time (and in no event later than two (2) business days thereafter), Inspire will cause to be mailed to each person who was, at the effective time, a holder of record of shares of Sonic common stock entitled to receive the merger consideration: (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the stock certificates or the non-certificated shares of Sonic common stock represented by book-entry (which we refer to as “book-entry shares”) in exchange for the merger consideration. Upon surrender of such certificates (or effective affidavits of loss in lieu thereof and delivery of a bond in a reasonable amount, if reasonably required, in each case in accordance with the merger agreement) to the paying agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the related instructions (and such other documents as may customarily be required by the paying agent), the holder of such shares will be entitled to receive in exchange for such shares the merger consideration which such holder has the right to receive pursuant to the merger agreement.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive in accordance with the merger agreement. Each registered holder of one or more book-entry shares will be required upon receipt by the paying agent of an “agent’s” message in customary form (or such other evidence, if any, as the paying agent may reasonably require) be entitled to receive, and the surviving corporation is required to cause the paying agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the paying agent may reasonably require), the merger consideration for each book-entry share.

Until surrendered as contemplated by the merger agreement, each stock certificate or book-entry share will be deemed at all times after the effective time to represent only the right to receive upon such surrender the merger consideration to which the holder of such stock certificate or book-entry share is entitled in accordance with the merger agreement. No interest will be paid or will accrue on any cash payable to holders of stock certificates or book-entry shares under the merger agreement.

From and after the effective time, holders of shares of Sonic common stock will cease to have any rights as stockholders of Sonic, except as provided in the merger agreement or by law.

Any cash deposited with the paying agent that remains undistributed to the former holders of shares of Sonic common stock twelve (12) months after the effective time will be delivered to the surviving corporation, upon demand, and any holders of shares of Sonic common stock who have not previously complied with the exchange procedures in the merger agreement may thereafter look only to the surviving corporation for, and the surviving corporation will remain liable for, payment of their claim for the merger consideration. Any amounts remaining unclaimed by holders of shares of Sonic common stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto. Neither Inspire nor the surviving corporation will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If any stock certificate has been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the surviving corporation, an indemnity bond reasonable in amount, the paying agent will pay in respect of such lost, stolen or destroyed stock certificate the merger consideration to which the holder of such stock certificate is entitled under the merger agreement. In the event of a transfer of ownership of shares of Sonic common stock that is not registered in the transfer records of Sonic, payment of the merger consideration may be made to a person other than the person in whose name the stock certificate or book-entry share so surrendered is registered if such stock certificate or book-entry share representing such shares will be presented to the paying agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment pays any transfer or other taxes required solely by reason of the payment of the merger consideration to a person other than the registered holder of such stock certificate or book-entry share or establish to the reasonable satisfaction of Inspire that such tax has been paid or is not applicable.

Treatment of Sonic’s Equity Awards

Treatment of Sonic Stock Options

At the effective time, each Sonic stock option that is outstanding and unexercised as of immediately prior to the effective time, whether or not vested or unvested, will become fully vested and exercisable and will be cancelled and each holder thereof will receive from the surviving corporation an amount in cash equal to the product of the excess, if any, of $43.50 over the per share exercise price of such Sonic stock option, multiplied by the aggregate number of shares issuable upon exercise of such Sonic stock option, subject to any applicable tax withholding. Sonic stock options with a per share exercise price equal to or greater than the merger consideration will be cancelled as of the effective time without payment of any cash consideration.

Treatment of Restricted Stock Units

At the effective time, each time-based restricted stock unit granted under the Sonic stock plans and outstanding as of immediately prior to the effective time will become fully vested as of the effective time and will be cancelled and converted into a right to receive an amount in cash equal to the product of $43.50 and the aggregate number of shares subject to such restricted stock unit, subject to all applicable tax withholding.

Sonic ESPP

Pursuant to the merger agreement, the Compensation Committee of the Sonic board of directors adopted resolutions providing that (a) with respect to any “offering period(s)” (as defined in the Sonic ESPP) open as of September 24, 2018 under the Sonic ESPP, such offering period(s) will terminate and any option to purchase shares under the Sonic ESPP will be deemed to have been exercised upon the earlier to occur of (i) the day that is four (4) business days prior to the effective time or (ii) the date on which such offering period(s) would otherwise end, and no additional offering period(s) will commence under the Sonic ESPP after September 24, 2018; (b) no individual participating in the Sonic ESPP will be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of September 24, 2018, or (B) except to the extent required by applicable law, make separate non-payroll contribution to the Sonic ESPP on or following September 24, 2018; (c) no individual who is not participating in the Sonic ESPP as of September 24, 2018 may commence participation in the Sonic ESPP following September 24, 2018; (d) the amount of the accumulated contributions of each participant under the Sonic ESPP as of immediately prior to the effective time will, to the extent not used to purchase shares in accordance with the terms and conditions of the Sonic ESPP, be refunded to such participant as of the effective time (without interest); and (e) upon consummation of the merger, the Sonic ESPP will terminate, effective immediately prior to the effective time.

Appraisal Rights

Notwithstanding anything to the contrary in the merger agreement, shares of Sonic common stock that are outstanding immediately prior to the effective time and that are held by Sonic stockholders who have neither voted in favor of the merger nor consented to the merger in writing and who have demanded properly in writing appraisal for such shares in accordance with Section 262 (collectively, we refer to such shares as the “dissenting shares”) will not be converted into, or represent the right to receive, the merger consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the effective time, all dissenting shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and, except as otherwise provided by applicable laws, each holder of dissenting shares will cease to have any rights with respect to the dissenting shares, other than such rights as are granted under Section 262. Such stockholders will be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262, except that all dissenting shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares under such Section 262 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time, the right to receive the merger consideration, without any interest thereon, upon surrender, in the manner provided in the merger agreement, of the certificate or certificates that formerly evidenced such shares.

Sonic is required to give Inspire (i) prompt notice and copies of any demands for appraisal received by Sonic, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Sonic and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. Sonic may not, except with the prior written consent of Inspire, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties of Sonic and of Inspire and Merger Sub.

Subject to certain exceptions in the merger agreement, in the disclosure schedule delivered by Sonic to Inspire in connection with the merger agreement (which we refer to as the “disclosure schedule”) and as disclosed in Sonic’s public filings with the SEC on or after August 31, 2015, the merger agreement contains representations and warranties of Sonic as to, among other things:

•	organization, good standing and qualification to do business;

•	Sonic subsidiaries;

•	authorized share capital of Sonic, issued and outstanding equity of Sonic and other matters regarding capitalization;

•	corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	absence of conflicts and required consents;

•

reports, forms, documents and financial statements of Sonic required by the SEC and establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	absence of certain events or changes in the business of Sonic from May 31, 2018 to September 24, 2018, including an absence of a “material adverse effect”;

•	litigation against or involving Sonic;

•	Sonic’s material contracts and enforceability thereof;

•	compliance with applicable laws (including anti-corruption laws) and permits;

•	Sonic’s employee benefit plans, employee relations and related labor matters;

•	real estate owned and leased by Sonic;

•	Sonic’s tax returns, filings and other tax matters;

•	compliance with environmental laws, permits issued pursuant to such environmental laws and absence of lawsuits against Sonic pertaining to such environmental laws;

•	insurance;

•	Sonic’s franchisees, including contractual relationships;

•	Sonic’s intellectual property;

•	quality and safety of food and beverage products of Sonic;

•	absence of affiliate transactions;

•	the top ten (10) largest suppliers of Sonic and Sonic’s subsidiaries and absence of certain changes relating to those relationships;

•	approval by the Sonic board of directors;

•	applicable state anti-takeover statutes or regulations;

•	opinion of Sonic’s financial advisor;

•	brokers’ fees and expenses; and

•	confirmation with respect to statements made in this proxy statement.

In addition, Sonic made representations and warranties regarding the indenture, including any supplements thereto (collectively, we refer to such indenture and supplements as the “securitization agreement”), between itself and Citibank, N.A., as trustee, pursuant to which Sonic subsidiaries have issued multiple series of Class A-1 and Class A-2 senior secured notes. Sonic represented and warranted under the merger agreement that the securitization agreement is in full force and effect and constitutes a legal, valid and binding obligation of Sonic and its subsidiaries who are parties to it and, to Sonic’s knowledge, the other parties to it. Furthermore, Sonic represented and warranted to, as of September 24, 2018 and as of the closing date, the absence of a “securitization adverse event” other than any securitization adverse event resulting from actions taken at the written direction or with the written consent of Inspire or an affiliate of Inspire.

A “securitization adverse event” is defined as:

(i)

certain defaults, termination events and events that could accelerate payment of indebtedness under the securitization agreement or under certain related agreements (which we refer to as the “related documents”);

(ii)

any default under agreements relating to providing collateral under the securitization agreement (which we refer to as the “collateral transaction documents”) that would be reasonably likely to result in any of the events or occurrences listed in the provision above; or

(iii)

any amendment to the securitization agreement or the collateral transaction documents or any action to cure events that could become a default, termination event or event that could accelerate payment of indebtedness under the securitization agreement or related agreements, other than certain immaterial amendments and cures that do not result in payment or incurrence of liabilities exceeding $500,000 in the aggregate.

If any “default” referred to in paragraph (i) above or any default under the collateral transaction documents described in paragraph (ii) above occurs that would reasonably be expected to result in any of the other events described in paragraph (i) above, and such “default” or default under the collateral transaction documents is capable of being cured pursuant to the applicable agreement (which we refer to as a “specified default”), Inspire or Sonic has the right to postpone closing for the duration of the cure period under the securitization agreement.

Subject to certain exceptions in the merger agreement, the merger agreement also contains representations and warranties of Inspire and Merger Sub as to, among other things:

•	organization, good standing and qualification to do business;

•	corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	absence of conflicts and consents;

•	absence of ownership of any shares of Sonic common stock;

•	litigation against or involving Inspire;

•	operations of Merger Sub;

•

that Inspire has provided Sonic true, accurate and complete copies of equity commitment letters from the Roark funds pursuant to which the Roark funds have committed to provide funds that represent the full amount of the merger consideration and other amounts payable in connection with the merger and the transactions contemplated by the merger agreement;

•	the solvency of Inspire immediately after giving effect to the consummation of the transactions contemplated by the merger agreement;

•	broker’s fees and expenses;

•	confirmation with respect to statements made in this proxy statement; and

•	non-reliance on estimates, projections, forecasts, forward-looking statements and business plans of Sonic.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to Sonic or a “parent material adverse effect” with respect to Inspire.

For purposes of the merger agreement, a “material adverse effect” with respect to Sonic means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Sonic and its subsidiaries, taken as a whole.

However, no change, effect, event, occurrence, development, condition or fact arising out of or resulting from any of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been, or there is reasonably expected to be, a material adverse effect:

•	a change in general political, social, geopolitical or regulatory conditions;

•	any change in economic, financial, credit or capital market conditions, including interest, foreign exchange or exchange rates;

•	a change generally affecting the industry in which Sonic and its subsidiaries operate;

•	any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof);

•	any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal of any law;

•	any seasonal fluctuations affecting the business of Sonic, its subsidiaries or its franchisees;

•	any change in prices, availability or quality of raw materials used in the businesses of Sonic, its subsidiaries or its franchisees;

•

any outbreak, escalation or acts of terrorism or sabotage, armed hostility or war (whether or not declared) or any weather-related event, fire or natural disaster, force majeure or acts of God or other national or international calamity or the worsening of any of the occurrences or conditions referred to in this provision;

•

changes in the market price or trading volume of the shares of Sonic common stock (provided, that the underlying causes of such changes may be considered in determining whether there is a material adverse effect);

•

the announcement of the merger agreement and the transactions contemplated by the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including any impact on Sonic’s or its subsidiaries’ relationships with employees, customers, suppliers, Sonic’s franchisees or any other person (including pursuant to contractual relationships); provided, that such exception does not relate to the representation regarding the absence of conflicts and events;

•	the taking of any action required by, or the failure to take any action prohibited by, the merger agreement or consented to or requested by Inspire;

•

any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (provided, that the underlying causes of such failure may be considered in determining whether there is a material adverse effect);

•	the identity of, or any facts relating to, Inspire or Merger Sub; or

•

any actions relating to the merger agreement or the transactions contemplated by the merger agreement made or brought by any of the current or former stockholders of Sonic (on their own behalf or on behalf of Sonic) or any other person.

However, with respect to the exceptions described in the first, second, third, fourth and fifth bullet points above, such exceptions will only apply to the extent that such change, effect, event, occurrence, development, condition or fact does not have a materially disproportionate impact on Sonic and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Sonic and its subsidiaries operate.

For the purpose of the merger agreement, a “parent material adverse effect” with respect to Inspire means any change, effect, event, occurrence, development, condition or fact that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement by Inspire or Merger Sub or otherwise prevent, materially delay or materially impede Inspire or Merger Sub from performing its obligations under the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period commencing on September 24, 2018, and ending at the effective time of the merger, except (i) as set forth in the disclosure schedule or as otherwise expressly provided by the merger agreement or for matters required by law, or (ii) as consented to in writing by Inspire, which consent will not be unreasonably withheld, conditioned or delayed, Sonic must, and must cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, and use commercially reasonable efforts to preserve materially intact its and its subsidiaries’ business organization, preserve in all material respects Sonic’s and its subsidiaries’ relationships with significant franchisees and the franchise system as a whole, key employees and its material suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with Sonic or any of its subsidiaries and comply in all material respects with applicable law, in each case in a manner consistent with past practice. Further, the merger agreement also provides that, from September 24, 2018, through the effective time of the merger, except (i) as set forth in the disclosure schedule to the merger agreement or as otherwise expressly required by the merger agreement or for matters required by law, or (ii) with the prior written consent of Inspire, which consent will not be unreasonably withheld, conditioned or delayed (and such consent will be deemed to be given if within five (5) business days after Sonic has provided to Inspire a written request for consent, Inspire has not rejected such request in writing), Sonic must not, and must not permit any of its subsidiaries, to do any of the following (among other prohibitions):

•

declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a wholly owned subsidiary of Sonic to its parent;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

•

repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the acquisition by Sonic of shares of Sonic common stock in connection with the surrender of shares by holders of Sonic stock options in order to pay the exercise price thereof, (ii) the withholding of shares of Sonic common stock to satisfy tax obligations with respect to awards granted pursuant to Sonic’s stock plans, (iii) the acquisition by Sonic of Sonic common stock pursuant to a re-purchase plan that was publicly announced prior to September 24, 2018 and (iv) the acquisition by Sonic of Sonic stock options and restricted stock units in connection with the forfeiture of such awards;

•

issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under Sonic’s stock plans outstanding on September 24, 2018 in accordance with their present terms, and (ii) as required to comply with any employee benefit plan as in effect on September 24, 2018;

•	amend Sonic’s charter or by-laws or the comparable organizational documents of any of Sonic’s subsidiaries;

•

acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (A) any other person (or all or substantially all of the assets of any person) or (B) any assets, real property, securities, properties, interests or businesses that are material to Sonic and its subsidiaries, taken as a whole, subject to limited exceptions;

•

sell, transfer, lease, license, sublicense, abandon or otherwise dispose of any of its material properties or assets (including capital stock of any subsidiary of Sonic and intangible property), subject to certain exceptions;

•

(i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Sonic or any of its subsidiaries or guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or similar agreement to maintain any financial statement condition of another person (other than Sonic or any wholly owned Sonic subsidiary) (subject to certain exceptions) or (ii) make any loans or capital contributions to, or investments in, any other person, in an aggregate amount of $2,000,000 or more for all such investments, other than to any wholly owned Sonic subsidiary;

•

increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by Sonic or any of its subsidiaries to any current or former directors, officers or employees;

•	enter into any employment, consulting, severance, retention or termination agreement or arrangement with any director or executive officer of Sonic;

•	establish, adopt or enter into or amend in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

establish, adopt, enter into, modify or terminate any employee benefit plan other than renewals of employee benefit plans that are health, welfare and insurance plans in the ordinary course of business on terms not materially more favorable to employees than those in effect on September 24, 2018;

•	act to accelerate or fund or in any other way secure any rights or benefits under any employee benefit plan to the extent not already provided in any such employee benefit plan;

•	pay any bonus to any of the current or former directors, officers, employees or consultants of Sonic or its subsidiaries;

•	promote any employee who is an officer to a position more senior than such employee’s position as of September 24, 2018, or promote a non-officer employee to an officer position;

•	grant any new awards under any employee benefit plan;

•	take any action to amend, waive or accelerate any rights or benefits under any employee benefit plan;

•	grant, amend or modify any equity or equity-based awards;

•

hire or terminate without cause any officer, employee, independent contractor or consultant, other than in the ordinary course of business with respect to any such person who (A) has or will have an annual base compensation of less than $200,000 and (B) is not a vice president or more senior employee of Sonic or any of its subsidiaries;

•

forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business), to directors, officers, contractors or employees of Sonic or any of its subsidiaries;

•	unless required by applicable law, reclassify any independent contractor as an employee of Sonic or any of its subsidiaries who would have an annual base salary exceeding $100,000;

•	settle any legal action, in each case involving or against Sonic or any subsidiary of Sonic, subject to certain exceptions;

•	make any material change in accounting methods, principles or practices by Sonic or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or enter into a new line of business or franchise system;

•	take certain tax-related actions;

•

make capital expenditures other than in accordance with the budget provided to Inspire, maintenance capital expenditures and required repairs and any other capital expenditures not in excess of $2 million in the aggregate;

•

voluntarily terminate, amend, modify or waive material rights or material claims under certain material contracts or enter into any contract that would have been considered such contract if it had been entered into prior to September 24, 2018, in each case, other than in the ordinary course of business;

•

enter into any material contract that would, to the knowledge of Sonic, bind affiliates of the surviving corporation (other than Sonic, the surviving corporation or subsidiaries of Sonic or the surviving corporation) following the closing;

•	fail to use commercially reasonable efforts to renew or maintain existing insurance policies or form any captive insurance program;

•

make any material change to the terms of Sonic’s or any of its subsidiaries’ system-wide policies or procedures with respect to franchisee royalty or other fees and charges, or maintenance of Sonic funds or franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business;

•

subject to certain exceptions, open any restaurant in a country where Sonic or any subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which Sonic or any subsidiary does not currently conduct other operations; or

•	agree to take any of the above actions.

Other Covenants and Agreements

No Solicitation; Acquisition Proposals

Except as expressly permitted by the merger agreement, Sonic has agreed that it will and will cause its subsidiaries and will instruct, and use its reasonable best efforts to cause, its and its subsidiaries’ respective officers, directors, employees, financial advisors, accountants, consultants, legal counsel, agents and other representatives and advisors (which we refer to as “representatives”) to immediately cease and cause to be terminated, any solicitation, discussions or negotiations that may be ongoing with a potential acquirer or its representative with respect to an acquisition proposal, and will promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives. In addition, Sonic has agreed that it and its subsidiaries will not modify, amend, terminate, waive, release, or fail to enforce, any standstill provisions (including provisions that restrict or prohibit the purchase of shares of Sonic common stock) of any confidentiality agreement (or any similar agreement) to which Sonic or any of its subsidiaries is a party relating to an acquisition proposal, subject to certain exceptions specified in the merger agreement (as described below).

Under the merger agreement, an “acquisition proposal” means any proposal or offer, from any person or group, other than Inspire or Merger Sub, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of Sonic and its subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets, revenue or net income of Sonic and its subsidiaries indirectly through the acquisition of equity interests of one of Sonic’s subsidiaries, or (2) 20% or more of any class of voting securities of Sonic; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of Sonic; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving Sonic (other than any such transaction among Sonic and any of its wholly owned subsidiaries or among its wholly owned subsidiaries).

Except as expressly permitted by the merger agreement (as described below), during the period between September 24, 2018 and the effective time, Sonic has agreed that neither it nor any Sonic subsidiary will, and it will use its reasonable best efforts to cause its representatives and its subsidiaries’ representatives not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of, any acquisition proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal, except to notify such person of the existence of the relevant provision in the merger agreement or (iii) except for an acceptable confidentiality agreement, enter into any acquisition agreement, merger agreement or similar agreement relating to any acquisition proposal or that would require Sonic to abandon, terminate or fail to consummate the merger (we refer to each as an “acquisition agreement”).

Receipt of Acquisition Proposal

Prior to the approval of Sonic stockholders, if Sonic receives an acquisition proposal that did not result from a breach of the merger agreement and the Sonic board of directors determines (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal is, or could reasonably be expected to result in, a superior proposal, Sonic may (i) engage or participate in discussions or negotiations with the person making such acquisition proposal and its representatives regarding such acquisition proposal and (ii) furnish information to the person making such acquisition proposal pursuant to a confidentiality agreement with terms no less favorable, in the aggregate, to Sonic than the terms of the confidentiality agreement entered into by Roark and Sonic in connection with the merger agreement (which we refer to as an “acceptable confidentiality agreement”).

Under the merger agreement, a “superior proposal” means any written acquisition proposal that is on terms that the Sonic board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and after taking into account the legal, financial, regulatory and other aspects of such acquisition proposal (including the person or group making the acquisition proposal) (x) is reasonably capable of being consummated in accordance with its terms and (y) if consummated would result in a transaction more favorable to Sonic stockholders, from a financial point of view, than the merger (taking into account any proposed amendment or modification proposed by Inspire). For purposes of the reference to “acquisition proposal” in this paragraph, all references to “20%” in this definition of “acquisition proposal” will be deemed references to “50%.”

Notice of Acquisition Proposal

After receipt of any acquisition proposal or any request for non-public information relating to an acquisition proposal or inquiries, offers or proposals that could reasonably be expected to result in an acquisition proposal,

Sonic must, within forty-eight (48) hours, notify Inspire of the material terms of such acquisition proposal or similar request, inquiry, offer or proposal received by Sonic, and the identity of the person or group making such acquisition proposal or other request, inquiry, offer or proposal. Sonic must (i) keep Inspire reasonably informed on a prompt basis of the status and terms of, and changes in, any such acquisition proposal or request, inquiry, offer or proposal (including copies of any material written requests, proposals, offers or agreements) and (ii) make available to Inspire copies of all written due diligence materials concerning Sonic provided by Sonic to such party to the extent not previously made available to Inspire. Promptly and within forty-eight (48) hours following a determination by the Sonic board of directors that an acquisition proposal is a superior proposal, Sonic must notify Inspire of such determination.

The Sonic Board Recommendation; Adverse Recommendation Change; Fiduciary Exception

As described above, and subject to the provisions described below, the Sonic board of directors has recommended that Sonic stockholders vote “FOR” the proposal to adopt the merger agreement, which recommendation we refer to as the “board recommendation.” The merger agreement provides that the Sonic board of directors will not effect an “adverse recommendation change” (as described in the paragraph below) except as described below.

Under the merger agreement, generally, the Sonic board of directors may not (i) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Inspire or Merger Sub) the board recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any acquisition proposal; (iii) fail to include the board recommendation in this proxy statement; (iv) fail to recommend against any acquisition proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such offer; or (v) if an acquisition proposal (other than described in the previous clause (iv)) has been publicly announced or disclosed, fail to reaffirm the board recommendation upon the written request of Inspire within ten (10) business days after such written request (any action in the foregoing clauses (i)-(v) being referred to as an “adverse recommendation change”).

At any time prior to obtaining the approval of Sonic stockholders, Sonic may grant a waiver or release under any standstill agreement or similar agreement to permit a person covered by such standstill to submit or make an acquisition proposal, if the Sonic board of directors has determined (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law. Sonic must provide written notice to Inspire of any waiver or release of any standstill by Sonic, including disclosure of the identities of the parties thereto, to the extent not restricted by the terms of any existing confidentiality agreement.

Prior to obtaining the approval of Sonic stockholders, if in response to an unsolicited acquisition proposal made after September 24, 2018 that has not been withdrawn and that did not result from a breach of the merger agreement, the Sonic board of directors determines (after consultation with outside legal counsel and financial advisors) that such acquisition proposal is a superior proposal and that its failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law, then (i) the Sonic board of directors may make an adverse recommendation change and/or (ii) Sonic may terminate the merger agreement in order to enter into an acquisition agreement with respect to such superior proposal. Sonic may only terminate the merger agreement to enter into an acquisition agreement with respect to such superior proposal if it concurrently pays the termination fee described below and enters into an acquisition agreement with respect to such superior proposal.

Prior to effecting an adverse recommendation change with respect to a superior proposal or terminating the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, (i) Sonic must notify Inspire in writing that it intends to take such action, (ii) Sonic must provide Inspire a summary of the material terms and conditions of such superior proposal (including the consideration offered therein and the identity of the person or group making the superior proposal) and an unredacted copy of the acquisition agreement, (iii) if requested to do so by Inspire, for a period of three (3) business days following delivery of such notice, Sonic must discuss and negotiate in good faith, and will make its representatives available to discuss and negotiate in good faith, with Inspire and Inspire’s representatives, any proposed modifications to the terms and conditions of the merger agreement, and (iv) no earlier than the end of such three (3) business day period, the Sonic board of directors must determine, after considering the terms of any amendment or modification to the merger agreement proposed by Inspire during such three (3) business day period and in consultation with its outside legal counsel and financial advisors, that such superior proposal still constitutes a superior proposal and that its failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law. However, any change to the financial or other material terms of a proposal that was previously the subject of a notice under this paragraph will require a new notice to Inspire as provided above, but with respect to any such subsequent notice, references to a “three (3) business day period” will be deemed references to a “two (2) business day period.”

Intervening Event

At any time prior to obtaining the approval of Sonic stockholders, but subject to Sonic’s and the Sonic board of directors’ compliance with their respective obligations to provide notice as described below, the Sonic board of directors may make an adverse recommendation change in response to an intervening event if the Sonic board of directors determines (after consultation with its outside legal counsel) that the failure to effect an adverse recommendation change in response to such intervening event is reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Prior to effecting an adverse recommendation change with respect to an intervening event, (i) Sonic must notify Inspire in writing that it intends to effect an adverse recommendation change, describing in reasonable detail the reasons for such adverse recommendation change and the material facts and circumstances relating to such intervening event, (ii) if requested to do so by Inspire, for a period of three (3) business days following delivery of such notice, Sonic must discuss and negotiate in good faith, and will make its representatives available to discuss and negotiate in good faith, with Inspire’s representatives any proposed modifications to the terms and conditions of the merger agreement and (iii) no earlier than the end of such three (3) business day period, the Sonic board of directors must determine, after considering the terms of any proposed amendment or modification to the merger agreement agreed upon by Inspire during such three (3) business day period and in consultation with its outside legal counsel, that the failure to effect an adverse recommendation change would still be reasonably likely to be inconsistent with the Sonic board of directors’ fiduciary duties under applicable law. However, any material development to an event that was previously the subject of a notice under this paragraph will require a new notice to Inspire as provided above, but with respect to any such subsequent notice, references to a “three (3) business day period” will be deemed references to a “two (2) business day period.”

Under the merger agreement, an “intervening event” means any change, effect, event, occurrence or fact that materially affects Sonic and its subsidiaries, taken as a whole, that does not relate to an acquisition proposal and was not known or reasonably foreseeable to the Sonic board of directors as of September 24, 2018 (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Sonic board of directors as of September 24, 2018), other than any change, effect, event, occurrence or fact resulting from a material breach of the merger agreement by Sonic.

Access to Information

Except (i) as otherwise prohibited by applicable law or the terms of any contract or (ii) as would be reasonably expected to result in the loss of any attorney-client privilege (provided, that Sonic must use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of law or the terms of any contract, or, in the case of clause (ii) above, result in a loss of attorney-client or other legal privilege), from the period commencing on September 24, 2018 until the effective time, Sonic will (and will cause its subsidiaries to), at Inspire’s expense: (x) provide to Inspire and its representatives reasonable access, during normal business hours and upon reasonable prior notice to Sonic by Inspire, to the officers, employees, properties and offices and other facilities of Sonic and its subsidiaries and to the material books and records thereof, and (y) furnish promptly to Inspire such information concerning the business, properties, contracts, assets, liabilities and personnel of Sonic and its subsidiaries as reasonably requested by Inspire.

Indemnification and Insurance

From and after the effective time, the surviving corporation and its subsidiaries will, and Inspire must cause the surviving corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of Sonic and its subsidiaries under the indemnification agreements between Sonic or any Sonic subsidiary and any of their respective present or former directors and officers (collectively, we refer to such individuals as the “indemnified parties”). In addition, Inspire has agreed to cause the certificate of incorporation and by-laws of the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the certificate of incorporation and by-laws of Sonic effective as of September 24, 2018. Such exculpation and indemnification provisions may not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would affect adversely the rights of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of Sonic or any Sonic subsidiary.

For a period of six (6) years after the effective time, Inspire has agreed to cause the surviving corporation to, to the fullest extent permitted under law, indemnify and hold harmless each indemnified party against all costs and expenses, judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any legal action (whether arising before or after the effective time), arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of Sonic or one of its subsidiaries, whether occurring on or before the effective time. In the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim will continue until the disposition of the claim. The rights of each indemnified party are in addition to any rights such person may have under the certificate of incorporation or by-laws (or similar organizational documents) of Sonic and the surviving corporation or any of their subsidiaries, or under any law or under any agreement of any indemnified party with Sonic or any Sonic subsidiary.

Prior to the effective time, Sonic may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the effective time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on September 24, 2018 for the six (6)-year period following the effective time at a price not to exceed 300% of the amount per year Sonic paid for such insurance in its last full fiscal year prior to September 24, 2018. If Sonic does not obtain “tail” insurance prior to the effective time, the surviving corporation will either (i) cause to be obtained at the effective time “tail” insurance policies with a claims period of at least six (6) years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Sonic’s existing policies for claims arising from facts or events that occurred on or prior to the effective time; or (ii) maintain in effect for six (6) years from the effective time, if available, the current directors’ and officers’ liability insurance policies maintained by Sonic; provided, that the surviving corporation may substitute policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the effective time. However, the surviving corporation is not required to expend more than an amount per year equal to 300% of current annual premiums paid by Sonic for such insurance.

Efforts to Complete the Merger; Regulatory Approvals

The merger agreement provides that each of Sonic, Inspire and Merger Sub will each use its respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by the merger agreement, including using reasonable best efforts to:

•

obtain all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	provide such other information to any governmental authority as it may lawfully request in connection with the merger agreement and the transactions contemplated by the merger agreement;

•

cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority; and

•	keep each other reasonably apprised of the content and status of any communications with or from any governmental authority with respect to the transactions contemplated by the merger agreement.

Under the merger agreement, each of Sonic and Inspire is required to:

•

as promptly as practicable, and in any event, within five (5) business days after the date of the merger agreement, file with the U.S. Department of Justice and the Federal Trade Commission an appropriate notification and report form under the HSR Act relating to the merger;

•

coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act; and

•

provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the merger agreement and the transactions contemplated by the merger agreement. However, each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “outside counsel only material” and may redact the materials as necessary to (i) remove references concerning the valuation of Sonic, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

The parties agreed to (i) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, and (ii) provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the merger agreement and the transactions contemplated by the merger agreement. However, each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “outside counsel only material” and may redact the materials as necessary to (i) remove references concerning the valuation of Sonic, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns. The parties also agreed to, as promptly as practicable, and in any event, within five (5) business days after the date of the merger agreement, file with the U.S. Department of Justice and the Federal Trade Commission an appropriate notification and report form under the HSR Act relating to the merger.

Inspire and Merger Sub are required to use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority or any other party so as to enable the parties to the merger agreement to consummate the transactions contemplated by the merger agreement as promptly as practicable, including by:

•

proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of Inspire’s, Merger Sub’s and their respective subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Inspire and Merger Sub, and entering into such other arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by the merger agreement; and

•

defending any action in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the merger agreement or which would prevent the consummation of the merger prior to the outside date.

No party to the merger agreement will be required, nor are Sonic or any Sonic subsidiary permitted, to (i) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Sonic and its subsidiaries, taken as a whole, (ii) take or agree to take any action with respect to the assets, properties, business or operations of Inspire or its affiliates (other than Sonic and its subsidiaries after the closing) or (iii) take or commit to take any action with respect to its assets, properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any authorization, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the closing.

Under the merger agreement, none of Sonic, Sonic’s subsidiaries, Inspire, Merger Sub or any subsidiary of Inspire or Merger Sub is permitted to enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the merger and the closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other antitrust law applicable to the transactions contemplated by the merger agreement, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by the merger agreement or (iv) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the transactions contemplated by the merger agreement.

Efforts Related to Financing

Under the merger agreement, Inspire and Merger Sub have agreed to take all actions necessary, proper or advisable to obtain the financing provided under the equity commitment letters, including:

•	maintaining in effect the equity commitment letters;

•	satisfying on a timely basis all conditions applicable to Inspire and Merger Sub set forth in the equity commitment letters;

•	entering into definitive agreements to consummate the equity commitments;

•	consummating the equity commitments contemplated by the equity commitment letters on or prior to the closing date (and in any event prior to the outside date); and

•

fully enforcing the rights of Inspire and Merger Sub and the obligations of the Roark funds under the equity commitment letters, including (at the request of Sonic) by filing one or more lawsuits against the Roark funds to fully enforce the rights of Inspire and Merger Sub and the obligations of the Roark funds thereunder (and Sonic will be entitled to enforce the rights of Inspire and Merger Sub and of Sonic and its stockholders by filing such lawsuits against the Roark funds on behalf of Inspire and Merger Sub and Sonic and its stockholders).

Inspire is not restricted from pursuing potential debt financing to fund a portion of the amounts payable in connection with the transactions contemplated by the merger agreement. However, securing financing is not a condition to the merger. Between September 24, 2018 and the consummation of the merger, Sonic has agreed to provide such reasonable assistance and cooperation as Inspire may reasonably request in connection with any proposed debt financing (provided, that such requested assistance and cooperation does not interfere with the ongoing operation of Sonic’s business). In the event that Sonic reasonably determines that any action related to financing could reasonably be expected to result in a securitization adverse event or result in a breach or inaccuracy with respect to Sonic’s representations and warranties regarding the securitization agreement or collateral transaction documents, upon the written request of Sonic, Inspire must immediately cease and cause its affiliates to immediately cease the taking of such actions.

Employee Matters

For the period immediately following the effective time of the merger and ending on the first (1) anniversary of the closing date, Inspire must, and will cause the surviving corporation to, (x) provide each Sonic employee and each employee of its subsidiaries as of the effective time with at least the same level of base salary, “holiday mint” bonus (on the same terms as generally provided to Sonic employees in the past and in an amount equal to a half a month of base salary), cash incentive compensation opportunity and other variable cash compensation opportunity that was provided to such Sonic employee immediately prior to the effective time, and (y) provide the Sonic employees with other employee benefits that are no less favorable in the aggregate than those provided to such Sonic employees and their covered dependents immediately prior to the effective time (excluding all equity-based compensation).

From and after the effective time, Inspire must cause the surviving corporation and its subsidiaries to honor in accordance with their terms, all contracts, policies, plans and commitments of Sonic and its subsidiaries as in effect immediately prior to the effective time that are applicable to any current or former employees or directors of Sonic or any subsidiary of Sonic, including any short-term or long-term cash incentive awards granted pursuant to the Cash Incentive Plans; provided that such incentive awards, to the extent earned to date, have been properly accrued.

Without crediting service that would result in duplication of benefits for the same period of service, Inspire must, and must cause the surviving corporation to, provide to Sonic employees credit for all service with Sonic and its subsidiaries and their respective predecessors under any employee benefit plan of Inspire, the surviving corporation, or any of their subsidiaries in which any Sonic employee may be eligible to participate on or after the effective time for purposes of eligibility to participate, vesting, benefit accrual (solely for purposes of any vacation policy and severance policy) and eligibility to receive benefits, to the same extent recognized by Sonic or any of its subsidiaries under comparable Sonic benefit plans immediately prior to the effective time. For the avoidance of doubt, each Sonic employee’s vacation and sick time accruals, as of the effective time, will carry over to Inspire, the surviving corporation or any of their respective subsidiaries, provided that such accruals have been paid or properly recorded as a liability on the books of the relevant entity.

Inspire must, or must cause the surviving corporation to use commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee and any covered dependent under any welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Inspire or the surviving corporation to the same extent waived under a comparable Sonic benefit plan, and (ii) provide credit to each Sonic employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Sonic employee or covered dependent under the Sonic benefit plans during the relevant plan year, up to and including the effective time.

The merger agreement provides that annual compensation changes may be made by Sonic effective as of November 1, 2018, for nonofficer corporate employees of Sonic and its subsidiaries and January 1, 2019, for directors and officers of Sonic and its subsidiaries as long as such changes are made in the ordinary course consistent with past practice; and compensation changes for drive-in employees will be made in the ordinary course of business. In addition, Sonic may grant merit- or tenure-based salary or wage increases and cash bonuses to restaurant-level employees in the ordinary course of business. In October 2018, Sonic may issue short-term cash awards for certain corporate employees under the Cash Incentive Plans, in a manner consistent with past practice, using operating income metrics for such short-term awards. In the first (1) calendar quarter of 2019, Sonic may make long-term award grants to long-term award eligible employees under Inspire’s long-term cash incentive plan on the same basis as grants are made to all employees who are currently eligible under Inspire’s long-term cash incentive plan; provided that an adjustment will be made with respect to grants to long-term award eligible employees to reflect the gap in coverage under a cash long-term incentive plan between the commencement of fiscal years under the Cash Incentive Plans and under Inspire’s long-term cash incentive plan. In addition, the merger agreement provides that subject to the consent of Inspire, which will not be unreasonably withheld, conditioned or delayed, Sonic may develop and establish methodologies for adjusting or replacing existing performance goals under the Cash Incentive Plans for all performance periods containing fiscal years that are expected to be incomplete as of the effective time. In the event that Inspire has not consented in writing, prior to the effective time, to the methodologies for adjusting or replacing existing performance goals under the Cash Incentive Plans, the following will apply:

•

with respect to the fiscal year 2019 short-term awards granted in 2018, the operating income goals will be reasonably adjusted by Sonic for any material operating changes expected to be implemented by Inspire;

•

with respect to the fiscal year 2017-fiscal year 2019 long-term awards, performance will be determined based on the actual performance as of the end of fiscal year 2018 (e.g., 87.4% achievement resulting in a 52.7% payout) and payment will be made following the end of the original three (3)-year performance period; and

•

with respect to the fiscal year 2018-fiscal year 2020 long-term awards, the existing operating income goals for the last two (2) fiscal years will be reasonably adjusted by Sonic for any material operating changes expected to be implemented by Inspire and payment will be made following the end of the original three (3)-year performance period.

Special Meeting

Sonic has agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as promptly as reasonably practicable following the date that Sonic learns that this proxy statement will not be reviewed by the SEC or that the SEC staff has no further comments thereon.

Each of Sonic and Inspire has agreed to furnish all information concerning itself and its affiliates that is required to be included in this proxy statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by the merger agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the proxy statement will, at the date it is filed with the SEC or first mailed to Sonic stockholders of record or at the time of Sonic’s stockholder meeting or at the time of any amendment or supplement to this proxy statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Sonic and

Inspire has agreed to use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to this proxy statement, and Sonic has agreed to use its reasonable efforts to cause the definitive proxy statement to be mailed to Sonic stockholders of record as promptly as reasonably practicable after the date on which Sonic learns that this proxy statement will not be reviewed or that the SEC staff has no further comments thereon.

Stock Exchange De-Listing

Inspire has agreed to cause Sonic’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the effective time and, prior to the effective time, Sonic will reasonably cooperate with Inspire to accomplish the foregoing.

Stockholder Litigation

Sonic has agreed to notify Inspire promptly of the commencement of, and promptly advise Inspire of any material developments with respect to, any stockholder litigation brought or threatened in writing against Sonic or its directors or officers relating to the transactions contemplated by the merger agreement, and Sonic has agreed to keep Inspire reasonably informed with respect to the status thereof. Sonic is entitled to direct and control the defense of any such stockholder litigation. However, Sonic has agreed to give Inspire the right to consult and participate in the defense, negotiation or settlement of any such transaction-related litigation and Sonic must give reasonable and good faith consideration to Inspire’s advice with respect to such litigation. Sonic has agreed not to settle any transaction-related litigation without Inspire’s prior written consent (which will not be unreasonably withheld, delayed or conditioned).

Takeover Laws

If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover law becomes or is deemed to be applicable to the merger agreement or the transactions contemplated thereby, then the Sonic board of directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated under the merger agreement and otherwise act to render such law or laws inapplicable to the foregoing.

Conditions to the Merger

The obligation of Sonic, Inspire and Merger Sub to consummate the merger is subject to the satisfaction (or written waiver by Sonic or Inspire, if permissible by law), on or prior to the closing date, of the following conditions:

•

no governmental authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the merger;

•	the affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock to adopt the merger agreement shall have been obtained; and

•	any applicable waiting period under the HSR Act shall have expired or been terminated.

The obligations of Inspire and Merger Sub to consummate the merger are also subject to the satisfaction (or written waiver by Inspire, if permissible by law), on or prior to the closing date, of the following conditions:

•	the representations and warranties of Sonic:

•

regarding (i) the authorized share capital and issued and outstanding equity of Sonic (other than for inaccuracies that are de minimis relative to the total fully diluted equity capitalization of Sonic), (ii)

Sonic’s securitization agreement being in full force and effect and the absence of any securitization adverse event and (iii) the absence of a material adverse effect between May 31, 2018 and September 24, 2018, shall be true and correct in all respects as of September 24, 2018 and as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date);

•

regarding (i) the capitalization of Sonic (except as specified in the immediately preceding bullet) and (ii) corporate authority relative to the merger agreement, shall be true and correct in all material respects as of September 24, 2018 and as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and

•

regarding each of the other representations and warranties of Sonic set forth in the merger agreement, shall be true and correct in all respects as of September 24, 2018 and as of the closing date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this provision, if such failure or failures to be true and correct, individually or in the aggregate, would not have a material adverse effect (with all references to the term “material adverse effect” and other qualifications based on the word “material,” set forth in any such representations and warranties being disregarded).

•

Sonic shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by the merger agreement to be performed or complied with by it on or prior to the closing date.

•	Since September 24, 2018, no material adverse effect shall have occurred and be continuing.

•

Sonic shall have delivered to Inspire a certificate, dated as of the closing date, signed by an executive officer of Sonic, certifying that the conditions specified above regarding the representations and warranties of Sonic, the covenants, agreements and obligations of Sonic and the absence of a material adverse effect have been satisfied.

The obligations of Sonic to consummate the merger are subject to the satisfaction (or written waiver by Sonic, if permissible by law), on or prior to the closing date, of the following additional conditions:

•	The representations and warranties of Inspire and Merger Sub:

•

regarding Inspire’s corporate authority relative to the merger agreement, shall be true and correct in all respects as of September 24, 2018 and as of the closing date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and

•

regarding each of the other representations and warranties of Inspire and Merger Sub set forth in the merger agreement, shall be true and correct in all respects as of September 24, 2018 and as of the closing date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this provision, if such failure or failures to be true and correct, individually or in the aggregate, would not have a parent material adverse effect (with all references to the term “parent material adverse effect” and other qualifications based on the word “material,” set forth in any such representations and warranties being disregarded).

•

Inspire and Merger Sub shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by the merger agreement to be performed or complied with by it on or prior to the closing date; and

•

Inspire shall have delivered to Sonic a certificate, dated as of the closing date, signed by an executive officer of Inspire, certifying that the conditions specified above regarding the representations and warranties of Inspire and Merger Sub and the covenants, agreements and obligations of Inspire and Merger Sub have been satisfied.

Termination

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of each of Sonic and Inspire;

•	by either Sonic or Inspire if:

•

any governmental authority of competent jurisdiction sitting in the United States has enacted, issued, promulgated, enforced or entered any law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger and such law or order has become final and nonappealable. However, the party seeking to terminate the merger agreement can only terminate if it has not breached in any material respect its obligations regarding obtaining regulatory approval in a manner that has primarily caused such law or order to be enacted, issued, promulgated, enforced or entered; or

•	the merger agreement fails to receive the affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock at the special meeting (or at the final adjournment thereof); or

•	by Inspire if:

•

the effective time of the merger has not occurred on or before February 25, 2019 (which we refer to as the “outside date”). However, Inspire will have the right, exercisable by written notice to the other party, to extend the outside date to March 25, 2019 under the following circumstances: (i) if on February 25, 2019, all conditions to Sonic’s obligation to consummate the merger have been satisfied other than (A) those by their terms that are not contemplated to be satisfied until the closing date and (B) the condition relating to the absence of legal restraints or the condition relating to the expiration or termination of the waiting period under the HSR Act; or (ii) if on February 25, 2019, all of the representations and warranties of the Company are accurate (subject, to the extent applicable, to “materiality,” “material adverse effect” or other qualifiers) other than the representation relating to the securitization agreement and the absence of a securitization adverse event if such inaccuracy results solely from a specified default. In addition, the right to terminate the merger agreement under this provision will not be available to Inspire if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in the merger agreement primarily caused or resulted in the failure of the effective time to occur on or before such date;

•

the Sonic board of directors has effected an adverse recommendation change, but Inspire will not have the right to terminate the merger agreement pursuant to this provision if the approval of Sonic stockholders has been obtained; or

•

any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Sonic set forth in the merger agreement has occurred that (A) would cause any of the conditions of Inspire’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured prior to the outside date. However, Inspire and Merger Sub will not have a right to terminate the merger agreement pursuant to this provision if Inspire or Merger Sub are then in material breach of the merger agreement; or

•	by Sonic if:

•

the effective time of the merger agreement has not occurred on or before the outside date. However, Sonic will have the right, exercisable by written notice to the other party, to extend the outside date to March 25, 2019 under the following circumstances: (i) if on February 25, 2019, all conditions to Inspire’s obligation to consummate the merger have been satisfied other than (A) those by their terms that are not contemplated to be satisfied until the closing date and (B) the condition relating to the absence of legal restraints or the condition relating to the expiration or termination of the waiting period under the HSR Act; or (ii) if on February 25, 2019, all of the representations and warranties of the Company are accurate (subject, to the extent applicable, to “materiality,” “material adverse effect” or other qualifiers) other than the representation relating to the securitization agreement and the absence of a securitization adverse event if such inaccuracy results solely from a specified default. In addition, the right to terminate the merger agreement under this provision will not be available to Sonic if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in the merger agreement primarily caused or resulted in the failure of the effective time to occur on or before such date;

•

the Sonic board of directors determines to enter into an acquisition agreement with respect to a superior proposal, so long as (A) prior to, or concurrently with, such termination Sonic pays the termination fee (as described below) and (B) Sonic concurrently enters into such acquisition agreement. However, Sonic will not have the right to terminate the merger agreement pursuant to this provision if the approval of Sonic stockholders has been obtained; or

•

any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Inspire or Merger Sub set forth in the merger agreement has occurred that (A) would cause any of the conditions of Sonic’s obligations to consummate the merger not to be satisfied and (B) is not capable of being cured prior to the outside date. However, Sonic will not have a right to terminate the merger agreement pursuant to this provision if Sonic is then in material breach of the merger agreement.

Termination Fee

If the merger agreement is terminated in specified circumstances, Sonic will be required to pay Inspire a termination fee of $47,736,000 which we refer to as the “termination fee.”

Sonic would be required to pay Inspire the termination fee if the merger agreement is terminated:

•	by Sonic in order to accept a superior proposal;

•	by Inspire if the Sonic board of directors effects an adverse recommendation change (unless the approval of the merger by the Sonic stockholders has already been obtained);

•

by either Inspire or Sonic if Sonic fails to obtain the necessary approval from the Sonic stockholders, if, prior to the time the Sonic stockholders vote on the merger (but after the date of September 24, 2018), an acquisition proposal has been publicly made or becomes publicly known, and not publicly withdrawn, and Sonic thereafter consummates, or enters into a definitive agreement providing for, an acquisition transaction within twelve (12) months of the termination of the merger agreement; or

•

by Inspire or Sonic because the outside date has been reached without the special meeting being held and prior to such termination (but after September 24, 2018) an acquisition proposal has been made to the Sonic board of directors or becomes publicly known, and is not withdrawn, and Sonic later consummates, or enters into a definitive agreement providing for, an acquisition transaction within twelve (12) months of the termination.

The termination fee is payable prior to or concurrently with termination of the merger agreement in the event that Sonic terminates the merger agreement in order to accept a superior proposal, and, in all other cases, within two (2) business days after the date of the event giving rise to the obligation to pay the termination fee.

Amendment; Extension; Waivers

At any time prior to the receipt of the stockholder approval, any provision of the merger agreement may be amended by written agreement by Sonic, Inspire and Merger Sub. However, after receipt of the stockholder approval, no amendment may be made that would reduce the amount or change the form of the merger consideration or that would otherwise require the approval of Sonic stockholders under applicable law.

At any time prior to the effective time of the merger, Inspire (on behalf of itself and Merger Sub), on the one hand, and Sonic, on the other hand, may:

•	extend the time for the performance of any obligation or other act of any other party to the merger agreement;

•	waive any inaccuracy in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant thereto; and

•	waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement.

Such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Jurisdiction

Sonic, Inspire and Merger Sub have agreed that any proceeding in respect of any claim arising from, under or in connection with the merger agreement will be brought exclusively in the competent courts in the State of Delaware in accordance with the terms of the merger agreement. The parties have also agreed to waive jury trial to the fullest extent permitted by law.

Each party to the merger agreement (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any action arising out of or relating to the merger agreement brought by either party; (ii) agrees that service or process will be validly effected by sending notice in accordance with the merger agreement and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts in Delaware, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that the merger agreement or the transactions contemplated by the merger agreement may not be enforced in or by any of the above-named courts.

Limitations on Remedies

In the event that Inspire and Merger Sub fail to consummate the merger as and when required under the merger agreement, or otherwise breach the merger agreement (whether willfully, intentionally, unintentionally or otherwise), the remedies available to Sonic are limited to the following:

•

an order of specific performance enforcing the terms of the merger agreement and the equity commitment letters (as further described below in the section entitled “The Merger Agreement—Specific Performance” beginning on page 96 of this proxy statement); or

•

monetary damages. However, monetary damages are only available to Sonic if the merger agreement is terminated under certain specified circumstances and only to the extent that Inspire or Merger Sub has committed fraud or a willful and material breach of the merger agreement; provided that monetary damages are limited, in the aggregate, to $103,429,028.

Sonic is not entitled to both the grant of specific performance which results in the consummation of the merger (including the funding of the equity commitments, whether under the merger agreement or the equity commitment letters, and the payment of the merger consideration), on the one hand, and an award of monetary damages, on the other hand.

Other than the above, none of Inspire, its subsidiaries, the Roark funds or any parties related to them will have any liability whatsoever to Sonic, its subsidiaries or any parties related to them, arising from any breach by Inspire or Merger Sub of the merger agreement or any claim or cause of action of Sonic or any of its affiliates relating to the merger agreement.

Specific Performance

Each of the parties is entitled to: (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party or (ii) an injunction restraining any such breach or threatened breach. Furthermore, Sonic is entitled to enforce specifically the terms of the equity commitment letters, pursuant to which the Roark funds are required to provide to Inspire funds in an amount sufficient to consummate the merger (as described in the section entitled “The Merger (Proposal 1)—Financing” beginning on page 67 of this proxy statement).

Notwithstanding the above paragraph, Sonic is only entitled to enforce specifically the equity commitment letters or cause Inspire or Merger Sub to consummate the merger if (i) all of the mutual conditions to consummate the merger and the conditions to the obligations of Inspire and Merger Sub to consummate the merger have been satisfied or waived and remain satisfied or waived at the time when closing would have occurred but for such failure of the equity commitment to be funded or the failure of Inspire or Merger Sub to consummate the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger but which were capable of being satisfied as of such time); (ii) Sonic confirms to Inspire in writing its intent to proceed with consummation of the merger if specific performance is granted and the equity commitment is funded; and (iii) Inspire and Merger Sub have failed to consummate the merger by the time required under the merger agreement.

Each party to the merger agreement agreed, on behalf of itself and its affiliates and representatives, that other than pursuant to (A) the confidentiality agreement or (B) the equity commitment letters, all proceedings, claims, obligations, liabilities or causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) the merger agreement or the transactions contemplated by the merger agreement, (ii) the negotiation, execution or performance of the merger agreement (including any representation or warranty made in, in connection with, or as an inducement to, the merger agreement), (iii) any breach or violation of the merger agreement and (iv) any failure of the transactions contemplated by the merger agreement to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified in the merger agreement as a party to the merger agreement (or a party to any such other agreement referenced in the merger agreement or contemplated by the merger agreement) and in accordance with, and subject to the terms and conditions of, the merger agreement (or the terms of any such other agreement referenced therein).

Governing Law

The merger agreement is governed by Delaware law.

ADVISORY VOTE ON SPECIFIED COMPENSATION (PROPOSAL 2)

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid to Sonic’s named executive officers in connection with the transaction under existing arrangements between Sonic and the named executive officers. This compensation is referred to as the “golden parachute” compensation by the applicable SEC disclosure rules, and in this section entitled “Advisory Vote on Specified compensation (Proposal 2)” we use such term or the term “specified compensation” to describe these payments. These potential payments consist of:

•

severance payments that each named executive officer would be entitled to receive in connection with a covered termination pursuant to the terms of his or her employment agreement (each described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger—Employment Agreements” beginning on page 63 of this proxy statement);

•

the prorated bonus that each named executive officer would be entitled to receive in connection with an actual or constructive termination of employment pursuant to the terms of the Cash Incentive Plans (as described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger—Cash Incentives” beginning on page 62 of this proxy statement); and

•

payments in connection with Sonic’s equity-based compensation awards, the treatment of which is described in more detail in the section entitled “The Merger (Proposal 1)—Treatment of Sonic’s Equity Awards” beginning on page 60 of this proxy statement.

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement. Specified compensation does not include amounts that are already vested at the effective time of the merger.

For purposes of quantifying these potential payments and benefits for the tables below, the following assumptions were used:

•

the effective date is February 25, 2019, which is the termination date of the merger agreement (absent any extension), and which, solely for purposes of this specified compensation disclosure, is the assumed date of the closing of the merger;

•

immediately following the effective time, the employment of each of Sonic’s named executive officers is terminated by Sonic without cause or by the named executive officer with good reason under his or her employment agreement (we refer to such a termination or resignation as a “covered termination”); and

•	the value of a share of Sonic common stock is $43.50.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement and before the effective time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. In addition, the amounts shown below do not attempt to quantify any reduction that may be required as a result of a Section 280G cutback; therefore, actual payments to the named executive officers may be less than the amounts indicated below.

For purposes of this discussion, “single-trigger” refers to benefits that are payable solely as a result of the closing of the merger and “double-trigger” refers to benefits that require the closing of the merger, as well as a covered termination following the effective time, to become payable.

Name (1)	Cash(2)	Equity(3)	Total(4)
Clifford Hudson, Chairman of the Board and Chief Executive Officer	$3,332,489	$2,446,921	$5,779,410

Claudia S. San Pedro, Former Executive Vice President and Chief Financial Officer and Current President	$1,005,822	$894,061	$1,899,883

John H. Budd III, Executive Vice President and Chief Strategy and Business Development Officer	$795,167	$486,733	$1,281,900

Paige S. Bass, Senior Vice President and General Counsel	$693,942	$438,756	$1,132,698

E. Edward Saroch, Senior Vice President of Franchise Relations	$567,711	$706,984	$1,274,695

(1)

In accordance with SEC rules, Sonic’s named executive officers for purposes of this proxy statement consist of Sonic’s chief executive officer, chief financial officer and each other executive officer who was a named executive officer for purposes of Sonic’s proxy statement for its 2018 Annual Meeting of Shareholders (i.e., the three (3) other most highly compensated executive officers, based on 2018 compensation levels, who served in such capacities on August 31, 2017).

(2)

Represents the incremental value of cash severance payable under the applicable named executive officer’s employment agreement, in excess of what would have been paid in the event of a termination of employment absent the merger as described in the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger—Employment Agreements” beginning on page 63 of this proxy statement, and the total value of the prorated bonus payable under the Cash Incentive Plans, as described in the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger—Cash Incentives” beginning on page 62 of this proxy statement.

(3)

The equity amounts reflect the value of accelerated vesting with respect to unvested Sonic stock options and restricted stock units, which will accelerate upon the effective time pursuant to the merger agreement. The amounts shown in the table do not include any awards that vest in accordance with their terms prior to the assumed effective date. For more information regarding the terms of equity awards held by the named executive officers, please see the section entitled “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger—Treatment of Sonic’s Equity Awards” beginning on page 76 of this proxy statement.

(4)

No named executive officer is entitled to a gross-up or other make-whole payment in connection with any golden parachute excise taxes imposed due to Section 280G of the Code on the payments and benefits that he or she may receive in connection with the transaction, including the payments and benefits reflected above. Pursuant to the terms of each employment agreement, in the event that any payments or benefits paid or payable to an employee pursuant to an employment agreement or any other plan, program or arrangement maintained by Sonic would constitute a “parachute payment” within the meaning of Section 280G of the Code, such payments and benefits would be reduced to the largest amount as will result in no portion of the payments and benefits being subject to the excise tax imposed by Section 4999 of the Code. The amounts shown in the table do not reflect any reduction.

The cash severance payments are considered double-trigger payments because they will be paid only in connection with a covered termination.

The amounts reflected in the table below under the heading “Equity Payable at the Effective Time” are single-trigger and represent the value of accelerated vesting of Sonic stock options and restricted stock units held by each named executive officer upon the occurrence of the effective time pursuant to the merger agreement.

	Equity Payable at the Effective Time
Name	Sonic Stock Options	Restricted Stock Units	Total
Clifford Hudson	$2,446,921	N/A	$2,446,921
Claudia S. San Pedro	$894,061	N/A	$894,061
John H. Budd III	$486,733	N/A	$486,733
Paige S. Bass	$438,756	N/A	$438,756
E. Edward Saroch	$271,984	$435,000	$706,984

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement, as disclosed in the sections of this proxy statement above entitled “Advisory Vote on Specified Compensation (Proposal 2)––Golden Parachute Compensation” beginning on page 97 of this proxy statement and “The Merger (Proposal 1)—Interests of Sonic’s Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Sonic’s overall compensation program for its named executive officers, and have previously been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements.

The Sonic board of directors encourages you to review carefully the named executive officer specified compensation information disclosed in this proxy statement. The Sonic board of directors unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Sonic Corp. approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Advisory Vote on Specified Compensation (Proposal 2)—Golden Parachute Compensation” in Sonic Corp.’s proxy statement for the special meeting.”

Sonic stockholders should note that this proposal is not a condition to completion of the merger and, as it is an advisory vote, the result will not be binding on Sonic, the Sonic board of directors, the surviving corporation or Inspire. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The Sonic board of directors unanimously recommends that you vote “FOR” the proposal to approve, by a non-binding advisory vote, specified compensation that may be paid or become payable to Sonic’s named executive officers in connection with the merger and contemplated by the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Sonic stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Sonic does not intend to call a vote on this proposal if Proposal No. 1 is approved by the requisite number of shares of Sonic common stock at the special meeting.

The Sonic board of directors unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

MARKET PRICES AND DIVIDEND DATA

Sonic common stock is traded on the Nasdaq under the symbol “SONC.”

As of the close of business on the record date for the special meeting, there were [●] shares of Sonic common stock issued and outstanding and entitled to vote, held by approximately [●] holders of record of Sonic common stock. The following table sets forth during the periods indicated the high and low sale prices of Sonic common stock as reported on the Nasdaq, and the cash dividends declared per share for the periods indicated, ending with the fourth quarter of the fiscal year ended August 31, 2018:

	Market Price				Dividend Declared
Quarter	High		Low
Q1 FY 2016		$29.99		$22.72		$0.11
Q2 FY 2016		$33.18		$24.91		$0.11
Q3 FY 2016		$36.34		$28.80		$0.11
Q4 FY 2016		$30.905		$26.17		$0.11
Q1 FY 2017		$28.87		$21.12		$0.14
Q2 FY 2017		$28.60		$24.57		$0.14
Q3 FY 2017		$29.435		$22.50		$0.14
Q4 FY 2017		$30.05		$22.66		$0.14
Q1 FY 2018		$27.00		$22.11		$0.16
Q2 FY 2018		$29.62		$23.22		$0.16
Q3 FY 2018		$27.52		$23.51		$0.16
Q4 FY 2018		$37.44		$24.29		$0.16
Q1 FY 2019(1)	$	[●]	$	[●]	$	[●]	(2)

(1)	Provided through [●], 2018.

(2)

Under the terms of the merger agreement, from the date of the merger agreement until the effective time, Sonic is not permitted to declare and pay dividends except as specified in the merger agreement (as further described above in the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 80 of this proxy statement).

The closing sale price of Sonic common stock on September 24, 2018, which was the last trading day prior to announcement of the merger agreement, was $36.61 per share. On [●], 2018, the most recent practicable date before this proxy statement was mailed to our stockholders of record, the closing price for Sonic common stock was $[●] per share. You are encouraged to obtain current market quotations for Sonic common stock in connection with voting your shares of Sonic common stock.

Following the merger, there will be no further market for Sonic common stock and we anticipate that our common stock will be de-listed from the Nasdaq and de-registered under the Exchange Act. As a result, following the merger and such de-registration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of October 17, 2018 (except as otherwise indicated by footnote), regarding the beneficial ownership of shares of common stock by each director, named executive officer, by all directors and executive officers as a group, and by each person known by Sonic to own 5% or more of Sonic common stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table.

Name	Total Beneficial Ownership		Number of Exercisable Sonic Stock Options(1)	Number of Restricted Stock Units(2)	Percent of Issued and Outstanding(3)
Directors and Executive Officers
Clifford Hudson	449,806	(4)	0	0	1.245%
Claudia S. San Pedro	55,793	(5)	57,649	0	<1%
Corey R. Horsch	2,104	(6)	9,663	0	<1%
Christina D. Vaughan	0		24,493	0	<1%
John H. Budd III	7,065		0	0	<1%
Jose A. Dueñas	680	(7)	11,978	0	<1%
Paige S. Bass	36,910	(8)	83,532	0	<1%
E. Edward Saroch	92,515	(9)	50,952	0	<1%
Lori I. Abou Habib	2,189	(10)	7,124	0	<1%
Michelle E. Britten	8,621		25,572	0	<1%
Carolyn C. Cummins	29,618	(11)	34,877	0	<1%
Tony D. Bartel	6,642		22,813	0	<1%
R. Neal Black	3,719		11,811	0	<1%
Steven A. Davis	6,772		6,675	0	<1%
Lauren R. Hobart	6,642		22,813	0	<1%
S. Kirk Kinsell	0		0	0	<1%
Kate S. Lavelle	16,731		16,591	0	<1%
Federico F. Peña	32,190		31,978	0	<1%
Jeffrey H. Schutz	51,127	(12)	16,591	0	<1%
Kathryn L. Taylor	43,447		22,813	0	<1%
Susan E. Thronson	4,225		15,215	0	<1%
Directors and executive officers as a group (21)	856,796	(13)	473,140	0	3.593%

(1)

Reflects the number of shares that could be purchased by exercise of Sonic stock options exercisable on or before December 16, 2018, which is within 60 days after October 17, 2018, under the Sonic 2006 Long-Term Incentive Plan.

(2)	Reflects the number of restricted stock units that could vest on or before December 16, 2018, which is within 60 days after October 17, 2018, under the Sonic 2006 Long-Term Incentive Plan.
(3)

Based on the number of outstanding shares of Sonic common stock as of October 17, 2018. Pursuant to Rule 13d-3(d), Sonic includes the shares of Sonic common stock underlying Sonic stock options exercisable and restricted stock units that could vest on or before December 16, 2018, which is within 60 days after October 17, 2018, as outstanding for the purposes of computing the percentage ownership of the person or group holding those options or units, but not for the purposes of computing the percentage ownership of any other person.

(4)

Includes (a) 339,428 shares of Sonic common stock held by Mr. Hudson in trust for himself, (b) 45,523 shares of Sonic common stock held by Mr. Hudson’s wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), (c) 9,855 shares of Sonic common stock held by Mr. Hudson’s son in trust (of which Mr. Hudson disclaims beneficial ownership) and (d) 55,000 shares of Sonic common stock held by a family limited liability company owned by Mr. Hudson, his wife and his two children. (Mr. Hudson owns

29.4% of the family limited liability company and disclaims beneficial ownership of the shares held by the family limited liability company except to the extent of his pecuniary interest therein.)
(5)	Includes 13,663 shares of Sonic common stock held in the Sonic ESPP.
(6)	Includes 2,104 shares of Sonic common stock held in the Sonic ESPP.
(7)	Includes 680 shares of Sonic common stock held in the Sonic ESPP.
(8)	Includes 302 shares of Sonic common stock held in the Company’s employee stock purchase plan and 962 shares of Sonic common stock held in the Company’s 401(k) plan.
(9)	Includes 2,778 shares of Sonic common stock held in the Sonic ESPP.
(10)	Includes 972 shares of Sonic common stock held in the Sonic ESPP and 1,217 shares of Sonic common stock held in the Company’s 401(k) plan.
(11)	Includes 4,074 shares of Sonic common stock held in the Sonic ESPP.
(12)	Includes 7,600 shares of Sonic common stock held by Mr. Schutz’s family limited liability company, of which Mr. Schutz owns 50%.
(13)	Includes 24,573 shares of Sonic common stock held in the Sonic ESPP and 2,179 shares of Sonic common stock held in the Company’s 401(k) plan.

5% or Greater Stockholders
Name	Total Beneficial Ownership	Percentage of Issued and Outstanding
BlackRock, Inc.(1) 55 East 52 Street, New York, NY 10055	5,171,678	12.8%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard, Malvern, PA 19355	3,669,401	10.16%

(1)

As reported on a Schedule 13G/A filed with the SEC on January 23, 2018, BlackRock, Inc. is the beneficial owner of 5,171,678 shares of common stock, with the sole power to vote or to direct the voting of 5,075,104 shares of Sonic common stock and the sole power to dispose or to direct the disposition of 5,171,678 shares of Sonic common stock.

(2)

As reported on a Schedule 13G/A filed with the SEC on August 8, 2018, The Vanguard Group, Inc. is the beneficial owner of 3,669,401 shares of Sonic common stock with the sole power to vote or to direct the voting of 57,725 shares of Sonic common stock, the sole power to dispose or to direct the disposition of 3,609,067 shares of Sonic common stock, shared power to vote or to direct the voting of 6,100 shares of Sonic common stock and shared power to dispose or to direct the disposition of 60,334 shares of Sonic common stock. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 54,234 shares of Sonic common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 9,591 shares of Sonic common stock as a result of its serving as investment manager of Australian investment offerings.

APPRAISAL RIGHTS

If the merger agreement is adopted by Sonic stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 of the DGCL (which we refer to as “Section 262”) will be entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex C to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Sonic common stock is entitled to demand appraisal for the shares registered in that holder’s name. A person having a beneficial interest in shares of Sonic common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Sonic common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262, holders of shares of Sonic common stock who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of Sonic common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the merger, as determined by the Delaware Court of Chancery. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Sonic’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached as Annex C to this proxy statement. In connection with the merger, any holder of Sonic common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Sonic common stock, Sonic believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Sonic common stock must do ALL of the following:

•

the stockholder must NOT vote in favor of the proposal to adopt the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Sonic a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares of Sonic common stock from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

•

the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the effective time. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Sonic stockholders to take all necessary action to perfect their appraisal rights in respect of shares of Sonic common stock within the time prescribed in Section 262.

Filing Written Demand

Any holder of shares of Sonic common stock wishing to exercise appraisal rights must deliver to Sonic, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of Sonic common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement, abstain from voting on the proposal to adopt the merger agreement or not vote its shares. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of Sonic stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Sonic common stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Sonic common stock should be executed by or on behalf of the holder of record, and must reasonably inform Sonic of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to Sonic, 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Sonic common stock.

Any holder of Sonic common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Sonic a written withdrawal of the demand for appraisal within sixty (60) days after the effective date of the merger. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten (10) days after the effective time, the surviving corporation will notify each holder of Sonic common stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the effective time, but not thereafter, the surviving corporation or any holder of Sonic common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Sonic common stock. Accordingly, any holders of Sonic common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Sonic common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Sonic common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the effective time, any holder of Sonic common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which Sonic has received demands for appraisal and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Sonic common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of Sonic common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Sonic common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Sonic believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Sonic nor Inspire anticipates offering more than the per share merger consideration to any stockholder of Sonic exercising appraisal rights, and each of Sonic and Inspire reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of Sonic common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Sonic common stock under Section 262 fails to perfect, or loses his or her appraisal rights, or successfully withdraws such demand for appraisal, the stockholder’s shares of Sonic common stock will be deemed to have been converted at the effective time into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or lose, his or her appraisal rights, or effectively withdraw a demand for appraisal, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote Sonic common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Sonic common stock, if any, payable to stockholders of Sonic of record as of a time prior to the effective time; provided, however, that, if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within sixty (60) days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Sonic without the approval of the Delaware Court of Chancery.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Sonic wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, Sonic will have no public stockholders and there will be no public participation in any of our future stockholder meetings. Sonic intends to hold its 2019 annual meeting of stockholders only if the merger is not completed by that time. If the merger is not completed, Sonic stockholders will continue to be entitled to attend and participate in our stockholder meetings.

Sonic stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2019 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of Sonic, at 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, no later than the close of business on August 19, 2018. Nothing in this paragraph shall be deemed to require Sonic to include in its proxy statement and proxy relating to the 2019 annual meeting any stockholder proposal that may be omitted from the proxy materials of Sonic under applicable regulations of the Exchange Act in effect at the time such proposal is received.

For any proposal that is not submitted for inclusion in the proxy statement for the next annual meeting but is instead sought to be presented directly at such annual meeting, Sonic’s bylaws require stockholders to give notice of such proposals. The required notice, which must include the information and documents set forth in the bylaws, must be given no more than one hundred twenty (120) days and no less than ninety (90) days prior to the first (1) anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than thirty (30) days earlier or more than sixty (60) days later than such anniversary date, notice must be received on or after the one hundred twentieth (120) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90) day prior to such annual meeting or the tenth (10) day following the day on which public announcement of the date of such meeting is first made. Accordingly, with respect to our next annual meeting, our bylaws require that notice be provided to Sonic’s Corporate Secretary no earlier than October 4, 2018 and no later than November 3, 2018.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Sonic’s filings referred to above are also available on our internet website, www.sonicdrivein.com, under “Investors,” without charge. Information contained in our internet website does not constitute a part of this proxy statement. In addition, you may obtain a copy of the reports, without charge, upon written request to: Corey R. Horsch, Vice President, Chief Financial Officer and Treasurer, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Sonic common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to Sonic. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to Sonic’s reasonable expenses in furnishing the exhibit) to Corey R. Horsch, Vice President, Chief Financial Officer and Treasurer, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2017, filed October 27, 2017 and for the fiscal year ended August 31, 2018, filed [●];

•

Quarterly Report on Form 10-Q for the quarter ended November 30, 2017, filed January 8, 2018, for the quarter ended February 28, 2018, filed April 3, 2018 and for the quarter ended May 31, 2018, filed July 3, 2018;

•	Definitive Proxy Statement for Sonic’s 2018 annual meeting of stockholders, filed December 18, 2017; and

•	Current Reports on Form 8-K, filed July 11, 2018, August 8, 2018, September 25, 2018, September 27, 2018 and October 16, 2018.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●], 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

INSPIRE BRANDS, INC.,

SSK MERGER SUB, INC.

and

SONIC CORP.

Dated as of September 24, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 24, 2018 (this “Agreement”), among INSPIRE BRANDS, INC., a Delaware Corporation (“Parent”), SSK MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SONIC CORP., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and together with the other transactions contemplated by this Agreement, collectively, the “Transactions”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iv) resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions and (iv) recommended the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, (i) the Board of Directors of Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (b) declared it advisable to enter into this Agreement and (c) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions and (ii) Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (i) Roark Capital Partners II Sidecar LP and (ii) Roark Capital Partners V (T) LP, Roark Capital Partners V (TE) LP and Roark Capital Partners V (OS) LP (each of the entities listed in clauses (i) and (ii), an “Investor”) have entered into equity commitment letters for the Required Amount (as hereafter defined), dated as of the date hereof (each, an “Equity Commitment Letter”); and

WHEREAS, upon consummation of the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares (each as hereafter defined), will be cancelled and converted into the right to receive the Merger Consideration (as hereafter defined), upon the terms and subject to the conditions of and any exceptions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, that such confidentiality agreement (i) shall expressly not prohibit compliance by the Company with its obligations under this Agreement and (ii) need not contain any standstill provisions that restrict or prohibit a person from making or amending any Acquisition Proposal, acquiring the Company or taking any other similar action.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person. For the avoidance of doubt, no Franchisee shall be deemed to be an Affiliate of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Base Indenture” means the Base Indenture, dated May 20, 2011, among Sonic Capital LLC, Sonic Industries LLC, America’s Drive-In Brand Properties LLC, America’s Drive-In Restaurants LLC, SRI Real Estate Holding LLC and SRI Real Estate Properties LLC, each as Co-Issuer of the Asset Backed Notes and Citibank, N.A., as Trustee and Securities Intermediary, as amended, modified or supplemented from time to time.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, NY.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Transaction Document” means “Collateral Transaction Document” as such term is defined in the Securitization Agreement.

“Company By-laws” means the Amended and Restated By-laws of the Company, as in effect as of the date of this Agreement.

“Company Charter” means the Certificate of Incorporation of the Company, as amended, as in effect as of the date of this Agreement.

“Company ESPP” means the Sonic Stock Purchase Plan, as amended and restated effective April 20, 2011.

“Company Intellectual Property” means all Intellectual Property owned, in whole or in part, by the Company or any Subsidiary of the Company.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Stock Plans” means the Company ESPP and the Sonic 2006 Long-Term Incentive Plan, as amended and restated effective January 16, 2014.

“Contract” means any written contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations (other than immaterial rights, liabilities or obligations of the type that customarily survive termination of a Contract).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise. For the avoidance of doubt, no Franchisee shall be deemed to be controlled by the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Debt Financing Sources” means one or more sources of Financing that may be pursued by Parent as contemplated in Section 7.14.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means Shares to be cancelled in accordance with Section 3.01(b).

“Franchise Agreements” means any Contract, including any license, subfranchise agreement, sublicense agreement, master franchise agreement, single-store commitment agreement, development agreement, or any similar agreement, pursuant to which the Company or any Company Subsidiary has granted to any Franchisee a right or option to develop or operate or license others to operate or to develop at a specific location a Sonic restaurant.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” means any supranational, federal, national, state, provincial or local, municipal or foreign government, regulatory or administrative authority, agency or commission or other governmental authority or instrumentality or self-regulatory organization (including Nasdaq), domestic or foreign, or any court, tribunal or judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immaterial Amendment” means any amendment entered into or action taken under a Securitization Agreement or Collateral Transaction Document by the Company or any of its Subsidiaries that does not (i) in the case of any such amendment, adversely affect the Company or any of its Subsidiaries, increase the obligations of the Company or its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document or

surrender any rights of the Company or its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document (other than any such amendment that, individually or in the aggregate with all other amendments under this clause (i), has a de minimis adverse effect on the Company or any of its Subsidiaries) or (ii) in the case of any such amendment or action, require satisfaction of the Rating Agency Condition (as defined in the Securitization Agreement) with respect to all or any series of notes outstanding under the Securitization Agreement.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent, patentable invention or patent application (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all goodwill associated therewith, (iii) any copyright (including copyrights in works of authorship), design, design registration and database rights, (iv) any computer software programs, (v) any Internet domain names, (vi) rights of publicity and in social media content and accounts and (vii) any trade secrets, know-how, formulae, recipes and other confidential and proprietary information and rights.

“Intercompany Agreement” means any Contract between the Company and one or more of its wholly-owned Subsidiaries or any Contract among wholly-owned Subsidiaries of the Company.

“Knowledge” of the Company or “Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals identified on Section 1.01(a) of the Disclosure Schedule.

“Knowledge” of Parent means the actual knowledge after reasonable inquiry of any of the officers of Parent or Merger Sub.

“Law” means any applicable supranational, federal, national, state, provincial or local statute, ordinance or law (including common law), or any rule, regulation, Order or agency requirement of any competent Governmental Authority, whether or not inside or outside the United States or any other country.

“Liens” means any and all security interests, pledges, charges, options, puts, calls, preemptive purchase rights, easements, rights of first offer or refusal, mortgages, liens and any other encumbrances of any kind whatsoever, other than any non-exclusive license of Intellectual Property granted by the Company or any Company Subsidiary in the ordinary course of business.

“Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions or facts, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any change, effect, event, occurrence, development, condition or fact arising out of or resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect: (i) a change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, credit or capital market conditions, including interest, foreign exchange or exchange rates, (iii) a change generally affecting the industry in which the Company and its Subsidiaries operate, (iv) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal of any Law, (vi) any seasonal fluctuations affecting the business of the Company, its Subsidiaries or the Franchisees, (vii) any change in prices, availability or quality of raw materials used in the businesses of the Company, its Subsidiaries or the Franchisees, (viii) any outbreak, escalation or acts of terrorism or sabotage, armed hostility or war (whether or not declared) or any weather-related event, fire or natural disaster, force majeure or acts of God or other national or international calamity or the worsening of any of the occurrences or conditions referred to in this clause (viii), (ix) changes in the market price or trading volume of the Shares, (x) the announcement of this

Agreement and the Transactions or the pendency or consummation of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers, Franchisees or any other person (including pursuant to contractual relationships) (provided, that this clause (x) shall not apply to references to “Material Adverse Effect” in Section 4.04), (xi) the taking of any action required by, or the failure to take any action prohibited by, this Agreement or consented to or requested by Parent, (xii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xii) and the underlying causes of such changes referred to in clause (ix) may be considered in determining whether there is a Material Adverse Effect), (xiii) the identity of, or any facts relating to, Parent or Merger Sub or (xiv) any Actions relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) or any other person; provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (iv) and (v) shall only apply to the extent that such event, circumstance, development, change or effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and its Subsidiaries operate.

“Nasdaq” means The NASDAQ Global Select Market.

“Order” means, with respect to any person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Parent Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 24, 2018, by and between Parent and the Company.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions by Parent or Merger Sub or otherwise prevent, materially delay or materially impede Parent or Merger Sub from performing its obligations under this Agreement.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or similar Liens arising in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit the current use of any Owned Real Property or Leased Real Property from the manner in which such property is currently being used, (vi) Liens discharged at or prior to the Closing Date, (vii) Liens pursuant to, or contemplated by, the Securitization Agreement or the transactions contemplated thereby (including created or permitted under any Related Document in favor of the trustee under the Securitization Agreement for the benefit of the secured parties thereunder) and (viii) such other Liens as would not reasonably be expected to materially interfere with the business or operations of the Company and the Company Subsidiaries, as currently conducted.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

“Related Document” means “Related Document” as such term is defined in the Securitization Agreement.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, financial advisors, accountants, consultants, legal counsel, agents and other representatives and advisors.

“Sanctioned Country” means any country or region that is the target or subject of comprehensive territorial-based economic sanctions or trade restrictions of the United States.

“Sanctioned Person” means any person that is the target or subject of economic sanctions, trade restrictions, or similar restrictions imposed by the United States, including (a) any person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (b) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any person directly or indirectly majority owned or controlled by or acting for the benefit or on behalf of a person described in clauses (a) or (b).

“Sanctions Laws” means all applicable United States Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department, the Bureau of Industry and Security of the U.S. Department of Commerce and the U.S. Department of State.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Adverse Event” means (i) any Manager Termination Event, Rapid Amortization Event, Default, Event of Default, Cash Trapping Event, Class A-1 Senior Notes Amortization Event (as each such term is defined in the Securitization Agreement or any Related Document) or default under any Collateral Transaction Document that would reasonably be expected to result in any of the foregoing events or (ii) any (A) amendment of a Securitization Agreement or Collateral Transaction Document entered into, or (B) any action taken to cure any event that, with notice or the lapse of time or both, would become an event described in clause (i), in each case of clauses (A) and (B), without Parent’s written consent, other than any Immaterial Amendment or any cure obtained by the Company or its Subsidiaries in accordance with the applicable Contract referenced in the preceding clause (i), in each case, without any payment or incurrence of any liability (other than payments or liabilities that do not exceed $500,000 in the aggregate) and without any amendment or modification to the terms of any of the foregoing Contracts (other than to give effect to such Immaterial Amendment or such cure).

“Securitization Agreement” means the Base Indenture, as supplemented by Series 2011-1 Supplement to Base Indenture, dated as of May 20, 2011, Series 2013-1 Supplement to Base Indenture, dated as of July 18, 2013, the First Supplement to the Base Indenture, dated as of July 21, 2012, the Second Supplement to the Base Indenture, dated as of April 12, 2016, the Third Supplement to the Base Indenture, dated as of May 17, 2016, the related Series 2016-1 Supplement to Base Indenture, dated as of May 17, 2016, the Fourth Supplement to the Base Indenture, dated as of February 1, 2018, the Fifth Supplement to the Base Indenture, dated as of February 1, 2018 and the related Series 2018-1 Supplement to the Base Indenture, dated as of February 1, 2018, including any supplements thereto in effect as of the date of this Agreement.

“Specified Default” shall mean any Default (as defined in the Securitization Agreement) or default under any Collateral Transaction Document that would reasonably be expected to result in any event described in clause (i) of the definition of “Securitization Adverse Event,” (i) which is capable of being cured pursuant to the Securitization Agreement or such Collateral Transaction Document and (ii) the occurrence of which and the actions being taken by the Company and its Subsidiaries to cure such Default under the Securitization Agreement or default under such Collateral Transaction Document have each been promptly notified to Parent in writing.

“Subsidiary” or “Subsidiaries” of any person means another person (other than an individual), an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person. For the avoidance of doubt, no Franchisee shall be deemed to be a Subsidiary of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, duties, fees, imposts, levies or other governmental assessments, tariffs or charges of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, capital gains, goods and services, branch, alcoholic beverage tax, gross receipts, capital, net worth, escheat, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer (including real property transfer or gains), conveyance, severance, production, registration, value added, ad valorem alternative or add-on minimum, estimated and other similar taxes, and other taxes imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, reports, elections, designations, estimates, and forms relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (i) where the breaching party knows (or such party acting reasonably should have known) such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	§ 7.03(b)
Acquisition Proposal	§ 7.03(j)(i)
Action	§ 4.07
Adverse Recommendation Change	§ 7.03(d)
Aggregate Consideration	§ 5.08(a)
Agreement	Preamble
Authorizations	§ 4.09(a)
Book-Entry Shares	§ 3.02(b)
Cap	§ 9.03(e)
Certificate	§ 3.02(b)
Certificate of Merger	§ 2.03
Certificates	§ 3.02(b)
Closing	§ 2.02
Closing Date	§ 2.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Preferred Stock	§ 4.02(a)
Company Related Parties	§ 9.03(e)
Company Stockholder Approval	§ 4.21(b)

Defined Term	Location of Definition
Company Stock Option	§ 3.04(a)
Company Subsidiary	§ 4.01(b)
Company Termination Fee	§ 9.03(a)(i)
Confidentiality Agreement	§ 7.02(b)
DGCL	Recitals
Dissenting Shares	§ 3.06(a)
Effective Time	§ 2.03
Employee	§ 7.05(a)
Environmental Claims	§ 4.14(b)
Environmental Laws	§ 4.14(b)
Equity Commitment	§ 5.08(a)
Equity Commitment Letter	Recitals
Equity Financing Sources	§ 9.02(f)
ERISA Affiliate	§ 4.11(c)
FDD	§ 4.16(i)
Financing	§ 7.14(b)
Franchise	§ 4.16(i)
Franchise Laws	§ 4.16(i)
Franchisee	§ 4.16(i)
FTC Rule	§ 4.16(i)
Hazardous Materials	§ 4.14(b)
Indebtedness	§ 6.01(h)
Indemnified Parties	§ 7.04(a)
Intervening Event	§ 7.03(j)(ii)
Investor	Recitals
IRS	§ 4.11(b)
IT Systems	§ 4.17(g)
Key Intellectual Property	§ 4.17(b)
Leased Real Property	§ 4.12(b)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Outside Date	§ 9.01(c)(i)
Owned Real Property	§ 4.12(a)
Parent	Preamble
Parent Related Parties	§ 9.03(e)
Parent Welfare Benefit Plans	§ 7.05(c)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Personal Information	§ 4.17(e)
Plans	§ 4.11(a)
Pre-Closing Damages Proceeding	§ 9.03(e)
Principal Supplier	§ 4.20
Proxy Statement	§ 4.04(b)
Real Property Leases	§ 4.12(b)
Relationship Laws	§ 4.16(i)
Release	§ 4.14(b)
Required Amount	§ 5.08(a)
Restricted Stock Unit	§ 3.04(a)
SEC Documents	Article IV
SEC Reports	§ 4.05(a)

Defined Term	Location of Definition
Selected Contract	§ 4.08(a)
Selected Trademarks	§ 4.17(b)
Share	§ 3.01(a)
Shares	§ 3.01(a)
Solvent	§ 5.09
Sonic Funds	§ 4.16(i)
Specified Franchise Agreements	§ 4.16(a)
Specified Franchisee	§ 4.16(a)
Superior Proposal	§ 7.03(j)(iii)
Surviving Company	§ 2.04
Termination Date	§ 9.01
Transaction Litigation	§ 7.11
Transactions	Recitals

ARTICLE II

THE MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the later of (a) the second (2nd) Business Day after the satisfaction or, to the extent permitted by Law, waiver of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver at the Closing) and (b) December 21, 2018, (provided that Parent or the Company (unless such Specified Default is waived by Parent in writing) may postpone the Closing for the cure period provided under the Securitization Agreement with respect to any Specified Default), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing occurs being the “Closing Date”).

SECTION 2.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause the certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

SECTION 2.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

SECTION 2.05 Certificate of Incorporation and By-laws of the Surviving Company. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Annex A. and shall be the certificate of incorporation of the Surviving Company and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company, in each case, until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 7.04).

SECTION 2.06 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.

SECTION 2.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall be advised that any deeds, bills of sale, assignments, assurances or any other instruments are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each share of Company Common Stock (each, a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive $43.50 in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).

(b) Cancellation of Excluded Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

SECTION 3.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the

Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Agreement. Prior to the Effective Time on the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b) Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, together, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof and delivery of a bond in a reasonable amount, if reasonably required, in each case pursuant to Section 3.02(e)) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 3.01(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate or Book-Entry Share is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III. Notwithstanding anything to the contrary in this Section 3.02, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares shall upon receipt by the Paying Agent of an “agent’s” message in customary form (or such other evidence, if any, as the Paying Agent may reasonably require) be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent may reasonably require), the Merger Consideration for each Book-Entry Share.

(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the Surviving Company, an indemnity bond reasonable in amount, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).

SECTION 3.03 Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).

SECTION 3.04 Company Stock Options and Restricted Stock Units.

(a) At the Effective Time, (i) each outstanding option (each, a “Company Stock Option”) to purchase Shares granted under the Company Stock Plans that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable, and shall be cancelled as of the Effective Time, subject, if applicable, to the payment pursuant to Section 3.04(b), and (ii) each restricted stock unit subject to time-based restrictions (each, a “Restricted Stock Unit”) granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time shall become fully vested as of the Effective Time and shall be cancelled as of the Effective Time, subject to the payment pursuant to Section 3.04(c).

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time that has an exercise price per Share that is less than the Merger Consideration shall (subject to the provisions of this Section 3.04) be paid by the Surviving Company immediately after the Effective Time (and in no event later than five (5) days following the Effective Time), an amount in cash equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Company Stock Option and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option. All such payments shall be subject to all applicable Tax withholding requirements. Each Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without payment of any cash consideration.

(c) Each Restricted Stock Unit that vests in accordance with Section 3.04(a) shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five (5) days following the Effective Time), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Restricted Stock Unit. All such payments shall be subject to all applicable Tax withholding requirements.

(d) No later than promptly following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Offering Period(s) (as such term is defined in the Company ESPP) open as of the date of this Agreement under the Company ESPP, such Offering Period(s) shall terminate and any option to purchase Shares under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) the day that is four (4) Business Days prior to the Effective Time or (B) the date on which such Offering Period(s) would otherwise end, and no additional Offering Period(s) shall commence under such Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as of the Effective Time (without interest); and (v) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(e) Prior to the Effective Time, the Company shall provide any notice required under the terms of the Company Stock Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plans or any outstanding awards and take all other appropriate actions to give effect to the transactions contemplated herein.

(f) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

SECTION 3.05 Certain Adjustments. Without limiting the other provisions of this Agreement, if the outstanding Shares are changed into a different number or class of shares due to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(a) shall be equitably adjusted to reflect the effect thereof.

SECTION 3.06 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.02, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options or Restricted Stock Units, such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so properly withheld and timely paid over to the appropriate Governmental Authority by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options or Restricted Stock Units in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company, Merger Sub or Parent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, on or after August 31, 2015 and publicly available at least one (1) Business Day prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer or any other disclosures contained therein to the extent they are predictive or forward-looking in nature (other than any factual information contained therein), it being understood that any matter disclosed in such documents filed or furnished shall not be deemed disclosed for purposes of Section 4.02(a) and Section 4.02(b) (Capitalization) or (b) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Company Subsidiaries.

(a) Each of the Company and each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of (i) the Company Charter and (ii) the Company By-laws, in each case as in effect on the date of this Agreement, are included in the SEC Documents. The Company is not in violation of any provisions of the Company Charter or the Company By-laws, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Merger.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Subsidiaries of the Company (each Subsidiary of the Company, a “Company Subsidiary”), the jurisdiction of organization thereof and the ownership interest of the Company in each Company Subsidiary. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association or other entity. The Company has made available to Parent a true and complete copy of the certificate of incorporation and by-laws (or equivalent organizational documents) of each material Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and by-laws (or equivalent organizational documents) is in full force and effect. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents), except for violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Merger.

SECTION 4.02 Capitalization.

(a) The authorized share capital of the Company consists of (i) 245,000,000 Shares and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).

(b) As of the close of business on September 21, 2018, (i) 35,586,747 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 82,722,347 Shares were held in the treasury of the Company, (iii) no Shares were held by the Company Subsidiaries, (iv) 8,010,009 Shares are reserved for future issuance in connection with the Company Stock Plans (including 2,082,514 Shares reserved for issuance pursuant to outstanding Company Stock Options (with a weighted average exercise price of $24.304 per share) and 82,653 Shares reserved for issuance pursuant to outstanding Restricted Stock Units) and (v) no shares of Company Preferred Stock were issued and outstanding. From the close of business on September 21, 2018 through the date hereof, (A) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Stock Options and Restricted Stock Units), other than issuances of shares of Company Common Stock pursuant to Company Stock Options outstanding as of September 21, 2018, and (B) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire shares of capital stock of the Company.

(c) Except as set forth in this Section 4.02 or Section 4.02 of the Company Disclosure Schedule, as of the close of business on September 21, 2018, there were no options, warrants or other similar rights obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares (other than in connection with the exercise of any Company Stock Options), (ii) grant, enter into or issue any subscription, option, warrant, call, convertible securities or similar right relating to any Shares or (iii) make any investment in (whether in the form of a subscription obligation, loan, capital contribution credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) any person (other than any wholly-owned Company Subsidiary). None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxies, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company.

(d) Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens, other than Permitted Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-settled performance units, Contracts or undertakings of any kind to which any Company Subsidiary is a party or by which any of them is bound obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or other voting securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Company Subsidiary.

(e) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

SECTION 4.03 Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) subject to the Company Stockholder Approval, conflict with or violate the Company Charter or the Company By-laws, (ii) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.04(b) have been obtained and all filings, notifications and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or their respective properties or assets is bound, or (iv) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Merger.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Company, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Merger, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) the filing with the SEC of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company, (iv) any filings required under the rules and regulations of Nasdaq, (v) the filing of appropriate merger documents as required by the DGCL, (vi) the premerger notification and waiting period requirements of the HSR Act, (vii) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or their investors, and (viii) filings, if any, required by applicable state franchise Law.

(c) The Securitization Agreement is in full force and effect and constitutes a legal, valid and binding obligation of the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and (ii) any effects on the Securitization Agreement resulting from actions taken by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. As of the date hereof, there does not exist, and on the Closing Date there will not be, a Securitization Adverse Event that is continuing other than resulting from actions taken by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not result in a Securitization Adverse Event other than any resulting from actions taken by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The Company has made available to Parent a true, correct and complete copy of the Securitization Agreement in effect as of the date of this Agreement.

SECTION 4.05 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed all material forms, reports, statements, schedules and other documents required to be filed by it with the SEC since August 31, 2015 (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective dates of filing, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as applicable, and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing, did not, at the time they were filed, or, if amended, as of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Subsidiary of the Company). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.

(b) Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c) The Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), reasonably designed to (i) provide reasonable assurances that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer and the principal financial and accounting officer of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act and (ii) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since August 31, 2015, none of the Company, the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer and its principal financial and accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the SEC Reports, neither the Company nor any Company Subsidiaries has any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.06 Absence of Certain Changes or Events. Between May 31, 2018 and the date of this Agreement:

(a) there has not been a Material Adverse Effect;

(b) the Company and the Company Subsidiaries have conducted their business in the ordinary course of business in all material respects and there has not been:

(i) any split, combination or reclassification of any capital stock of the Company or issuance or authorization of issuance of any other securities in lieu of or in substitution for shares of any capital stock of the Company (other than issuances of Company Stock Options and Restricted Stock Units);

(ii) any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock of the Company or any Company Subsidiary or any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (A) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (D) the acquisition by the Company of Company Stock Options and Restricted Stock Units in connection with the forfeiture of such awards;

(iii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary which has materially affected the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law;

(iv) any making, change, revocation or rescindment of any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), any making of any material amendment with respect to any material Tax Return, any settlement or compromise of any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents), any surrender of any right to claim a material Tax refund, any change to an annual accounting period for Tax purposes, or any change of any material accounting method for Tax purposes, except, in each case, for actions taken in the ordinary course of business;

(v) except as required by applicable Law or the terms of any Plan set forth in the Company Disclosure Schedule, any (A) increase in the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of its Subsidiaries to any person who is a vice president or more senior employee of the Company or any of its Subsidiaries (except in the ordinary course of business), (B) entry into any employment, consulting, severance, retention or termination agreement or arrangement with any director or executive officer of the Company, (C) establishment, adoption or entry into or amending in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (D) establishment, adoption, entry into, modification or termination of any Plan (except in the ordinary course of business), (E) act to accelerate or fund or in any other way secure any rights or benefits under any Plan to the extent not already provided in any such Plan, (F) payment of any bonus to any person who is a vice president or more senior employee of the Company or any of its Subsidiaries (except in the ordinary course of business), (G) action to amend, waive or accelerate any rights or benefits under any Plan, (H) grant (except in the ordinary course of business), amendment or modification of any equity or equity-based awards, (I) hiring or terminating without cause any officer, employee, independent contractor or consultant, other than in the ordinary course of business with respect to any such person who (1) has or will have an annual base compensation of less than $200,000 and (2) is not a vice president or more senior employee of the Company or any of its Subsidiaries, or (J) forgiveness of any loans, or issuance of any loans (other than routine travel advances issued in the ordinary course of business), to directors, officers, contractors or employees of the Company or any of its Subsidiaries;

(vi) any acquisition of any material business (including by merger, consolidation, acquisition of stock or assets or otherwise), except for any acquisition for consideration that is individually not in excess of $2,500,000 or in the aggregate not in excess of $5,000,000; and

(vii) any incurrence of any Indebtedness, other than (A) the incurrence of Indebtedness permitted by the Securitization Agreement and in an amount not to exceed $2,000,000 in the aggregate; provided, that any such Indebtedness was incurred pursuant to Class A-1 Notes (as defined in the Securitization Agreement), (B) intercompany Indebtedness among the Company and/or any wholly-owned Subsidiary of the Company and (C) other than Indebtedness incurred in accordance with clause (A), Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) in an amount not to exceed $2,000,000 in the aggregate.

SECTION 4.07 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, arbitration, mediation, action (administrative or judicial) or proceeding by or before any Governmental Authority (each of the foregoing, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that, individually or in the aggregate, would have a Material Adverse Effect or prevent the consummation of the

Transactions. Neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any Order that remains outstanding against the Company or the Company Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect or prevent the consummation of the Transactions.

SECTION 4.08 Selected Contracts.

(a) Except for this Agreement, any Franchise Agreement, any Intercompany Agreement, any Related Document and any Contracts filed as exhibits to the SEC Documents, Section 4.08 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of:

(i) each mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the Indebtedness of the Company or any Company Subsidiary, in each case pursuant to which in excess of $2,500,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any Company Subsidiaries and any letters of credit of which the Company or any Company Subsidiary is the obligor;

(ii) each Contract to which the Company or any Company Subsidiary is a party that by its terms requires aggregate payments by or to the Company or any Company Subsidiary of more than $2,500,000 over the remaining term of such Contract, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less;

(iii) each Contract to which the Company or any Company Subsidiary is a party entered into since August 31, 2015, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $5,000,000, except for (A) acquisitions and dispositions of properties and assets in the ordinary course of business and (B) any Contract relating to the Transactions;

(iv) each Contract of the Company or any Company Subsidiary that (A) authorizes any third party to grant others the right to license any material trademark, service mark or other Intellectual Property owned by the Company or any Company Subsidiary in any geographic area; (B) restricts in any way the ability of the Company or such Company Subsidiary to compete with any business or in any geographical area or to solicit customers; or (C) prohibits or limits the right of the Company or any Company Subsidiary to use, transfer, license, distribute or enforce any of their respective Company Intellectual Property material to the businesses of the Company and the Company Subsidiaries, taken as a whole, other than, in the case of this clause (C), limitations on enforcement arising from non-exclusive licenses of Company Intellectual Property entered into in the ordinary course of business, in each case under the foregoing clauses (A) through (C) that limits in any material respect the operation of the Company and the Company Subsidiaries taken as a whole as currently operated and that may not be cancelled by the Company or any of its Subsidiaries upon notice of ninety (90) days or less without material penalty or other material liability to the Company or any of its Subsidiaries;

(v) each Contract that grants to any person any right of exclusivity to a geographic region, area of protection, option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $5,000,000, except those entered into in the ordinary course of business and those relating to sales of restaurants or property owned by the Company or any of its Subsidiaries to new or existing Franchisees;

(vi) each Contract of the Company or any Company Subsidiary that establishes a partnership, joint venture or similar arrangement;

(vii) each Contract that is a settlement, conciliation or similar agreement with respect to an Action (A) that has been entered into with any Governmental Authority since August 31, 2015, which includes payments in excess of $2,500,000 or equitable relief material to the Company and its Subsidiaries, taken as a whole, (B) pursuant to which the Company or any Company Subsidiary is obligated after the date of this

Agreement to pay consideration in excess of $2,500,000, or (C) that would otherwise materially limit the operation of the Company and the Company Subsidiaries, taken as a whole, as currently operated; and

(viii) each Contract to which any Principal Supplier is a party (other than purchase orders) that has a remaining term of more than ninety (90) days and that (A) may not be cancelled by the Company or any Company Subsidiary upon notice of ninety (90) days or less or (B) may be cancelled by the Company or any Company Subsidiary, with material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less.

Each Contract set forth in Section 4.08 of the Company Disclosure Schedule or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”

(b) As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Selected Contract. Each of the Selected Contracts is valid and binding on the Company or a Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto (other than with respect to Selected Contracts that have expired in accordance with their terms), except in each case (i) as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). As of the date of this Agreement, each Selected Contract, is in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Selected Contract by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, there is no breach or default under any Selected Contract by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or breach (which has not been cured) with respect to and, to the Knowledge of the Company, no party has delivered written notice threatening to terminate, any Selected Contract.

SECTION 4.09 Compliance with Laws.

(a) Each of the Company and each Company Subsidiary is in compliance with all Laws applicable to its business or operations (including Franchise Laws and Relationship Laws), in each case except for instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect, and is in compliance with, all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of or noncompliance with which would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received notice that any Authorizations will be terminated or modified or cannot be renewed in the ordinary course of business.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees acting on behalf of the Company or its Subsidiaries) (i) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any United States federal, state or local jurisdiction or (ii) has engaged in any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control.

(c) Since August 31, 2015 and as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has been charged in writing by any Governmental Authority with a violation of, any Sanctions Laws, and (ii) there has not been any Action pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries concerning violations of any Sanctions Law. To the Knowledge of the Company, none of the Company, its Subsidiaries or any director or officer of the Company or any of its Subsidiaries is a Sanctioned Person.

(d) This Section 4.09 does not relate to compliance with labor and employment matters and employee benefit matters, which are exclusively the subject of Section 4.10 and Section 4.11, Tax matters, which are exclusively the subject of Section 4.06(b)(iv), Section 4.11 and Section 4.13, environmental matters, which are exclusively the subject of Section 4.14, Intellectual Property matters, which are exclusively the subject of Section 4.17 or food and beverage safety, which are exclusively the subject of Section 4.18.

SECTION 4.10 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any Company Subsidiary. Since August 31, 2015, there have not been, and through the date of this Agreement, there are no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, no director, executive officers, other key employee or group of employees has any present intention to terminate his, her or their employment with the Company or any Company Subsidiary.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of the Company Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including to the extent applicable, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination laws. Since August 31, 2015 and as of the date of this Agreement, (i) there have not been and currently are no material charges, complaints, audits or investigations pending by or before any Governmental Authority pertaining to the employment practices of the Company or any Company Subsidiary or, to the Company’s Knowledge, otherwise scheduled or threatened against the Company or any Company Subsidiary, and (ii) to the Company’s Knowledge, no material written complaints relating to employment practices of the Company or any Company Subsidiary have been filed or made by or to any Governmental Authority or submitted to the Company or any Company Subsidiary.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income Tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Plan purposes), (ii) neither the Company nor any Company Subsidiary has any liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in a Plan, and (iii) each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(d) Since August 31, 2015, neither the Company nor any Company Subsidiary has implemented any layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law, and no such action will be implemented without advance notice and consent of Parent.

(e) Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries: (i) are not delinquent in any payments to, or on behalf of, any independent contractors (who are individuals) or employees for any services or amounts required to be reimbursed or otherwise paid and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any independent contractors (who are individuals) or employees (other than routine payments to be made in the ordinary course of business).

(f) Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect, since August 31, 2015, to the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any third-party employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any Company Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information.

SECTION 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule accurately and completely lists all material Plans. “Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, bonus, pension, profit sharing, incentive compensation, stock ownership, stock purchase, phantom stock, stock option, stock purchase, restricted stock, other equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, vacation, sick, severance, disability, death benefit, hospitalization, medical, welfare, fringe or other employee benefits or remuneration of any kind plans, programs, arrangements or understanding, and all employment, consulting, indemnification, change in control, termination or severance agreement, plan, program, arrangement or understanding, or other material contracts or agreements with Employees, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or liability (contingent or otherwise), or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Company Subsidiary.

(b) The Company has made available to Parent true and complete copies of (to the extent applicable) (i) each material Plan (or, with respect to any unwritten material Plan, a written description thereof), other than any Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service of the United States (the “IRS”) or similar report required to be filed with any Governmental Authority, in each case with respect to each material Plan (if any such report was required by applicable Law), (iii) each trust agreement and group annuity contract or other material contract relating to any material Plan, (iv) the most recent actuarial reports (if applicable) for each Plan, and (v) the most recent summary plan description, if any, required under ERISA with respect to each material Plan.

(c) No Plan is or has ever been subject to Section 302 or Title IV of ERISA or Section 412 of the Code and none of the Company or any of its Subsidiaries has any liability, contingent or otherwise, with respect to any employee benefit plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. None of the Company, its Subsidiaries or any ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA and no Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. The term “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical, disability, life insurance or other welfare benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to comply with Section 4980 of the Code or any similar Law.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Plan.

(f) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.

(g) With respect to any Plan, as of the date of this Agreement and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against any Plan or any trustee or fiduciary thereof, nor is any such claim anticipated, and (ii) no administrative investigation, audit or other administrative proceeding by any Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(h) Each Plan (excluding any agreements between the Company or any of its Subsidiaries and any individual employees) is amendable, terminable or otherwise may be discontinued unilaterally by the Company at any time without material liability or expense to Parent, the Company and its Subsidiaries, taken as a whole, as a result thereof other than ordinary administration expenses typically incurred in a termination event and/or claims incurred or benefits accrued prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Plan.

(i) There are no loans by the Company or any of its Subsidiaries to any of their current or former employees, other than loans under any Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business.

(j) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement, nor the consummation of the Merger (either alone or together with any other event) will, in respect of any employee, officer, director or independent contractor of the Company or any of its Subsidiaries (whether current, former or retired), (i) cause any payment or benefit to become due or payable, including severance pay, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding (through a grantor trust or otherwise) of any such compensation or benefits or cause the Company to transfer or set aside any assets to fund any material benefits under any Plan, (v) otherwise give rise to any material liability under any Plan, (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Plan on or following the Effective Time or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any gross-up or indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

(k) None of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Plan or to modify or change in any material way any existing material Plan other than those amendments or modifications required by Law.

SECTION 4.12 Real Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property, other than real property relating to a restaurant, owned by the Company or any Company Subsidiary (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, the Company or a Company Subsidiary has good and valid fee title to each Owned Real Property, and to all real property owned by the Company and its Subsidiaries relating to a restaurant, in each case free and clear of all Liens (except for Permitted Liens and other than with respect to any restaurant or property owned by the Company or any of its Subsidiaries sold to new or existing Franchisees).

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any Company Subsidiary is a tenant or a subtenant, other than those relating to a restaurant or which are intercompany leases (each such location, a “Leased Real Property” and, the leases of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, (i) the Company or a Company Subsidiary has a good and valid title to a leasehold estate in each Leased Real Property and all leased properties relating to a restaurant where the Company is a tenant, free and clear of all Liens, except for Permitted Liens, (ii) all Real Property Leases and all leases relating to properties relating to a restaurant where the Company is a tenant are in full force and effect, (iii) neither the Company nor Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement and (iv) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under any Real Property Lease on the part of the applicable Company or Company Subsidiary or the other party thereto.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since August 31, 2015, (i) neither the Company nor any Company Subsidiary has received any written notice of any violation of Law by any Governmental Authority with respect to the Owned Real Property or the Leased Real Property, and (ii) to the Knowledge of the Company, the current use and operation of the Owned Real Property and the Leased Real Property by the Company or its Subsidiaries does not violate any applicable Law or Contract applicable to such property.

SECTION 4.13 Taxes.

(a) The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all material Tax Returns with the appropriate Governmental Authority required to be filed by them and such Tax Returns are true, correct and complete in all material respects, (ii) paid all material amounts of Taxes required to be paid by them except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP, and (iii) collected, in all material respects, all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales, value added and federal, provincial, state or territorial sales Taxes, required by applicable Laws to be collected by them and have timely remitted to the appropriate Governmental Authority all such collected Taxes required by applicable Laws to be remitted by them. All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other party have been timely withheld and remitted to the applicable Governmental Authority.

(b) There are no pending audits, actions, examinations, investigations, suits or other proceedings by a Governmental Authority in respect of any material Tax or material Tax Return of the Company or any of the Company Subsidiaries, and no such audits, actions, examinations, investigations, suits or other proceedings have been proposed or threatened in writing. No deficiency for any material amount of Tax has been proposed, asserted, assessed or threatened by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn.

(c) Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries), (ii) has been a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (iii) has any liability for the Taxes of another person under, by any reason of being a party to, any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and the Company Subsidiaries).

(d) Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(f) There are no material Liens for Taxes on the property or assets of the Company or any of the Company Subsidiaries, except for Permitted Liens.

(g) No private letter rulings, technical advice memoranda, closing agreements, or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of the Company Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired. There is no currently effective agreement (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or other document with respect to the Company or any of the Company Subsidiaries extending the period of assessment or collection of any material Taxes.

(h) Since August 31, 2015 and as of the date of this Agreement, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.

(i) Notwithstanding any provision herein to the contrary, (i) the representations in Section 4.06(b)(iv), Section 4.11 and this Section 4.13 are the only representations and warranties being made with respect to Tax matters and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 4.14 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and each of the Company Subsidiaries is, and has been since August 31, 2015, in compliance with all applicable Environmental Laws and, since such date, neither the Company nor any of the Company Subsidiaries has received any written notification of, or, to the Knowledge of the Company, oral notification of, any pending or threatened Action alleging, a violation of or liability under any Environmental Law, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws that are required to conduct its business as presently conducted, (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) to the Knowledge of the Company, none of the Company, any Company Subsidiary or any other person on their behalf has Released Hazardous Materials at, on, under or from any of the Owned Real Property or the Leased Real Property in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any Subsidiary of the Company.

(b) The term “Environmental Claims” means any written Action alleging liability under any Environmental Law or Hazardous Material, including arising out of the Release or threatened Release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Laws” means any Law, including common law, relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means petroleum, petroleum by-products, petroleum breakdown products, polychlorinated biphenyls, friable asbestos or any substances, materials or wastes that are regulated, classified, listed or otherwise characterized under Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” “pollutants” or “contaminants” or terms of similar import under any Environmental Law. The term “Release” means any spilling, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dispersal, dumping, depositing, emptying, disposing or migrating or other release into or through the indoor or outdoor environment.

SECTION 4.15 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and all premiums due with respect to such insurance policies have been timely paid, (c) neither the Company nor any Company Subsidiary is in breach of, or default under, any such insurance policy and (d) as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

SECTION 4.16 Franchise Matters.

(a) Section 4.16(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each group of related Franchisees that operate ten (10) or more franchised restaurants (each, a “Specified Franchisee”). Section 4.16(a)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all currently effective area development agreements in which the Company or any Company Subsidiary grants to a Specified Franchisee a right of exclusivity, right of first offer or right of first refusal with respect to any business or geographic region (all such agreements, collectively, the “Specified Franchise Agreements”).

(b) Since August 31, 2015, neither the Company nor any Company Subsidiary has (directly or indirectly) offered or sold any Franchises anywhere in the world, other than the offer and sale of Franchises for franchised Sonic restaurants in the United States.

(c) Each Franchise Agreement is valid and binding on the Company or a Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto (other than with respect to Franchise Agreements that have expired in accordance with their terms), and is in full force and effect, except in each case (i) as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). There is no breach or default under any Specified Franchise Agreement by the Company or a Subsidiary of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, there is no breach or default under any Specified Franchise Agreement by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Specified Franchise Agreement by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Specified Franchise Agreement by any other party thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Section 4.16(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all FDDs that the Company or any Company Subsidiary has used to offer or sell Franchises within the United States since August 31, 2015. The Company has made available to Parent true and complete copies of each such FDD. Since August 31, 2015, all offers and sales of Franchises by the Company or any Company Subsidiary have been made in compliance with all applicable Franchise Laws in effect at the time of such offer or sale, except as would not, individually or in the aggregate, have a Material Adverse Effect. Since August 31, 2015, all FDDs that the Company or any Company Subsidiary have used to offer and sell Franchises have contained the information required by Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws in all material respects, except in each case, as would not, individually or in the aggregate, have a Material Adverse Effect. Since August 31, 2015, the Company and the Company Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(e) To the Knowledge of the Company, all funds administered by or paid to or by the Company or any Company Subsidiary on behalf of any Franchisee since August 31, 2015, including, contributions to the Sonic Funds and any rebates, and other payments made by suppliers, manufacturers, vendors and other third parties on account of Franchisees’ purchases from those entities or for purposes of doing business with those Franchisees, have been administered and spent in accordance in all material respects with applicable Franchise Laws and the applicable Franchise Agreements and any other Contract to which the Company or any of its Subsidiaries is a party.

(f) With respect to all terminations, non-renewals, and transfers of Franchises and the Company’s and any Company Subsidiary’s enforcement of its rights under and performance of its obligations under Franchise Agreements since August 31, 2015, the Company and any Company Subsidiary has complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(g) Since August 31, 2015 and prior to the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Franchisee or Governmental Authority alleging that the Company or any of its Subsidiaries is a joint or co-employer of or has any liability whatsoever as a joint or co-employer with respect to any employees of Franchisee and, to the Knowledge of the Company, no applicable Governmental Authority has determined and notified the Company that the Company or any of its Subsidiaries is a joint employer or co-employer with respect to any employees of Franchisees.

(h) Section 4.16(h) of the Company Disclosure Schedule identifies by jurisdiction and effective date all effective registrations that are effective as of the date of this Agreement under Franchise Laws that are applicable to the Company and its Subsidiaries.

(i) The term “FDD” means any franchise disclosure document prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any Company Subsidiary to any prospective Franchisee in connection with the offer or sale of Franchises in the United States. The term “Franchise” means any grant by the Company or any Company Subsidiary to any person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any. The term “Franchise Laws” means the FTC Rule and any other Law of the United States regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any pre-sale registration or disclosure Law. The term “Franchisee” means a person other than the Company or any Company Subsidiary, that is granted a right by the Company or any Company Subsidiary or by another franchisee, to develop or operate, or is granted a right to license others to develop or operate, a franchised Sonic restaurant at a specific location. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws including the requirements of such Laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator. The term “Sonic Funds” means, collectively, the Sonic Brand Fund, the Brand Technology Fund and the System Marketing Fund, as each is defined in the current form of Franchise Agreement, or any other national, regional or local fund or program for advertising, marketing or promotion of franchised Sonic restaurants maintained and administered by the Company or any of its Subsidiaries and to which any Franchisee contributes pursuant to and in accordance with its Franchise Agreement.

SECTION 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issued or registered Company Intellectual Property or applications for issuance or registration of any Company Intellectual Property (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date).

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of the Company Subsidiaries solely owns each item of Company Intellectual Property free and clear of Liens, other than Permitted Liens, and owns or is licensed or otherwise has the right to use all other Intellectual Property, used in, material to or necessary for the conduct of the respective businesses of the Company or any Company Subsidiary as currently conducted; provided, however, that the foregoing representation and warranty in this Section 4.17(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed in Section 4.17(c)). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company or one of the Company Subsidiaries is the exclusive owner of all material formulas and recipes for proprietary menu items of the Company or any of the Company Subsidiaries (together with the Selected Trademarks as defined below, collectively, the “Key Intellectual Property”), free and clear of any Liens, other than Permitted Liens. The Company or one of the Company Subsidiaries is the exclusive owner of the trademarks and service marks included in the Company Intellectual Property and set forth in Section 4.17(b) of the Company Disclosure Schedule (collectively, the “Selected Trademarks”), free and clear of any Liens, other than Permitted Liens. All of the material registrations, issuances and applications owned by the Company or any of the Company Subsidiaries and set forth in Section 4.17(a) of the Company Disclosure Schedule, including any such registrations, issuances and applications of the Key Intellectual Property, are subsisting and, to the Knowledge of the Company, valid and enforceable and in full force and effect.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property of any other person, or (ii) that contest the validity, use, ownership or enforceability of any of the issued or registered Company Intellectual Property. To the Knowledge of the Company, neither the Company’s nor any Company Subsidiary’s operation of their respective businesses nor use of any Company Intellectual Property has at any time since August 31, 2015, infringed, misappropriated, diluted, or otherwise violated or currently infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any other person except where such infringement, misappropriation, dilution or other violation would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing, misappropriating, diluting, or otherwise violating the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property, except where such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, have a Material Adverse Effect. The Company Intellectual Property is not subject to any outstanding Order, consent or settlement restricting the use thereof (other than a Permitted Lien) in a manner that would have a Material Adverse Effect.

(d) The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its material trade secrets and other confidential information and, to the Knowledge of the Company, there have been no breaches in or misappropriation of the confidentiality or secrecy of the Company’s or the Company Subsidiaries’ material trade secrets or other material confidential information, in each case of the foregoing, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Company Subsidiaries are, and since August 31, 2015 have been, in compliance with (i) its posted privacy policies and all other related notices, policies and programs and all applicable data protection, privacy and other applicable Laws and contractual obligations regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure (in any form or medium) of any personally identifiable information that could be used to identify, contact or locate an individual or an individual’s device (“Personal Information”); and (ii) the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of the Company Subsidiaries nor have there been any security breaches in the information technology systems used by the Company and the Company Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to the collection or use of Personal Information. The Company and the Company Subsidiaries have reasonable security measures in place designed to protect Personal Information under their possession or control from unlawful use by any third party, except for any instance where a failure to take such security measures to protect would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, immediately subsequent to the Closing Date, the Company and the Company Subsidiaries will own and continue to have the right to use all such Personal Information on identical terms and conditions as the Company and the Company Subsidiaries enjoyed immediately prior to the Closing Date.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and the Company Subsidiaries are, and since August 31, 2015, have been, in compliance with all applicable Laws pertaining to sales, marketing, and electronic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act and the Telemarketing Sales Rule.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) all software, communications devices, computer systems, servers, network equipment, point of sale systems, and other electronic hardware used, owned by any of the Company or the Company Subsidiaries, or leased or licensed by any of the Company or the Company Subsidiaries (collectively, the “IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company or the Company Subsidiaries, as applicable, as currently conducted (ii) the Company and the Company Subsidiaries have taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored thereon) and (iii) since August 31, 2015, there has been no material failure with respect to any IT Systems that has not been fully resolved in a commercially reasonable manner.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Transactions will not impair the right, title, or interest of the Company or any of the Company Subsidiaries in or to any Company Intellectual Property and, (ii) upon the Closing Date, all of the material Company Intellectual Property will be owned or available for use by the Company and the Company Subsidiaries on identical terms and conditions as the Company and the Company Subsidiaries enjoyed immediately prior to the Closing Date.

SECTION 4.18 Quality and Safety of Food & Beverage Products. Except as would not, individually or in the aggregate, have a Material Adverse Effect, between August 31, 2015 and the date of this Agreement, (a) there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Company Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary has been adulterated, misbranded, mispackaged or mislabelled in violation of applicable Law, or was unfit for human consumption when consumed in the intended manner.

SECTION 4.19 Affiliate Transactions. Since August 31, 2015 and as of the date of this Agreement, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor, to the Knowledge of the Company, are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date hereof.

SECTION 4.20 Suppliers. Section 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects of (a) the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries for the fiscal year ended August 31, 2017 (each, a “Principal Supplier”) and (b) with respect to each Principal Supplier, the aggregate amounts paid to each such Principal Supplier for the fiscal year ended August 31, 2017. As of the date of this Agreement, the Company has not received any written notice from any Principal Supplier indicating that any such person is ceasing or intends to cease dealing with the Company or any Company Subsidiary.

SECTION 4.21 Board Approvals; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of this Company, and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders.

(b) Assuming the accuracy of the representations and warranties in Section 5.05, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of the Company Common Stock necessary to adopt this Agreement.

SECTION 4.22 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 5.05, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company By-laws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions.

SECTION 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of Guggenheim Securities LLC, dated September 24, 2018, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than holders of Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, true, correct and complete copy of such opinion will be made available to Parent promptly following receipt thereof by the Company for information purposes only.

SECTION 4.24 Brokers. No broker, finder or investment banker (other than Guggenheim Securities, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of all agreements pursuant to which Guggenheim Securities, LLC is entitled to any fee, commission or expenses in connection with the Transactions.

SECTION 4.25 Information Supplied. None of the information contained in or incorporated by reference in the Proxy Statement will, as of the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s Representatives for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 5.01 Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.02 Organizational Documents. Parent has prior to the date of this Agreement furnished to the Company a true and complete copy of the certificate of incorporation and by-laws of Parent and Merger Sub, in each case as amended to date. Such certificate of incorporation and by-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws, as applicable, except such violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 5.04 No Conflict; Required Filings and Consents; Agreements.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.04(b) have been obtained, and all filings, notifications and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or their respective properties or assets is bound or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) in connection with any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of appropriate merger documents as required by the DGCL, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company and (vii) filings, if any, required by applicable state franchise Law.

SECTION 5.05 Ownership of Shares. None of Parent, Merger Sub or their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby), beneficially own any Shares, (b) is an “interested shareholder” under Section 203 of the DGCL or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

SECTION 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates, or any property or asset of Parent or any of its Affiliates, by or before any Governmental Authority, that would have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is, as of the date of this Agreement, subject to any Order that remains outstanding against Parent or any of its Affiliates that, individually or in the aggregate, would have a Parent Material Adverse Effect.

SECTION 5.07 Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 5.08 Financing.

(a) Parent has provided to the Company true, accurate and complete copies, dated as of the date of this Agreement, of the Equity Commitment Letters from each of the Investors, pursuant to which the Investors have, severally (and not jointly) as between the Equity Commitment Letters, committed to provide, subject only to the terms and conditions contained therein, funds that, when aggregated, represent the full amount of the aggregate Merger Consideration (the “Aggregate Consideration”), any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Section 3.04) and any fees and expenses of or payable by Parent or Merger Sub in connection with the Transactions (such amount collectively, the “Required Amount” and, such equity financing, collectively, the “Equity Commitment”). There are no other side letters, arrangements or understandings, whether written or oral, with any person relating to the Equity Commitment other than as expressly set forth in the Equity Commitment Letters. Each Equity Commitment Letter, in the form provided to the Company, is a legal, valid and binding obligation of Parent, Merger Sub and the applicable Investor, is in full force and effect and is enforceable in accordance with the terms thereof against Parent, Merger Sub and the applicable Investor, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity), and no event has occurred (and no event is reasonably expected to occur) which would reasonably be expected to result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or reasonably be expected to result in a failure to satisfy a condition precedent, in each case, on the part of Parent, Merger Sub or the Investors or would reasonably be expected to permit any party to such Equity Commitment Letter to terminate, or to not make the initial funding under, such Equity Commitment Letter. Each Equity Commitment Letter has not been amended, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, rescission or modification is contemplated. Each Equity Commitment Letter (x) contains all of the conditions precedent to the obligations of the Investors to make the applicable portion of the Required Amount available to Parent and Merger Sub on the terms set forth therein and (y) does not contain any contingencies that would permit the applicable Investor to reduce, or rescind its obligation to provide, the total amount of the Equity Commitment. The obligations and commitments contained in the Equity Commitment Letters have not been withdrawn or rescinded in any respect. The Investors have not indicated that the Equity Commitment will be unavailable. Each of Parent and Merger Sub, as applicable, has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid in connection with the Equity Commitment. Parent and Merger Sub will have at the Closing funds sufficient for the payment of the Required Amount.

(b) The Company is an express third-party beneficiary of each of the Equity Commitment Letters and, subject to Section 10.08, the Company is (on its own behalf and on behalf of the Company’s stockholders) entitled to enforce, directly or indirectly, each Equity Commitment Letter in accordance with its terms against the applicable Investor.

(c) Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain financing for or relating to the Transactions.

SECTION 5.09 Solvency. Immediately after giving effect to the consummation of the Transactions (including the payment of the Aggregate Consideration and any other Required Amounts and incurrence of any

Financing) and assuming the accuracy in all material respects of the representations and warranties contained in Article IV, the Surviving Company will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

SECTION 5.10 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.11 Information Supplied. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, as of the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.12 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and its Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Subsidiary of the Company, or any of their respective shareholders or Representatives, or any other person, with respect thereto. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article IV, none of the Company nor any Subsidiary of the Company, nor any of their respective shareholders or Representatives, nor any other person, has made or is making any warranty with respect to any matter, including any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Parent and Merger Sub acknowledge and agree that they have not relied on any information provided by the Company, its Subsidiaries or any of their Representatives, including information in any “data room,” management presentations or any estimates, projections, forecasts, forward-looking statements or business plans received from the Company and its Subsidiaries or their Representatives. Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company Disclosure Schedule, expressly provided by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) conduct the businesses of the Company and its Subsidiaries in all material respects in the ordinary course of business, (ii) use commercially reasonable efforts to preserve materially intact its current business organization and to preserve in all material respects its relationships of the Company and its Subsidiaries with significant Franchisees and the franchise system as a whole, key employees and its material suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries and (iii) comply in all material respects with applicable Law, in each case in a manner consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Schedule, expressly required by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed and shall be deemed to be given if, within five (5) Business Days after the Company has provided to Parent a written request for consent, Parent has not rejected such request in writing), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a) declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a wholly-owned Subsidiary of the Company to its parent;

(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(c) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price thereof, (ii) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (iv) the acquisition by the Company of Company Stock Options and Restricted Stock Units in connection with the forfeiture of such awards;

(d) issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-settled performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(d)) in accordance with their present terms, and (ii) as required to comply with any Plan as in effect on the date of this Agreement;

(e) amend the Company Charter or the Company By-laws or the comparable organizational documents of any Subsidiary of the Company;

(f) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (A) any other person (or all or substantially all of the assets of any person) or (B) any assets, real property, securities, properties, interests, or businesses that are material to the Company and its Subsidiaries, taken as a whole, other than (x) transactions between the Company and its wholly-owned Subsidiaries, and (y) purchases of raw materials, supplies, equipment, inventory and third party software in the ordinary course of business (it being understood and agreed that the acquisition of any other person (or all or substantially all of the assets of any person) is not in the ordinary course of business);

(g) sell, transfer, lease, license, sublicense, abandon or otherwise dispose of any of its material properties or assets (including capital stock of any Subsidiary of the Company and intangible property), other than (i) sales or other dispositions of products and inventory in the ordinary course of business, (ii) sales or other dispositions of equipment or Intellectual Property that is no longer used in the operations of the Company or any Subsidiary of the Company or (iii) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries may sell or refranchise any restaurant;

(h) (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or similar agreement to maintain any financial statement condition of another person (other than the Company or any wholly-owned Subsidiary of the Company) (collectively, “Indebtedness”), other than (A) the incurrence of Indebtedness permitted by the Securitization Agreement and in an amount not to exceed $2,000,000 in the aggregate; provided, that any such Indebtedness is incurred pursuant to one or more borrowings under Class A-1 Notes (as defined in the Securitization Agreement) issued as of the date of this Agreement, (B) intercompany Indebtedness between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company and (C) other than Indebtedness incurred in accordance with clause (A), Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) in an amount not to exceed $2,000,000 in the aggregate or (ii) make any loans or capital contributions to, or investments in, any other person, in an aggregate amount of $2,000,000 or more for all such investments, other than to any wholly-owned Subsidiary of the Company;

(i) except as required by applicable Law or the terms of any Plan or as otherwise set forth in the Company Disclosure Schedule, (i) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of its Subsidiaries to any current or former directors, officers or employees), (ii) enter into any employment, consulting, severance, retention or termination agreement or arrangement with any director or executive officer of the Company, (iii) establish, adopt or enter into or amend in any material respect any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (iv) establish, adopt, enter into, modify or terminate any Plan other than renewals of Plans that are health, welfare and insurance plans in the ordinary course of business on terms not materially more favorable to employees than those in effect on the date hereof, (v) act to accelerate or fund or in any other way secure any rights or benefits under any Plan to the extent not already provided in any such Plan, (vi) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, (vii) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (viii) grant any new awards under any Plan, (ix) take any action to amend, waive or accelerate any rights or benefits under any Plan, (x) grant, amend or modify any equity or equity-based awards, (xi) hire or terminate without cause any officer, employee, independent contractor or consultant, other than in the ordinary course of business with respect to any such person who (A) has or will have an annual base compensation of less than $200,000 and (B) is not a vice president or more senior employee of the Company or any of its Subsidiaries, or (xii) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business), to directors, officers, contractors or employees of the Company or any of its Subsidiaries;

(j) settle any Action, in each case involving or against the Company or any Subsidiary of the Company, other than (i) the settlement of Actions that require payments by the Company or any Subsidiary of the Company

(net of insurance proceeds) in an amount not to exceed, in the aggregate, $2,000,000, (ii) the settlement of Actions disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved and, in each case of clauses (i) and (ii), that do not involve the imposition of restrictions on the business or operations of the Company or any of its Subsidiaries that, in each case, materially interfere with the operations of the Company and its Subsidiaries, taken as a whole and (iii) settlements permitted pursuant to Section 7.11;

(k) make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law;

(l) (i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than reorganizations solely by or among wholly-owned Subsidiaries of the Company) or (ii) enter into a new line of business or new franchise system;

(m) make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, request any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents), surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, or change any material accounting method for Tax purposes, except, in each case, for actions taken in the ordinary course of business or required by Law;

(n) make any capital expenditures, other than (i) capital expenditures in accordance with the budget provided prior to the date hereof by the Company to Parent, (ii) maintenance capital expenditures and required repairs and (iii) any other capital expenditures in an amount not to exceed, in the aggregate, $2,000,000;

(o) voluntarily (i) terminate, amend, modify or waive material rights or material claims under any Selected Contract or (ii) enter into any Contract that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to taking any such material actions described in this clause (o));

(p) enter into any material Contract that would, to the Knowledge of the Company, bind Affiliates of the Surviving Company (other than the Company, the Surviving Company or Subsidiaries of the Company or the Surviving Company) following the Closing;

(q) unless required by applicable Law, reclassify any independent contractor as an employee of the Company or any Company Subsidiary who would have an annual base salary exceeding $100,000;

(r) (i) fail to use commercially reasonable efforts to renew or maintain insurance policies maintained by the Company or any Company Subsidiary or comparable replacement policies, other than in the ordinary course of business or (ii) form any captive insurance program;

(s) make any material change to the terms of the Company’s or any of its Subsidiaries’ system-wide policies or procedures with respect to (i) franchisee royalty or other fees and charges, or maintenance of the Sonic Funds or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such material actions in this clause (s));

(t) except as required by any Contract entered into, and made available to Parent, prior to the date of this Agreement, open any restaurant in a country where the Company or any Company Subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any Company Subsidiary does not currently conduct other operations; or

(u) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (a) – (t).

SECTION 6.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that would reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 6.03 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, but in any event no later than thirty (30) Business Days following the date of this Agreement, the Company, with the assistance of Parent, shall prepare and file with the SEC the preliminary Proxy Statement. Subject to the terms of this Agreement, the Proxy Statement shall reflect the Company Board Recommendation. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information. The Company shall consider in good faith any comments made by Parent and its counsel. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy

Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) Unless this Agreement is terminated pursuant to Section 9.01, the Company shall, as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Company Stockholders’ Meeting. Subject to the terms of this Agreement, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. Notwithstanding the foregoing sentence, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders’ Meeting. At the Company Stockholders’ Meeting, Parent will cause all shares of Company Common Stock held of record by Parent or Merger Sub to vote in favor of the adoption of this Agreement. The Company shall, unless there has been an Adverse Recommendation Change, use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. Unless this Agreement is terminated pursuant to Section 9.01, the Company shall submit this Agreement to its stockholders at the Company Stockholders’ Meeting. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and related matters (including any “golden parachute” vote) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting.

SECTION 7.02 Access to Information; Confidentiality.

(a) Except (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client (or other legal) privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of Law or the terms of any Contract, or, in the case of clause (ii), result in a loss of attorney-client (or other legal) privilege), during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to), at Parent’s expense: (x) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, properties and offices and other facilities of the Company and its Subsidiaries and to the material books and records thereof, and (y) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Article VII shall be kept confidential in accordance with the confidentiality agreement, dated June 6, 2018, as amended and modified from time to time (the “Confidentiality Agreement”), between Roark Capital Acquisition LLC and the Company.

SECTION 7.03 No Solicitation.

(a) Subject to the provisions of this Section 7.03, the Company shall, and shall cause its Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquiror or its Representative with respect to an Acquisition Proposal, and shall promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. The Company and the Company Subsidiaries shall not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any standstill provisions (including provisions that restrict or prohibit the purchase of Shares) of any confidentiality agreement (or any similar agreement) to which the Company or any of the Company Subsidiaries is a party relating to an Acquisition Proposal; provided, that at any time prior to obtaining the Company Stockholder Approval, the Company may grant a waiver or release under any standstill agreement (or similar agreement) to permit a person covered by such standstill to submit or make an Acquisition Proposal, if the Company Board shall have determined (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law. The Company shall provide written notice to Parent of any waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto to the extent not restricted by the terms of any existing confidentiality agreement (provided that the Company shall have used commercially reasonable efforts to obtain a waiver under such confidentiality agreement to permit the Company to disclose such information to Parent).

(b) Except as permitted by this Section 7.03, during the Pre-Closing Period, the Company agrees that neither it nor any Subsidiary of the Company shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the submission of any Acquisition Proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal, except to notify such person of the existence of this Section 7.03(b) or (iii) except for an Acceptable Confidentiality Agreement, enter into any acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (each, an “Acquisition Agreement”); provided, that, if, prior to the receipt of the Company Stockholder Approval, the Company receives an Acquisition Proposal that did not result from a breach of this Agreement and the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, the Company and its Subsidiaries and its and their Representatives may (A) engage or participate in discussions or negotiations with the person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal and (B) furnish information to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement.

(c) The Company shall promptly (and, in any event, within forty-eight (48) hours) after receipt of any Acquisition Proposal or any request for non-public information relating to an Acquisition Proposal, or any inquiry, offer or proposal, that could reasonably be expected to result in any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal, request, inquiry, offer or proposal received by the Company (including copies of any material written requests, proposals or offers, including proposed agreements), and the identity of the person or “group” making such Acquisition Proposal, inquiry offer or proposal to the extent not restricted by the terms of any existing confidentiality agreement (provided that the Company shall have used commercially reasonable efforts to obtain a waiver under such confidentiality agreement to permit the Company to disclose such information to Parent). The Company shall (i) keep Parent reasonably informed on a prompt basis of the status and terms of, and changes in, any such Acquisition Proposal, request, inquiry, offer or proposal (including copies of any material written requests, proposals, offers or agreements) and (ii) make available to Parent copies of all written due diligence materials concerning the Company provided by the Company to such party to the extent not previously provided or made available to Parent. The Company shall promptly (and, in any event, within forty-eight (48) hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Except as permitted by this Section 7.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (ii) approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; (iii) fail to include the Company Board Recommendation in the Proxy Statement; (iv) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal offer; or (v) if an Acquisition Proposal (other than an Acquisition Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to reaffirm the Company Board Recommendation upon the written request of Parent within ten (10) Business Days after such written request (any of the foregoing actions, an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, if in response to an unsolicited Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a breach of this Section 7.03, the Company Board determines (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal and determines (after consultation with its outside legal counsel) that its failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then (i) the Company Board may make an Adverse Recommendation Change and/or (ii) the Company may terminate this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) unless the Company (A) prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent the Company Termination Fee and (B) concurrently with such termination, enters into a definitive agreement that documents the terms and conditions of such Superior Proposal.

(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, but subject to the Company’s and the Company Board’s compliance with Section 7.03(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(g) Prior to effecting an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to a Superior Proposal, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(ii), as applicable, (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement, (iii) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any proposed modifications to the terms and conditions of this Agreement, and (iv) no earlier than the end of such three (3)-Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3)-Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal and that its failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notice references herein to a “three (3)-Business Day period” shall be deemed references to a “two (2)-Business Day period”).

(h) Prior to effecting an Adverse Recommendation Change with respect to an Intervening Event, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement and (iii) no earlier than the end of such three (3)-Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such three (3)-Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material development in an Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notice references herein to a “three (3)-Business Day period” shall be deemed references to a “two (2)-Business Day period”).

(i) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or (ii) making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its advisors) that its failure to do so is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that any Adverse Recommendation Change may only be made in accordance with this Section 7.03. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change. Nothing in this Section 7.03 shall prohibit the Company from contacting and engaging in any discussions with any person or group or their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

(j) Except as set forth in Section 9.03(c) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer, from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Merger Sub, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets, revenue or net income of the Company and its Subsidiaries indirectly through the acquisition of equity interests of a Company Subsidiary, or (2) 20% or more of any class of voting securities of the Company; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company (other than any such transaction among the Company and any of its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries).

(ii) “Intervening Event” means any change, effect, event, occurrence or fact that materially affects the Company and its Subsidiaries, taken as a whole, that does not relate to an Acquisition Proposal and was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by the Company.

(iii) “Superior Proposal” means any written Acquisition Proposal that is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal (including the person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) making the Acquisition Proposal) (x) is reasonably capable of being consummated in accordance with its terms and (y) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(g)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” will be deemed references to “50%.”

SECTION 7.04 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under the indemnification agreements between the Company or any Subsidiary of the Company and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and by-laws (or similar organizational documents) of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company By-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Subsidiary of the Company.

(b) For a period of six (6) years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or one of its Subsidiaries, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) the Surviving Company shall, and Parent shall cause the Surviving Company to, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto in writing, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, that in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 7.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or by-laws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Subsidiary of the Company.

(c) Prior to the Effective Time, the Company may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six (6)-year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement. If the Company does not obtain “tail” insurance prior to the Effective Time, the Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 7.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for amounts not to exceed such maximum annual amount in aggregate annual premiums.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.04.

(e) The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, each of whom shall be a third-party beneficiary under this Agreement.

(f) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.04.

SECTION 7.05 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period of one (1) year immediately following the Effective Time, it shall, or it shall cause the Surviving Company and its Subsidiaries to: (x) provide each employee of the Company and of each of its Subsidiaries as of the Effective Time (each, an “Employee”) with at least the same level of base salary, “holiday mint” bonus (on the same terms as generally provided to employees in the past and in an amount equal to a half a month of base salary), cash incentive compensation opportunity and other variable cash compensation opportunity that was provided to such Employee immediately prior to the Effective Time, and (y) provide the Employees with other employee benefits that are no less favorable in the aggregate than those provided to such Employees and their covered dependents immediately prior to the Effective Time (excluding all equity-based compensation). From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all Contracts, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company, including any short-term or long-term cash incentive awards granted pursuant to the Company’s Senior Executive Cash Incentive Plan dated January 19, 2017 or the Company’s Employee Cash Incentive Plan dated January 6, 2011, provided, that such incentive awards, to the extent earned to date, have been properly accrued.

(b) Employees shall receive credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Company, or any of their Subsidiaries for purposes of eligibility to participate, vesting, benefit accrual (solely for purposes of any vacation policy and severance policy) and eligibility to receive benefits, (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which any Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to Parent, Surviving Company or any of their respective Subsidiaries, provided, that such accruals have been paid or properly recorded as a liability on the books of the relevant entity. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan or any grandfather or frozen plan Parent benefit plan.

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (“Parent Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Company shall use commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Employee or covered dependent under the Plans during the relevant plan year, up to and including the Effective Time.

(d) Each of the Company, Parent and Merger Sub acknowledges that the consummation of the Merger will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(e) The provisions contained in this Section 7.05 are included for the sole benefit of the parties hereto, and nothing in this Section 7.05, whether express or implied, shall create any third-party beneficiary or other rights in any other person, including, without limitation, any employee, former employee, any participant in any Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with the Company, its Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Plan or other employee benefit plan or arrangement, or shall limit the right of the Company, its Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement in accordance with its terms.

SECTION 7.06 Further Action.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than five (5) Business Days, following the date of this Agreement and shall make any other filing pursuant to any other Antitrust Law with respect to the Transactions as promptly as reasonably practicable. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.

(b) Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 7.06(a), Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to, use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of Parent’s, Merger Sub’s and their respective Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, Parent and Merger Sub shall defend any Action in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions or which would prevent the consummation of the Merger prior to the Outside Date; provided, however, that in no event shall Parent, Merger Sub or any of their Affiliates be required under this Agreement to commence, threaten or otherwise seek to commence any Action against any Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, no party shall be required, nor shall the Company or any of the Company Subsidiaries be permitted, to (i) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) take or agree to take any action with respect to the assets, properties, business or operations of Parent or its Affiliates (other than the Company and its Subsidiaries after the Closing) or (iii) take or commit to take any action with respect to its assets, properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any Authorization, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

(d) Subject to applicable Laws, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

(e) None of the Company, the Company Subsidiaries, Parent, Merger Sub or any Subsidiary of Parent or Merger Sub shall (and Parent shall cause its Subsidiaries not to) enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Merger and the Closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the Transactions, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

SECTION 7.07 Obligations of Parent With Respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

SECTION 7.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any matters contemplated by Section 7.03, Section 9.01 or Section 9.03, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of Nasdaq or any United States national securities exchange on which the Shares are then traded, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing, each party may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 7.08). Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication at least one (1) Business Day prior to the date of first use, and the Company shall consider in good faith any comments made to such communication (it being understood that any subsequent communication that sets forth substantially the same information shall not require compliance with this sentence). Parent, Merger Sub and their Affiliates may, without consultation with, or consent of, the Company, make non-public ordinary course disclosures and communications to existing or prospective general and limited partners, equityholders, members, managers and investors of such person, if the persons receiving such disclosures and communications are subject to customary confidentiality restrictions restricting public dissemination or use of such information; provided, that such disclosures and communications do not include any material non-public and/or proprietary information of the Company or its Subsidiaries.

SECTION 7.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 7.10 Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.

SECTION 7.11 Stockholder Litigation. The Company shall notify Parent promptly of the commencement of, and promptly advise Parent of any material developments with respect to, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such stockholder litigation; provided, however, the Company shall give Parent the right to consult and participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not and shall not permit any of its Representatives to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

SECTION 7.12 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 7.13 Certain Filings and Consents. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. The Company and Parent shall reasonably cooperate in seeking to obtain consents and waivers with respect to Contracts to which the Company or a Subsidiary of the Company is a party (which may or may not be obtained); provided, that (A) neither the Company nor any of its Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value for the purposes of obtaining any such consents without the prior consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and (B) no failure to obtain any such consent or waiver or any Contract termination as a result of such failure shall in and of itself result in the failure of any condition set forth in Article VIII.

SECTION 7.14 Financing.

(a) Parent and Merger Sub shall take all actions, and do all things, necessary, proper or advisable to obtain the Required Amount contemplated by the Equity Commitment Letters, including (i) maintaining in effect the Equity Commitment Letters, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Commitment Letters, (iii) entering into definitive agreements to consummate the Equity Commitment, (iv) consummating the Equity Commitment contemplated by the Equity Commitment Letters on or prior to the Closing Date (and in any event prior to the Outside Date) and (v) fully enforcing the rights of Parent and Merger Sub and the obligations of Investors under the Equity Commitment Letters, including (at the request of the Company) by filing one or more lawsuits against the Investors to fully enforce the rights of Parent and Merger Sub and the obligations of Investors thereunder (and the Company shall be entitled to enforce the rights of Parent and Merger Sub and of the Company and its stockholders by filing such lawsuits against the Investors on behalf of Parent and Merger Sub and the Company and its stockholders). Neither Parent nor Merger Sub shall amend, alter, waive, terminate, modify or rescind, or agree to amend, alter, waive, terminate, modify or rescind, any term of the Equity Commitment Letters without the prior written consent of the Company. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (x) the expiration or termination

(or attempted or purported termination, whether or not valid) of the Equity Commitment Letters, (y) any breach or threatened breach by the Investors of the Equity Commitment Letters or (z) any refusal by the Investors to provide, any stated intent by the Investors to refuse to provide, or any expression of concern or reservation by the Investors regarding their obligation and/or ability to provide, the Required Amount.

(b) Nothing herein prevents Parent from pursuing potential Debt Financing Sources to fund a portion of the Required Amount. Notwithstanding the foregoing, the parties acknowledge and agree that securing financing is not a condition to the Closing. Between the date of this Agreement and the Closing, the Company shall provide such reasonable assistance and cooperation as Parent may reasonably request in connection with any proposed debt financing (the “Financing”) (provided, that such requested assistance and cooperation does not interfere with the ongoing operation of the Company’s business), including (A) making senior management available for customary lender meetings, meetings with parties acting as arrangers or agents, sessions with rating agencies and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (B) reasonably cooperating in the preparation of any offering memorandum, marketing materials, bank information memoranda (including with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries contained therein), lender presentations or similar document, (C) furnishing Parent and its Debt Financing Sources and their respective Representatives with financial and other pertinent information reasonably available regarding the Company as may be requested by Parent or as is required to permit Parent to prepare pro forma financial statements (provided, that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the transactions contemplated hereby for use in connection with the Financing), (D) if requested in writing by a Debt Financing Source, furnishing to such Debt Financing Source information regarding the Company and its Subsidiaries that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, (E) assisting Parent in preparing presentations with respect to corporate, corporate family, credit, facility and securities ratings from rating agencies, (F) reasonably facilitating the pledging of collateral, provided, that no such pledging or related documents or agreements shall be effective prior to Closing, (G) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing (provided, that no such action shall be required of the Company Board prior to the Closing) and (H) executing customary officers’ certificates as may be reasonably requested by Parent in connection with the Financing, provided, however, that (x) any such certificate will be not be executed except in connection with the closing of any Financing and only by officers who will continue after the Effective Time as an officer of the Surviving Company and (y) no personal liability will be imposed on the officers or employees involved. Notwithstanding anything to the contrary in this Agreement, the Company’s breach or violation of any of its representations, warranties or covenants in this Section 7.14(b) shall not be deemed a breach or violation for purposes of the conditions precedent set forth in Section 8.02(a) and Section 8.02(b).

(c) Notwithstanding anything to the contrary in this Section 7.14, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to Section 7.14(b) that would (i) (A) contravene any applicable Law or conflict with or violate the organizational documents of the Company or any of its Subsidiaries, (B) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or their respective properties or assets is bound or (C) require the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege, (ii) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other fee or incur any other expense, indemnity liability or obligation, (iv) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) require the Company, its Subsidiaries or any persons who are directors of the Company or any of its Subsidiaries to pass any resolution or consent to approve or authorize the execution of the Financing or

(vi) require the Company, its Subsidiaries or any persons who are officers of the Company or any of its Subsidiaries to execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (provided, that in no event shall Section 7.14(b) require the Company or any of its Subsidiaries to cause any officer of the Company or any of its Subsidiaries that is not continuing in such capacity after the Closing to execute any certificate, document, instrument or agreement). Nothing in Section 7.14(b) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any of the Financing. In the event that the Company reasonably determines that any action pursuant to this Section 7.14 or any other action taken in connection with the Financing could reasonably be expected to result in a Securitization Adverse Event or result in a breach or inaccuracy in Section 4.04(c), upon the written request of the Company, Parent shall immediately cease and cause its Affiliates to immediately cease the taking of such actions.

(d) Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with such Financing pursuant to Section 7.14(b). In addition, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, and any information used in connection therewith.

(e) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or any of their respective Representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and its Representatives shall be permitted to disclose such confidential information to the Debt Financing Sources and their respective Representatives pursuant to the terms of the Confidentiality Agreement and such Debt Financing Sources and their applicable Representatives shall be deemed to be “Representatives” thereunder.

(f) Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain the Equity Commitment or any Financing. For the avoidance of doubt, if the Equity Commitment or any Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to complete the Merger and consummate the Transactions.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent, if permissible by Law), on or prior to the Closing Date, of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated.

SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by Parent, if permissible by Law), on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.02(a) and Section 4.02(b) (Capitalization) (other than for inaccuracies that are de minimis relative to the total fully diluted equity capitalization of the Company), Section 4.04(c) (No Conflict; Required Filings and Consents) and Section 4.06(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (ii) the representations and warranties of the Company set forth in Section 4.02(c), Section 4.02(d) and Section 4.02(e) (Capitalization) and Section 4.03 (Authority Relative to This Agreement) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of clause (iii), for such failures to be true and correct that, individually or in the aggregate, would not have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).

(b) Agreements and Covenants. The Company shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver by the Company, if permissible by Law), on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent set forth in Section 5.03 (Authority Relative to This Agreement) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of clause (ii), for such failures to be true and correct that, individually or in the aggregate, would not have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Parent, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

SECTION 8.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION

SECTION 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time only as follows (notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”)):

(a) by mutual written consent of each of the Company and Parent;

(b) by either the Company or Parent if:

(i) any Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger and such Law shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (i) has not breached in any material respect its obligations under Section 7.06 in a manner that has primarily caused such Law to be enacted, issued, promulgated, enforced or entered; or

(ii) this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (unless such Company Stockholders’ Meeting has been adjourned, in which case at the final adjournment thereof); or

(c) by Parent if:

(i) the Effective Time shall not have occurred on or before February 25, 2019 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company or Parent, the “Outside Date”)); provided, however, that (A) (1) if on the Outside Date all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied other than (x) those by their terms that are not contemplated to be satisfied until the Closing Date (but such conditions would be capable of being satisfied if the Closing Date were then to occur) and (y) those set forth in Section 8.01(b) or Section 8.01(c) or (2) if on the Outside Date all of the conditions set forth in Section 8.02(a) have been satisfied (other than with respect to Section 4.04(c) solely as a result of a Specified Default), then, in each case of clause (A)(1) and (A)(2), Parent shall have the right, exercisable by written notice thereof to the Company, to extend the Outside Date to March 25, 2019 and (B) the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in this Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date;

(ii) the Company Board shall have effected an Adverse Recommendation Change; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(ii) if the Company Stockholder Approval has been obtained; or

(iii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied, and (B) is not capable of being cured prior to the Outside Date; provided, that Parent and Merger Sub are not then in material breach of this Agreement; or

(d) by the Company if:

(i) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that (A) (1) if on the Outside Date all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied other than (x) those by their terms that are not contemplated to be satisfied until the Closing Date (but such conditions would be capable of being satisfied if the Closing Date were then to occur) and (y) those set forth in Section 8.01(b) or Section 8.01(c) or (2) if on the Outside Date all of the conditions set forth in Section 8.02(a) have been satisfied or waived by Parent (other than with respect to Section 4.04(c) solely as a result of a Specified Default), then, in each case of clause (A)(1) and (A)(2), the Company shall have the right, exercisable by written notice thereof to Parent, to extend the Outside Date to March 25, 2019 and (B) the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to the Company if its breach of any representations or warranties or failure to perform any agreements or covenants set forth in this Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date;

(ii) the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that (A) prior to, or concurrently with, such termination the Company pays the Company Termination Fee due under Section 9.03(a)(ii) and (B) the Company concurrently enters into such Acquisition Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if the Company Stockholder Approval has been obtained; or

(iii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied, and (B) is not capable of being cured prior to the Outside Date; provided, that the Company is not then in material breach of this Agreement.

SECTION 9.02 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the reason for such termination, and any such termination in accordance with Section 9.01 shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 9.02, Section 7.02(b), the last sentence of Section 7.06(a), Section 7.14(d), Section 7.14(e), Section 9.03 and Article X shall remain in full force and effect and the Confidentiality Agreement and Parent Confidentiality Agreement shall remain in full force and effect in accordance with their terms and (ii) subject to Section 9.03(b) and Section 9.03(e), nothing herein shall relieve any party from liability for any fraud or Willful and Material Breach of this Agreement prior to the Termination Date.

SECTION 9.03 Fees and Expenses. All expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.

(a) If this Agreement shall be terminated:

(i) (A) by the Company or Parent pursuant to Section 9.01(b)(ii), by Parent pursuant to Section 9.01(c)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held) or by the Company pursuant to Section 9.01(d)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held), (B)(1) in the case of a termination pursuant to Section 9.01(b)(ii), an Acquisition Proposal shall have been publicly made or become publicly known, and not publicly withdrawn, prior to the date of the Company Stockholders’ Meeting, and (2) in the case of termination pursuant to Section 9.01(c)(i) or Section 9.01(d)(i), an Acquisition Proposal shall have been made to the Company Board or become publicly known, and not withdrawn, prior to the Termination Date, and (C) within twelve (12) months following the Termination Date the Company consummates, or enters into an agreement providing for, a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent the amount of $47,736,000 (the “Company Termination Fee”) in accordance with Section 9.03(b); or

(ii) (A) by Parent pursuant to Section 9.01(c)(ii), or (B) the Company pursuant to Section 9.01(d)(ii), then the Company shall pay to Parent the Company Termination Fee in accordance with Section 9.03(b).

(b) The Company Termination Fee payable by the Company under this Section 9.03 shall be paid to Parent by the Company in immediately available funds (i) prior to, or concurrently with, termination of this Agreement by the Company pursuant to Section 9.01(d)(ii) and (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The payment to Parent of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and, upon such payment in accordance with this Section 9.03, the Company and other Company Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c) For purposes of this Section 9.03, the definition of Acquisition Proposal shall have the meaning assigned to such term in Section 7.03(j)(i), except that references to “20%” in the definition thereof shall be deemed to be references to “50%” and clause (C) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the substantially same proportion as they owned prior to the consummation of such transaction (other than any such transaction among the Company and any of its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries).”

(d) The parties acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that the payment of the amounts by the Company specified in this Section 9.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay a fee in connection with the termination of this Agreement more than once. If the Company fails promptly to pay any amount due pursuant this Section 9.03, and, in order to obtain such payment, Parent commences a suit that results in an award against the Company for such amount, the Company shall pay to Parent (or its designee) Parent’s and Merger Sub’s reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e) Notwithstanding anything to the contrary in this Agreement, in the event that Parent and Merger Sub fail to effect the Closing as and when required pursuant to the terms of this Agreement for any or no reason or either of Parent or Merger Sub otherwise breaches this Agreement or fails to perform any of its covenants hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), except for (i) the right of the Company to an injunction, specific performance or other equitable relief in accordance with Section 10.08, (ii) the rights of the Company to specific performance to enforce Equity Commitment Letters in accordance with, and subject to, the terms and conditions thereof and (iii) the rights of the Company under the Confidentiality Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Subsidiaries and, to the fullest extent permitted under applicable Law, any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives (the “Company Related Parties”) against Parent, any of its Subsidiaries, and any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives or the Equity Financing Sources (the “Parent Related Parties”) for any breach, loss or damage with respect to this Agreement and the Transactions shall be (X) for the Company to terminate this Agreement pursuant to Section 9.01(b)(i), Section 9.01(d)(i) or Section 9.01(d)(iii) and seek damages against Parent and Merger Sub to the extent Parent or Merger Sub shall have committed fraud or a Willful and Material Breach or (Y) under circumstances where Parent has terminated this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(c)(i) in circumstances in which the Company has the right to terminate this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iii), seek damages against Parent and Merger Sub to the extent Parent or Merger Sub shall have committed fraud or a Willful and Material Breach (in either of clause (X) or (Y), a “Pre-Closing Damages Proceeding”); provided, that the monetary damages sought by the Company, and monetary damages payable by Parent, under all Pre-Closing Damages Proceedings shall not exceed, in the aggregate, $103,429,028 (the “Cap”). Notwithstanding anything to the contrary in this Agreement and to the fullest extent permitted under applicable Law, except for (1) the right of the Company to seek and recover monetary damages from Parent up to the amount of the Cap pursuant to the terms and conditions of this Section 9.03(e), (2) the rights of the Company under the Confidentiality Agreements, (3) the rights of the Company to specific performance to enforce the Equity Commitment Letters and (4) the rights of the Company to an injunction, specific performance or other equitable relief in accordance with Section 10.08, to the fullest extent permitted under applicable Law, none of the Parent Related Parties will have any liability to the Company Related Parties, whether at Law or equity, in contract in tort or otherwise, arising from or in connection with any breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement or arising from any claim or cause of action that the Company or any of its Affiliates may have relating to this Agreement (including a failure to effect the Closing as and when required pursuant to the terms of this Agreement) and, to the fullest extent permitted by Law, none of the Company Related Parties will have any rights or claims against any or the Parent Related Parties relating to any such matters. In no event shall the Company or any Subsidiary of the Company, and the Company shall not cause any of the Company Related Parties to, seek or cause, authorize or encourage to be sought on behalf of any such person any damages from, or otherwise bring any claim or proceeding against, any of the Parent Related Parties arising from or in connection with any breach of this Agreement, other than (A) a Pre-Closing Damages Proceeding against Parent pursuant to this Agreement (subject to the limitations set forth in this Section 9.03(e)), (B) pursuant to the Confidentiality Agreement, (C) specific performance to enforce the Equity Commitment Letters in accordance with, and subject to, the terms and conditions thereof or (D) for an injunction, specific performance or other equitable relief in accordance with Section 10.08. Nothing in this Section 9.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Related Party may be liable under this Agreement or in connection with any of the transactions contemplated hereby.

(f) For purposes of this Agreement, “Equity Financing Sources” means each of the Investors and their respective former, current and future Affiliates, and each of the Investor’s (and their respective Affiliates’) former, current and future equityholders, members, partners, or Representatives and any heirs, executors, successors and assigns of any of the foregoing; provided that “Equity Financing Sources” shall be deemed not to include Parent or Merger Sub.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Parent or Merger Sub: Inspire Brands, Inc. 1155 Perimeter Center West Atlanta, GA 30338
	Attention:	Nils H. Okeson J. David Pipes
	Email:	nokeson@inspirebrands.com JDP@inspirebrands.com

with a copy (which shall not constitute notice) to:

White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095
	Attention:	John M. Reiss, Esq. Chang-Do Gong, Esq.
	Email:	jreiss@whitecase.com cgong@whitecase.com

(b)	if to the Company:

Sonic Corp. 300 Johnny Bench Drive Oklahoma City, OK 73104
	Attention:	General Counsel
	Email:	generalcounsel@sonicdrivein.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022
	Attention:	John A. Marzulli, Jr., Esq. Robert Masella, Esq.
	Email:	jmarzulli@shearman.com robert.masella@shearman.com

SECTION 10.03 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were at least one (1) Business Day prior to the date hereof (a) available for review by such person and its Representatives through the electronic data room entitled “Project Sky,” which is hosted by Merrill Datasite in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available, or (c) otherwise provided by or on behalf of the Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole, materially consistent with past practice. References to a person are also to its successors and permitted assigns. References to a “wholly-owned Subsidiary” shall mean, with respect to any Subsidiary of any person, that 100% of the outstanding capital stock of such Subsidiary is owned, directly or indirectly, by such person and/or its other wholly-owned Subsidiaries. References to a “wholly-owned Company Subsidiary” shall mean, with respect to any Company Subsidiary, that 100% of the outstanding capital stock of such Company Subsidiary is owned, directly or indirectly, by the Company and/or its other wholly-owned Subsidiaries. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Company to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith) and the Parent Confidentiality Agreement and the Equity Commitment Letters, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 10.06 Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (a) any of their respective direct or indirect wholly-owned Subsidiaries and/or (b) their Debt Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing so long as such assignment would not reasonably be expected to have a Parent Material Adverse Effect. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 7.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time), (b) after the Effective Time occurs, for the rights of the holders of Shares to receive the Merger Consideration to which they are entitled to receive in accordance with the terms and conditions of this Agreement, (c) the rights, at and after the Effective Time, of the holders of the Company Stock Options and Restricted Stock Units to receive the payments contemplated by Section 3.04, (d) the right of the Company to damages (including damages based on loss of the economic benefit of the Transactions to the Company’s stockholders) on behalf of the Company’s stockholders, (e) the third-party beneficiary rights specified in the Equity Commitment Letters and (f) the rights of the Company Related Parties and Parent Related Parties set forth in Section 9.03(e) and Section 10.14.

SECTION 10.08 Specific Performance.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement or the Equity Commitment Letters, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach and Parent and Merger Sub agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach or for any other reason. In circumstances where Parent, Merger Sub or the Company is obligated to consummate any Transaction and such Transaction has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders and that such other party on behalf of itself and its stockholders shall be entitled to enforce specifically Parent’s and Merger Sub’s or the Company’s, as the case may be, obligation to consummate such Transaction and, subject to Section 10.08(b), the terms of the Equity Commitment Letters (and specifically that the Company is entitled to enforce the terms of the Equity Commitment Letters (whether under this Agreement or the Equity Commitment Letters), including causing the

Investors to provide the Equity Commitment and otherwise cause Parent or Merger Sub to consummate the Transactions on behalf of itself and its stockholders, which right is hereby acknowledged and agreed by Parent and Merger Sub). Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 10.08, the Outside Date shall automatically be extended until such proceeding is finally resolved.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that the Company shall only be entitled to enforce specifically the terms of the Equity Commitment Letters (whether under this Agreement or the Equity Commitment Letters), including causing all or any portion of the Equity Commitment to be funded or otherwise cause Parent or Merger Sub to consummate the Merger or the other Transactions (including the obligation to pay the aggregate Merger Consideration) if (i) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived and remain satisfied or waived at the time when the Closing would have occurred but for the failure of the Equity Commitment to be funded or of Parent and Merger Sub to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Closing but which were capable of being satisfied at such time), (ii) the Company has confirmed to Parent in writing that if specific performance is granted and the Equity Commitment is funded, then the Company will proceed with the Closing and (iii) Parent and Merger Sub have failed to consummate the Merger by the date the Merger is required to have occurred pursuant to Section 2.02.

(c) Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be entitled to the grant of specific performance which results in the consummation of the Merger (including the funding of the Equity Commitment, whether under this Agreement or the Equity Commitment Letters, and the payment of the Merger Consideration), on the one hand, and be awarded monetary damages whatsoever, on the other hand.

SECTION 10.09 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.

SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES

HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

SECTION 10.11 Amendment. This Agreement may be amended, by written agreement of the parties hereto, at any time prior to the Effective Time; provided, however, that following the receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the form of the Merger Consideration or that would otherwise require the approval of the stockholders of the Company under applicable Law.

SECTION 10.12 Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 10.13 Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Material Adverse Effect on the Company and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third-party rights (including any Intellectual Property), any Contract or agreement or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

SECTION 10.14 Non-Recourse.

(a) Without limiting any of the express terms or conditions of this Agreement, each party agrees, on behalf of itself and its Affiliates and Representatives, that other than pursuant to (A) the Confidentiality Agreement or (B) pursuant to the Equity Commitment Letters, all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) this Agreement or the Transactions, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder) and in accordance with, and subject to the terms and conditions of, this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder).

(b) Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and, to the fullest extent legally permissible, the other Company Related Parties), other than the Company’s right to seek to specifically enforce the Equity Commitment Letters in accordance with, and subject to, the terms and conditions of this Agreement and the Equity Commitment Letters, (i) hereby waives any claims or rights against any Equity Financing Source relating to or arising out of this Agreement, the Equity Commitment Letters, the Equity Commitment and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (ii) hereby agrees not to bring or support any Action against any Equity Financing Source in connection with this Agreement, the Equity Commitment Letters, the Equity Commitment and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise.

SECTION 10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INSPIRE BRANDS, INC.

By	/s/ Paul J. Brown
Name: Paul J. Brown
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SSK MERGER SUB, INC.

By	/s/ Nils H. Okeson
Name: Nils H. Okeson
Title: General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

SONIC CORP.

By	/s/ Clifford Hudson
Name: Clifford Hudson
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Amended and Restated

Certificate of Incorporation

of Sonic Corp.

(the “Corporation”)

FIRST: The name of the Corporation is Sonic Corp.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

FIFTH: In furtherance and not in limitation of the power conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, alter or repeal the by-laws of the Corporation subject to any limitations contained therein.

SIXTH: Election of directors need not be by written ballot unless the by- laws of the Corporation shall so provide.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

EIGHTH: To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Annex B

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

September 24, 2018

The Board of Directors

Sonic Corp.

300 Johnny Bench Drive

Oklahoma City, OK 73104

Members of the Board:

We understand that Sonic Corp. (“Sonic”) and Inspire Brands, Inc. (“Inspire”), an affiliate of Roark Capital Management, LLC (“Roark”), intend to enter into an Agreement and Plan of Merger to be dated as of September 24, 2018 (the “Agreement”), pursuant to which SSK Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Inspire, will merge (the “Merger”) with and into Sonic, and Sonic will become a wholly owned subsidiary of Inspire. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.01 per share, of Sonic (the “Shares”), other than Excluded Shares (as defined in the Agreement), will be converted into the right to receive $43.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of the Shares (excluding holders of Excluded Shares and Roark and its affiliates and portfolio companies).

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated September 24, 2018;

•	Reviewed draft copies dated as of September 24, 2018 of the equity commitment letters with respect to Inspire’s contemplated financing of the Merger;

•	Reviewed certain publicly available business and financial information regarding Sonic;

•

Reviewed certain non-public business and financial information regarding Sonic’s business and prospects (including certain financial projections for Sonic for the fiscal years ending August 31, 2019 through August 31, 2023), all as prepared and approved for our use by Sonic’s senior management;

•

Discussed with Sonic’s senior management their strategic and financial rationale for the Merger as well as their views of Sonic’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and industry dynamics in the franchise fast food restaurant sector;

•	Reviewed the historical prices, trading multiples and trading activity of the Shares;

•

Compared the financial performance of Sonic and the trading multiples and trading activity of the Shares with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Sonic;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

The Board of Directors

Sonic Corp.

September 24, 2018

•	Performed discounted cash flow analyses based on the financial projections for Sonic as prepared and approved for our use by Sonic’s senior management; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•

We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, other estimates and other forward-looking information) provided by or discussed with Sonic or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, any financial projections, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Sonic’s senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to any (i) financial projections, other estimates and other forward-looking information provided by or discussed with Sonic, (a) we have been advised by Sonic’s senior management, and we have assumed that such financial projections, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Sonic’s senior management as to the expected future performance of Sonic and (b) we have assumed that such financial projections, other estimates and other forward-looking information have been reviewed by Sonic’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were asked by Sonic’s Board of Directors to solicit indications of interest from various potential strategic and private equity acquirors regarding a potential transaction with Sonic, and we have considered the results of such solicitation process in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sonic or any other entity or the solvency or fair value of Sonic, Inspire, Merger Sub or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Sonic’s senior management and Sonic’s other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Sonic or its securityholders.

The Board of Directors

Sonic Corp.

September 24, 2018

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Sonic, Inspire and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the respective representations and warranties of the parties contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Sonic or the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Shares or other securities or financial instruments of or relating to Sonic may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Sonic in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon delivery of our opinion. In addition, Sonic has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, during the past two years Guggenheim Securities, LLC (“Guggenheim Securities”) has previously been engaged by Sonic to provide certain investment banking services in connection with matters unrelated to the Merger, for which we have received customary fees. Specifically, we have acted as sole structuring advisor and sole book running manager in connection with Sonic’s February 2018 asset-backed financing and, in November 2016, as an agent in connection with Sonic’s share repurchase program. In addition, Guggenheim Securities regularly calls on Roark and certain of its portfolio companies with respect to matters unrelated to the Merger. However, during the past two years we have not been engaged to provide financial advisory or investment banking services to Roark or any of its portfolio companies (including Inspire) for which we received or expect to receive fees. Guggenheim Securities may seek to provide Sonic, Inspire, Roark and their respective affiliates or portfolio companies with certain financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Sonic, Inspire, Roark, other participants in the Merger and their respective affiliates, investment funds and portfolio companies for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Sonic, Inspire, Roark, other participants in the Merger and their respective affiliates, investment funds and portfolio companies. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in or other commercial relationships with Sonic, Inspire, Roark, other participants in the Merger and their respective affiliates, investment funds and portfolio companies.

The Board of Directors

Sonic Corp.

September 24, 2018

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Sonic, Inspire, Roark, other participants in the Merger and their respective affiliates and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Sonic’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to holders of the Shares in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Sonic’s Board of Directors with respect to the Merger, nor does our opinion constitute advice or a recommendation to any holder of the Shares as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Sonic’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Sonic, the financing of the Merger by Inspire or the effects of any other transaction in which Sonic might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to holders of the Shares (other than holders of Excluded Shares and Roark and its affiliates and portfolio companies). We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Sonic. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Sonic’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the Shares (excluding holders of Excluded Shares and Roark and its affiliates and portfolio companies).

Very truly yours,

GUGGENHEIM SECURITIES, LLC

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD

DATED OCTOBER 19, 2018, SUBJECT TO COMPLETION

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.	DETACH AND RETURN THIS PORTION ONLY

The board of directors recommends you vote FOR proposals 1, 2 and 3.			For	Against	Abstain

1. To adopt the Agreement and Plan of Merger, dated as of September 24, 2018 (the merger agreement), among Inspire Brands, Inc., SSK Merger Sub, Inc., and Sonic Corp. (the merger).			☐	☐	☐

  2.  To approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the named executive officers of Sonic Corp. in connection with the merger and contemplated by the merger agreement.

			☐	☐	☐

  3.  To approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

			☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

– – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – –

Sonic Corp.

Special Meeting of Stockholders

[●], 2018, [●] local time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SONIC CORP.

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2018

The undersigned hereby appoints Claudia S. San Pedro and Carolyn C. Cummins and each of them as proxies, each with the full power to appoint his or her substitute, and hereby authorizes them to represent and to vote all of the shares of common stock of Sonic Corp. the undersigned is entitled to vote at the Special Meeting of Stockholders of Sonic Corp. to be held on [●], 2018 and at any adjournment(s) and postponement(s) thereof, in the manner specified on this proxy and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate notice of special meeting and proxy statement is acknowledged by return of this proxy or by voting via telephone or internet in accordance with the instructions on the other side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Sonic board of directors’ recommendations.

Continued and to be signed on reverse side